Exhibit 99.1
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Angi Inc. Spin-Off
On March 31, 2025, IAC completed the spin-off of Angi Inc. (“Angi”) by means of a special dividend (the “Distribution”) of all shares of Angi capital stock held by IAC to holders of its common stock and Class B common stock. As a result of the Distribution, IAC no longer owns any shares of Angi’s capital stock and Angi became an independent public company. On November 1, 2023, Angi completed the sale of Total Home Roofing, LLC (“Roofing”) and reflected it as a discontinued operation in its standalone financial statements. At the time of its sale, Roofing did not meet the threshold to be reflected as a discontinued operation at the IAC level, therefore, IAC moved Roofing to Emerging & Other. As a result of the Distribution, the operations of Angi, which include Roofing, are presented as discontinued operations within IAC’s consolidated financial statements for all periods prior to March 31, 2025.
Defined Terms and Operating Metrics:
Unless otherwise indicated or as the context otherwise requires, certain terms used in this annual report, which include the principal operating metrics we use in managing our business, are defined below:

IAC Businesses (for additional information see “Note 9—Segment Information” to the accompanying notes to the financial statements included in “Financial Statements and Supplementary Data”):

•Dotdash Meredith - one of the largest digital and print publishers in America. Nearly 200 million people trust Dotdash Meredith each month to help them make decisions, take action, and find inspiration. Dotdash Meredith’s over 40 iconic brands include People, Better Homes & Gardens, Verywell, FOOD & WINE, The Spruce, allrecipes, BYRDIE, REAL SIMPLE, Investopedia, and Southern Living. Dotdash Meredith has two operating segments: (i) Digital, which includes its digital, mobile and licensing operations; and (ii) Print, which includes its magazine subscription and newsstand operations;

•Care.com, a leading online destination for families to connect with caregivers for their children, aging parents, pets and homes and for caregivers to connect with families seeking care services. Care.com’s brands include Care For Business, Care.com’s offerings to enterprises, and HomePay;

•Search - consists of Ask Media Group, a collection of websites providing general search services and information, and Desktop, which includes our business-to-business partnership operations and the remaining installed base of our legacy direct-to-consumer downloadable desktop applications; and

•Emerging & Other - consists of:
◦Vivian Health, a platform to efficiently connect healthcare professionals with job opportunities;
◦Mosaic Group, a former developer and provider of global subscription mobile applications, for periods prior to the sale of its assets on February 15, 2024, which was accounted for as a sale of a business, for approximately $160 million; and
◦The Daily Beast, IAC Films and, for periods prior to its sale on November 9, 2022, Bluecrew.
Dotdash Meredith
•Digital Revenue - includes advertising revenue, performance marketing revenue and licensing and other revenue.
◦Advertising revenue - primarily includes revenue generated from display advertisements sold both directly through our sales team and via programmatic exchanges.
◦Performance marketing revenue - primarily includes revenue generated through affiliate commerce, affinity marketing channels and performance marketing commissions. Affiliate commerce commission revenue is generated when Dotdash Meredith refers users to commerce partner websites resulting in a purchase or transaction. Affinity marketing programs market and place magazine subscriptions for both Dotdash Meredith and third-party publisher titles. Performance marketing commissions are generated on a cost-per-click or cost-per-action basis.

◦Licensing and Other revenue - primarily includes revenue generated through brand and content licensing and similar agreements. Brand licensing generates royalties from multiple long-term trademark licensing agreements with retailers, manufacturers, publishers and service providers. Content licensing royalties are earned from our relationship with Apple News+ as well as other content use and distribution relationships, including utilization in large-language models and other artificial intelligence-related activities.
•Print Revenue - primarily includes subscription, advertising, newsstand and performance marketing revenue.
•Total Sessions - represents unique visits to all sites that are part of Dotdash Meredith’s network and is sourced from Google Analytics.
•Core Sessions - represents a subset of Total Sessions that comprises unique visits to Dotdash Meredith’s most significant (in terms of investment) owned and operated sites as follows:

People	InStyle	Simply Recipes
allrecipes	FOOD & WINE	Serious Eats
Investopedia	Martha Stewart	EatingWell
Better Homes & Gardens	BYRDIE	Parents
Verywell Health	REAL SIMPLE	Verywell Mind
The Spruce	Southern Living	Health
TRAVEL + LEISURE

Operating Costs and Expenses:
•Cost of revenue (exclusive of depreciation) - consists primarily of traffic acquisition costs, which include (i) payments made to partners who direct traffic to our Ask Media Group websites and who distribute our business-to-business customized browser-based applications and (ii) the amortization of fees paid to Apple and Google related to the distribution of apps and the facilitation of in-app purchases. Traffic acquisition costs include payment of amounts based on revenue share and other arrangements. Cost of revenue also includes production, distribution and editorial costs at Dotdash Meredith, compensation expense (including stock-based compensation expense) and other employee-related costs, content costs, hosting fees, credit card processing fees and payments made to care providers for Care For Business.
•Selling and marketing expense - consists primarily of advertising expenditures, which include online marketing expenditures, including fees paid to search engines, social media sites and other online marketing platforms, offline marketing expenditures, which primarily consists of costs related to television, streaming and radio advertising within our Care.com segment, compensation expense (including stock-based compensation expense) and other employee-related costs for sales force and marketing personnel and subscription acquisition costs related to Dotdash Meredith.
•General and administrative expense - consists primarily of compensation expense (including stock-based compensation expense) and other employee-related costs for personnel engaged in executive management, finance, legal, tax, human resources and customer service functions, rent expense and facilities cost (including impairments of right-of-use assets or “ROU assets”), fees for professional services (including transaction-related costs related to the Distribution and acquisitions), provision for credit losses, software license and maintenance costs and acquisition-related contingent consideration fair value adjustments (described below). The customer service function at Care.com includes personnel who support its caregivers and consumers.
•Product development expense - consists primarily of compensation expense (including stock-based compensation expense) and other employee-related costs and third-party contractor costs that are not capitalized for personnel engaged in the design, development, testing and enhancement of product offerings and related technology and software license and maintenance costs.
•Acquisition-related contingent consideration fair value adjustments - relate to the portion of the purchase price of certain acquisitions that is contingent upon the financial performance and/or operating metric targets of the acquired company. Changes in the estimated fair value of the contingent consideration arrangements, if applicable, are recognized during each reporting period in “General and administrative expense” in the statement of operations.
Long-term debt (for additional information see “Note 6—Long-term Debt” in the accompanying notes to the financial statements included in “Financial Statements and Supplementary Data”):
•Dotdash Meredith Term Loan A - due December 1, 2026. At December 31, 2024 and 2023, the outstanding balance of Dotdash Meredith Term Loan A was $297.5 million and $315.0 million, respectively, and bore interest at an adjusted term secured overnight financing rate (“Adjusted Term SOFR”) plus 2.25%, or 6.94% and 7.69%, respectively. Dotdash Meredith Term Loan A has quarterly principal payments.
•Dotdash Meredith Term Loan B-1 (replaced Dotdash Meredith Term Loan B) - due December 1, 2028. On November 26, 2024, Dotdash Meredith entered into Amendment No. 1 to the Dotdash Meredith Credit Agreement (the “Amended Dotdash Meredith Credit Agreement”), which governs both the existing Dotdash Meredith Term Loan A and the Dotdash Meredith Revolving Facility, and replaced $1.18 billion of then outstanding Dotdash Meredith Term Loan B principal with an equal amount of the Dotdash Meredith Term Loan B-1 (together with Dotdash Meredith Term Loan A, these loans are collectively referred to as “Dotdash Meredith Term Loans”). At December 31, 2024, the outstanding balance of Dotdash Meredith Term Loan B-1 was $1.18 billion and bore interest at Adjusted Term SOFR, subject to a minimum of 0.50%, plus 3.50%, or 8.05%. At December 31, 2023, the outstanding balance of Dotdash Meredith Term Loan B was $1.23 billion and bore interest at Adjusted Term SOFR, subject to a minimum of 0.50%, plus 4.00%, or 9.44%. Dotdash Meredith Term Loan B-1 has quarterly principal payments.
•Dotdash Meredith Revolving Facility - Dotdash Meredith’s $150 million revolving credit facility expires on December 1, 2026. At December 31, 2024 and 2023, there were no outstanding borrowings under the Dotdash Meredith Revolving Facility.

Non-GAAP financial measure:
•Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) - is a non-GAAP financial measure. See “Principles of Financial Reporting” for the definition of Adjusted EBITDA and required non-GAAP reconciliations.
MANAGEMENT OVERVIEW
As used herein, “IAC,” the “Company,” “we,” “our” or “us” and similar terms refer to IAC Inc. and its subsidiaries (unless the context requires otherwise).
Sources of Revenue
Dotdash Meredith

Dotdash Meredith revenue consists of digital and print revenue. Digital revenue consists principally of advertising, performance marketing and licensing and other revenue. Print revenue consists principally of subscription, advertising, project and other, newsstand and performance marketing revenue.

Digital

Advertising revenue is generated primarily through digital advertisements sold by Dotdash Meredith’s sales team directly to advertisers or through advertising agencies and programmatic advertising networks. Performance marketing revenue includes commissions generated through affiliate commerce, affinity marketing channels and performance marketing. Affiliate commerce commission revenue is generated when Dotdash Meredith’s branded content refers consumers to commerce partner websites resulting in a purchase or transaction. Affinity marketing programs market and place magazine subscriptions online for both Dotdash Meredith and third-party publisher titles. Performance marketing commissions are generated on a cost-per-click or cost-per-action basis. Licensing and other revenue primarily includes revenue generated through brand and content licensing and similar agreements.

Print

Subscription revenue relates to the sale of Dotdash Meredith’s magazines, including digital editions. Most of Dotdash Meredith’s subscription sales are prepaid at the time of order and may be canceled at any time for a refund of the pro rata portion of the initial subscription. Advertising revenue relates to the sale of advertising in magazines directly to advertisers or through advertising agencies. Revenue is recognized on the magazine issue’s on-sale date, which is the date the magazine is published. Project and other revenue include other revenue streams that are primarily project based and may relate to any one or combination of the following activities: audience targeted advertising, custom publishing, content strategy and development, email marketing, social media, database marketing and search engine optimization. Newsstand revenue is related to single copy magazines or bundles of single copy magazines sold to wholesalers for resale on newsstands. Publications sold to magazine wholesalers are sold with the right to receive credit from Dotdash Meredith for magazines returned to the wholesaler by retailers. Performance marketing revenue principally consists of affinity marketing revenue through which Dotdash Meredith places magazine subscriptions for third-party publishers.

Care.com
Care.com consists of consumer and enterprise revenue. Consumer revenue is primarily generated through subscription fees from families and caregivers, both domestically and internationally, for Care.com’s suite of products and services. Consumer also includes revenue generated through Care.com’s comprehensive household payroll and tax support services (HomePay), as well as through contracts with businesses that advertise through Care.com’s platform. Enterprise revenue is primarily generated through annual contracts with businesses (employers or re-sellers) that provide access to Care.com’s suite of products and services as an employee benefit. Fees from enterprise contracts include subscription revenue and backup care (including child, senior and pet) for employees.
Search

The Search segment consists of Ask Media Group and the Desktop business. Ask Media Group and Desktop revenue consist principally of advertising revenue, which is generated primarily through the display of paid listings in response to search queries. The majority of the paid listings displayed are supplied to us by Google Inc. (“Google”) pursuant to our services agreement with Google, dated as of October 26, 2015 and as subsequently amended (the “Services Agreement”), described in more detail in “Note 2—Summary of Significant Accounting Policies” to the financial statements included in “Financial Statements and Supplementary Data.”
Emerging & Other
Included within Emerging & Other is Vivian Health and, prior to its sale on February 15, 2024, Mosaic Group. Vivian Health revenue consists of subscription and usage revenue, which is generated through recruiting agencies and other employers that seek access to qualified healthcare professionals. Mosaic Group revenue primarily consisted of fees paid by subscribers for downloadable mobile applications distributed through the Apple App Store and Google Play Store and fees received directly from consumers, as well as display advertisements. Revenue for the remaining businesses within Emerging & Other is generated primarily through subscriptions, media production and distribution and advertising.
Services Agreement with Google
On January 20, 2025, the Company entered into a further amendment to its Services Agreement (the “Amendment”), with the amended terms to be effective on April 1, 2025. Following the execution of the Amendment, the expiration date of the Services Agreement was extended from March 31, 2025 to March 31, 2026, with an automatic renewal for an additional one-year period absent a notice of non-renewal from either party on or before December 31, 2025.
Google has made changes to the policies under the Services Agreement and has also made industry-wide changes that have in the past (and could in the future) require modifications to, or prohibit and/or render obsolete certain of our products, services and/or business practices, which have negatively impacted revenue and been costly to address (and could in the future), which have had and could have an adverse effect on our business, financial condition and results of operations. Further, changes to certain of the economic terms of the Services Agreement will become effective April 1, 2025 and the Company expects this could negatively impact Search revenue. See “Note 2—Summary of Significant Accounting Policies” to the financial statements included in “Financial Statements and Supplementary Data” for additional information on the Services Agreement with Google.
Dotdash Meredith Restructuring and Other Charges
Restructuring Charges
During 2022, Dotdash Meredith management committed to several actions to improve efficiencies and better align its cost structure following the acquisition of Meredith on December 1, 2021, which included: (i) the discontinuation of certain print publications and the shutdown of PeopleTV, for which the related expense was primarily reflected in the first quarter of 2022, (ii) a voluntary retirement program, for which the related expense was primarily reflected in the first half of 2022, (iii) the consolidation of certain leased office space, for which the related expense was reflected in the third quarter of 2022 and (iv) a reduction in force plan, which was announced in the first quarter of 2022. These actions resulted in $80.2 million of restructuring charges incurred for the year ended December 31, 2022.
For the year ended December 31, 2022, restructuring charges included impairment charges of $21.3 million related to the consolidation of certain leased spaces following the Meredith acquisition, consisting of impairments of $14.3 million and $7.0 million of an ROU asset and related leasehold improvements, furniture and equipment, respectively, which are included in “General and administrative expense” and “Depreciation,” respectively, in the statement of operations.
Other Charges
During the first quarter of 2023, due to the continued decline in the commercial real estate market, Dotdash Meredith recorded impairment charges of $70.0 million related to certain unoccupied leased office space consisting of impairments of $44.7 million and $25.3 million of an ROU asset and related leasehold improvements, furniture and equipment, respectively, which are included in “General and administrative expense” and “Depreciation,” respectively, in the statement of operations.
See “Note 2—Summary of Significant Accounting Policies” and “Note 17—Dotdash Meredith Restructuring Charges, Transaction-Related Expenses and Change-in-Control Payments” to the financial statements included in “Financial Statements and Supplementary Data” for additional information on impairment and restructuring charges, respectively.

Distribution, Marketing and Advertiser Relationships
We pay traffic acquisition costs, which consist of payments made to partners who direct traffic to our Ask Media Group websites and who distribute our business-to-business customized browser-based applications, and fees paid to Apple and Google related to the distribution of apps and the facilitation of in-app purchases. We also pay to market and distribute our services on third-party distribution channels, such as Google and other search engines and social media websites such as Facebook. We also incur certain costs at Dotdash Meredith Print, including subscription acquisition costs, which represent commission payments to third-party agents to sell magazine subscriptions, and fulfillment and distribution costs, which represents costs to distribute magazines to subscribers and newsstands. In addition, some of our businesses manage affiliate programs, pursuant to which we pay commissions and fees to third parties based on revenue earned. These distribution channels might also offer their own services and products, as well as those of other third parties, which compete with those we offer.
We market and offer our services and products to consumers through branded websites, allowing consumers to transact directly with us in a convenient manner. We have made, and expect to continue to make, substantial investments in online and offline advertising to build our brands and drive traffic to our websites and consumers and advertisers to our businesses.
Results of Operations for the Years Ended December 31, 2024, 2023 and 2022
The following discussion should be read in conjunction with “Financial Statements and Supplementary Data.”
Revenue

	Year Ended December 31,
	2024	2023	2022	2024 Change		2023 Change
				$ Change	% Change	$ Change	% Change
	(Dollars in thousands)
Dotdash Meredith
Digital	$1,004,417	$892,426	$931,482	$111,991	13%	$(39,056)	(4)%
Print	794,045	823,456	1,026,128	(29,411)	(4)%	(202,672)	(20)%
Intersegment eliminations	(21,233)	(20,989)	(22,911)	(244)	(1)%	1,922	8%
Total Dotdash Meredith	1,777,229	1,694,893	1,934,699	82,336	5%	(239,806)	(12)%
Care.com	369,620	375,039	362,570	(5,419)	(1)%	12,469	3%
Search	387,699	629,038	731,431	(241,339)	(38)%	(102,393)	(14)%
Emerging & Other	89,028	229,461	323,386	(140,433)	(61)%	(93,925)	(29)%
Intersegment eliminations	(1,455)	(9,028)	(8,265)	7,573	84%	(763)	(9)%
Total	$2,622,121	$2,919,403	$3,343,821	$(297,282)	(10)%	$(424,418)	(13)%

	Year Ended December 31,
	2024	2023	2022	2024 Change		2023 Change
				Change	% Change	Change	% Change
Operating metrics:
Dotdash Meredith
Digital
Total Sessions (in millions)	10,664	10,813	11,947	(149)	(1)%	(1,134)	(9)%
Core Sessions (in millions)	9,062	8,370	8,186	692	8%	184	2%
For the year ended December 31, 2024 compared to the year ended December 31, 2023
•Dotdash Meredith revenue increased 5% to $1.8 billion due to an increase of $112.0 million, or 13%, from Digital, partially offset by a decrease of $29.4 million, or 4%, from Print.

◦The Digital increase was due primarily to increases of $82.9 million, or 15%, in Advertising Revenue, $16.2 million, or 16%, in Licensing and Other Revenue and $12.8 million, or 6%, in Performance Marketing Revenue. The increase in Advertising Revenue was driven primarily by an increase in premium advertising sold through the Dotdash Meredith sales team in the Technology, Home/Consumer Packaged Goods and Pharmaceuticals categories, as well as higher programmatic revenue as a result of an increase in programmatic rates and an 8% increase in Core Sessions. The increase in Licensing and Other Revenue was due primarily to the addition of the OpenAI partnership, which began in May 2024, and improved performance of content syndication partners including Apple News+, partially offset by a decrease in brand licensing revenue due to lower royalties. The increase in Performance Marketing Revenue was due primarily to an increase in affiliate commerce commission revenue, partially offset by a decrease in Performance Marketing revenue in the Finance and Food and Beverage categories.
◦The Print decrease was due primarily to decreases of $28.3 million, or 14%, in advertising revenue, $15.2 million, or 13%, in newsstand revenue and $10.3 million, or 23%, in performance marketing revenue, partially offset by an increase of $26.7 million, or 21%, in project and other revenue. The decreases in advertising revenue, newsstand revenue and performance marketing revenue are all due, in part, to a reduction in the number of issues sold in the current year compared to the prior year and the ongoing migration of audience from print to digital platforms. The increase in project and other revenue was due primarily to higher revenue from a legacy agency business due to political advertising spend on third-party publisher platforms.
•Care.com revenue decreased 1% to $369.6 million due primarily to a decrease of $19.2 million, or 9%, in consumer revenue, partially offset by an increase of $13.8 million, or 8%, in enterprise revenue. The decrease in consumer revenue was driven by lower subscriptions on the Care.com platform. The increase in enterprise revenue was primarily due to an increase in backup care usage.
•Search revenue decreased 38% to $387.7 million due primarily to a decrease of $230.2 million, or 42%, from Ask Media Group resulting from a reduction in marketing from affiliate partners that drove fewer visitors to our ad supported search and content websites.
•Emerging & Other revenue decreased 61% to $89.0 million due primarily to a decrease of $137.8 million in revenue ($17.8 million in 2024 compared to $155.7 million in 2023) from Mosaic Group, the assets of which were sold on February 15, 2024, and a decrease of $8.0 million in revenue from IAC Films, partially offset by an increase of $6.0 million in revenue from The Daily Beast.
For the year ended December 31, 2023 compared to the year ended December 31, 2022
•Dotdash Meredith revenue decreased 12% to $1.7 billion due primarily to decreases of $202.7 million, or 20%, from Print and $39.1 million, or 4%, from Digital.
◦The decrease from Print was due to the planned reduction in circulation of certain publications and the discontinuation of others in the first quarter of 2022.
◦The decrease from Digital was due primarily to decreases of $60.9 million and $10.8 million, or 10% each, in Advertising Revenue and Licensing and Other Revenue, respectively, partially offset by an increase of $32.6 million, or 16% in Performance Marketing Revenue. The decrease in Advertising Revenue resulted primarily from lower programmatic revenue as a result of a 9% decline in Total Sessions and declines in premium advertising sold through the Dotdash Meredith sales team. Despite the increase in Core Sessions, Total Sessions was impacted by traffic declines in the first quarter of 2023 due to COVID-19 supported traffic levels in early 2022 and traffic declines in the second and third quarters of 2023 driven primarily by the Entertainment category and certain partner sites. The decrease in Licensing and Other Revenue was due primarily to lower royalties earned from retail partners. The increase in Performance Marketing Revenue was due primarily to an increase in affiliate commerce commission revenue, partially offset by a decrease in Performance Marketing revenue in the Finance and Health categories.
•Care.com revenue increased 3% to $375.0 million due to an increase of $19.7 million, or 14%, in enterprise revenue, partially offset by a decrease of $7.2 million, or 3%, in consumer revenue. The increase in enterprise revenue was primarily due to an increase in backup care usage. The decrease in consumer revenue was primarily due to lower subscriptions on the Care.com platform.

•Search revenue decreased 14% to $629.0 million due to decreases of $81.1 million, or 13%, from Ask Media Group and $21.3 million, or 21%, from Desktop. The decrease from Ask Media Group was due to a reduction in marketing by affiliate partners driving fewer visitors to ad supported search and content websites. The decrease from Desktop was due primarily to certain Google policy changes and the subsequent discontinuation of new products effective March 2021.
•Emerging & Other revenue decreased 29% to $229.5 million due primarily to the inclusion of Bluecrew in the prior year period, which was sold on November 9, 2022, and decreases in revenue at Mosaic Group and IAC Films, partially offset by growth of 40% at Vivian Health.
Cost of revenue (exclusive of depreciation shown separately below)

	Year Ended December 31,
	2024	2023	2022	2024 Change		2023 Change
				$ Change	% Change	$ Change	% Change
	(Dollars in thousands)
Cost of revenue (exclusive of depreciation shown separately below)	$1,002,412	$1,219,231	$1,495,645	$(216,819)	(18)%	$(276,414)	(18)%
As a percentage of revenue	38%	42%	45%
For the year ended December 31, 2024 compared to the year ended December 31, 2023
Cost of revenue in 2024 decreased from 2023 due primarily to decreases of $168.5 million from Search and $41.1 million from Emerging & Other, partially offset by an increase of $5.2 million from Dotdash Meredith.
•The Search decrease was due primarily to a decrease in traffic acquisition costs of $166.1 million following a decrease in revenue and the proportion of revenue earned from affiliate partners who direct traffic to our websites.
•The Emerging & Other decrease was due primarily to a decrease in expense of $34.4 million from Mosaic Group, the assets of which were sold on February 15, 2024.
•The Dotdash Meredith increase was due primarily to an increase of $31.7 million from Digital, partially offset by a decrease of $26.1 million from Print.
◦The Digital increase was due primarily to increases of $19.7 million in compensation expense, $7.5 million in traffic acquisition costs and $2.7 million in content costs. The increase in compensation expense was due primarily to an increase in headcount. The increase in traffic acquisition costs was due primarily to a new contractual relationship to increase programmatic rates. The increase in content costs was due primarily to an investment in video production.
◦The Print decrease was due primarily to a decrease of $48.3 million in production and distribution costs (postage, printing, paper and content) resulting from a planned reduction in the number of printed copies of certain publications and decreases in paper costs and freight surcharges, partially offset by increases of $17.9 million in third-party costs in connection with certain project-related revenue, including audience targeted advertising and $3.0 million in compensation expense due, in part, to $2.1 million in severance expense incurred in the fourth quarter of 2024 primarily related to headcount reductions intended to better align resources with strategic initiatives.
For the year ended December 31, 2023 compared to the year ended December 31, 2022
Cost of revenue in 2023 decreased from 2022 due primarily to decreases of $178.8 million from Dotdash Meredith, $71.2 million from Emerging & Other and $29.2 million from Search.
•The Dotdash Meredith decrease was due primarily to decreases of $112.2 million from Print and $67.0 million from Digital.

◦The decrease from Print was due primarily to decreases of $69.5 million in production and distribution costs (postage, paper, printing and content) due to the discontinuation of several publications in the first quarter of 2022 and the planned reduction in circulation of others. Print was further impacted by decreases of $24.2 million in compensation expense due to the voluntary retirement program in the first quarter of 2022 and the reduction in force described above under “Dotdash Meredith Restructuring and Other Charges” and $13.4 million in third-party advertising campaign fulfillment costs due to lower project-related revenue.
◦The decrease from Digital was due primarily to decreases of $35.9 million in traffic acquisition costs, $14.0 million in compensation expense and $13.9 million in content creation costs. The decreases in traffic acquisition costs and content creation costs were due primarily to lower revenue. The decrease in compensation expense was due primarily to lower headcount due to the aforementioned voluntary retirement program in the first quarter of 2022 and the reduction in force.
•The Emerging & Other decrease was due primarily to the inclusion in the prior year period of $51.0 million in expense from Bluecrew, which was sold on November 9, 2022, and decreases of $11.6 million in production costs and third-party participation payments at IAC Films due primarily to Everything, Everywhere All at Once and $6.9 million in traffic acquisition costs at Mosaic Group.
•The Search decrease was due primarily to a decrease in traffic acquisition costs of $28.0 million due primarily to a decrease in the proportion of revenue earned from affiliate partners who direct traffic to our websites.
Selling and marketing expense

	Year Ended December 31,
	2024	2023	2022	2024 Change		2023 Change
				$ Change	% Change	$ Change	% Change
	(Dollars in thousands)
Selling and marketing expense	$738,225	$803,325	$1,008,160	$(65,100)	(8)%	$(204,835)	(20)%
As a percentage of revenue	28%	28%	30%
For the year ended December 31, 2024 compared to the year ended December 31, 2023
Selling and marketing expense in 2024 decreased from 2023 due primarily to decreases of $52.3 million from Emerging & Other, $46.5 million from Search and $8.7 million from Care.com, partially offset by an increase of $41.0 million from Dotdash Meredith.
•The Emerging & Other decrease was due primarily to a decrease in expense of $50.2 million from Mosaic Group, the assets of which were sold on February 15, 2024.
•The Search decrease was due primarily to decreases of $41.4 million in online marketing spend and $4.4 million in compensation expense. The decrease in online marketing was primarily due to the discontinuation of certain products and lower traffic volume. The decrease in compensation expense was due primarily to reductions in headcount.
•The Care.com decrease was due primarily to a decrease of $6.8 million in advertising expense resulting from a decrease in television spend and a decrease of $1.4 million in commission expense.
•The Dotdash Meredith increase was due primarily to increases of $29.9 million from Digital and $10.9 million from Print.
◦The Digital increase was due primarily to increases of $15.1 million in online marketing spend and $9.5 million in compensation expense. The increase in online marketing spend was due primarily to an increase in paid affiliate commerce. The increase in compensation expense was due primarily to increases in salary, commissions and employee benefits.

◦The Print increase was due primarily to increases of $8.6 million in subscription acquisition costs and $7.0 million in compensation expense. The increase in subscription acquisition costs resulted from an increase in the use of agents to source subscribers. The increase in compensation expense was due primarily to increases of $3.5 million in severance expense incurred in the fourth quarter of 2024 primarily related to headcount reductions intended to better align resources with strategic initiatives and $3.1 million in sales commissions resulting primarily from an increase in sales from a legacy agency business due to political advertising sold on third-party publisher platforms.
For the year ended December 31, 2023 compared to the year ended December 31, 2022
Selling and marketing expense in 2023 decreased from 2022 due primarily to decreases of $124.7 million from Dotdash Meredith, $44.4 million from Emerging & Other and $33.6 million from Search.
•The Dotdash Meredith decrease was due primarily to a decrease of $121.7 million from Print due primarily to decreases of $78.9 million in subscription acquisition costs and $28.7 million in compensation expense. The decrease in subscription acquisition costs was driven by lower commission payments made to third-party agents that sell magazine subscriptions due to the planned reduction in the circulation of certain publications and the discontinuation of several publications in the first quarter of 2022. The decrease in compensation expense was due primarily to the voluntary retirement program in the first quarter of 2022 and the reduction in force described above under “Dotdash Meredith Restructuring and Other Charges.”
•The Emerging & Other decrease was due primarily to decreases of $21.9 million and $4.5 million in online marketing spend and television spend, respectively, at Mosaic Group, the inclusion in the prior year period of $13.4 million in expense from Bluecrew, which was sold on November 9, 2022, and a decrease of $2.4 million in offline marketing spend at IAC Films.
•The Search decrease was due primarily to a decrease of $32.6 million in online marketing spend.
General and administrative expense

	Year Ended December 31,
	2024	2023	2022	2024 Change		2023 Change
				$ Change	% Change	$ Change	% Change
	(Dollars in thousands)
General and administrative expense	$499,091	$518,733	$518,204	$(19,643)	(4)%	$529	—%
As a percentage of revenue	19%	18%	15%
For the year ended December 31, 2024 compared to the year ended December 31, 2023
General and administrative expense in 2024 decreased from 2023 due primarily to decreases of $42.6 million from Dotdash Meredith and $10.4 million from Emerging & Other, partially offset by increases of $30.3 million from Care.com and $2.7 million from Search.
•The Dotdash Meredith decrease was due primarily to the inclusion in 2023 of an impairment charge of $44.7 million of an ROU asset related to unoccupied lease space at Other (unallocated corporate costs), as described above under “Dotdash Meredith Restructuring and Other Charges.”

•The Emerging & Other decrease was due primarily to a decrease in expense of $8.2 million from Mosaic Group, the assets of which were sold on February 15, 2024, and decreases of $4.4 million in compensation expense at Newco (IAC’s former incubator company), due primarily to a reduction in headcount, and $3.0 million in consulting costs at IAC Films, partially offset by an increase of $8.1 million in legal fees.
•The Care.com increase was due primarily to an increase of $18.7 million related to the resolution of certain legal matters and an increase in compensation expense due, in part, to an increase in headcount.
•The Search increase was due primarily to an increase of $2.7 million in compensation expense due primarily to an increase in severance expense.

For the year ended December 31, 2023 compared to the year ended December 31, 2022
General and administrative expense in 2023 increased slightly from 2022 due primarily to increases of $12.8 million from Corporate and $3.0 million from Care.com, partially offset by decreases of $8.5 million from Emerging & Other and $5.4 million from Dotdash Meredith.
•The Corporate increase was due primarily to an increase of $13.0 million in compensation expense.
•The Care.com increase was due primarily to the inclusion in the prior year period of a $3.2 million gain related to the termination of a lease and $2.3 million in impairment charges related to ROU assets in 2023, partially offset by a decrease of $1.6 million in non-payroll related taxes primarily related to a sales tax refund received in 2023.
•The Emerging & Other decrease was due primarily to the inclusion in the prior year period of $6.8 million in expense from Bluecrew, which was sold on November 9, 2022.
•The Dotdash Meredith decrease was due primarily to the inclusion in 2022 of $28.1 million in restructuring costs related to activities described above under “Dotdash Meredith Restructuring and Other Charges” and the inclusion of $6.8 million in 2022 of transaction-related costs related to the 2021 acquisition of Meredith, a decrease in expense in 2023 of $8.0 million due to the reversal of certain pre-acquisition indemnification liabilities related to the 2021 Meredith acquisition and a decrease of $4.8 million in legal fees, partially offset by the inclusion in the first quarter of 2023 of $44.7 million related to an impairment charge of an ROU asset related to unoccupied lease space.
Product development expense

	Year Ended December 31,
	2024	2023	2022	2024 Change		2023 Change
				$ Change	% Change	$ Change	% Change
	(Dollars in thousands)
Product development expense	$228,327	$237,948	$244,207	$(9,621)	(4)%	$(6,259)	(3)%
As a percentage of revenue	9%	8%	7%
For the year ended December 31, 2024 compared to the year ended December 31, 2023
Product development expense in 2024 decreased from 2023 due primarily to decreases of $12.1 million from Emerging & Other, $3.7 million from Care.com and $2.3 million from Search, partially offset by an increase of $8.4 million from Dotdash Meredith.
•The Emerging & Other decrease was due primarily to decreases of $8.8 million in expense from Mosaic Group, the assets of which were sold on February 15, 2024, and $2.6 million in compensation expense at Vivian Health due primarily to a reduction in headcount.
•The Care.com decrease was due primarily to a decrease of $5.1 million in outsourced personnel costs resulting from the completion of certain projects in 2023, partially offset by an increase of $1.6 million in consulting costs resulting from investment in a specific project in 2024.
•The Search decrease was due primarily to a decrease in outsourced personnel costs of $1.9 million.
•The Dotdash Meredith increase was due primarily to an increase of $9.1 million from Digital due primarily to an increase of $14.2 million in compensation expense, partially offset by decreases of $3.5 million in outsourced personnel costs and $2.4 million in software license and maintenance costs. The increase in compensation expense is due to an increase in headcount, which was partially offset by a reduction in outsourced personnel costs due to a reduction in the use of third-party contractors. The decrease in software license and maintenance costs was due primarily to a reduction in software contract renewals.
For the year ended December 31, 2023 compared to the year ended December 31, 2022

Product development expense in 2023 decreased from 2022 due primarily to decreases of $5.8 million from Emerging & Other and $2.0 million from Care.com, partially offset by an increase of $1.0 million from Search.
•The Emerging & Other decrease was due primarily to the inclusion in the prior year period of $8.8 million of expense at Bluecrew, which was sold on November 9, 2022 and decreases of $2.2 million and $1.2 million in compensation expense at Mosaic Group and Newco (IAC’s former incubator company), respectively, due to reductions in headcount, partially offset by an increase of $4.7 million in compensation expense at Vivian Health. The increase in compensation expense at Vivian Health was due primarily to a $7.1 million increase in payroll-related expenses due to higher headcount, partially offset by a $2.4 million charge related to the sale of equity interests held by certain members of its management and the settlement of certain employee stock-based awards in conjunction with an equity raise in the second quarter of 2022.
•The Care.com decrease was due primarily to a decrease of $2.7 million in outsourced personnel costs resulting from the completion of certain projects in 2022, partially offset by an increase of $1.2 million in software license and maintenance costs resulting from improvements to Care.com’s online platform.
•The Search increase was due primarily to an increase in outsourced personnel costs of $1.4 million.
Depreciation

	Year Ended December 31,
	2024	2023	2022	2024 Change		2023 Change
				$ Change	% Change	$ Change	% Change
	(Dollars in thousands)
Depreciation	$40,838	$80,937	$52,716	$(40,099)	(50)%	$28,221	54%
As a percentage of revenue	2%	3%	2%
For the year ended December 31, 2024 compared to the year ended December 31, 2023
Depreciation in 2024 decreased from 2023 due primarily to a decrease of $44.0 million at Dotdash Meredith due primarily to the inclusion of an impairment charge of $25.3 million recognized in 2023 related to leasehold improvements and furniture and equipment resulting from unoccupied leased space, a $4.2 million write-off of certain leasehold improvements and furniture and equipment during 2023 and a decrease in expense related to the acceleration of depreciation on certain assets in 2023.
For the year ended December 31, 2023 compared to the year ended December 31, 2022
Depreciation in 2023 increased from 2022 due primarily to an increase of $28.9 million at Dotdash Meredith due primarily to an impairment of leasehold improvements and furniture and equipment of $25.3 million in the first quarter of 2023 related to unoccupied leased space and a $4.2 million write-off of certain leasehold improvements and furniture and equipment during the second quarter of 2023, partially offset by the inclusion of a $7.0 million impairment recorded in the third quarter of 2022 of leasehold improvements and furniture and equipment related to the consolidation of certain leased spaces, as described above under “Dotdash Meredith Restructuring and Other Charges.”
Amortization of Intangibles

	Year Ended December 31,
	2024	2023	2022	2024 Change		2023 Change
				$ Change	% Change	$ Change	% Change
	(Dollars in thousands)
Amortization of intangibles	$141,906	$288,012	$293,277	$(146,105)	(51)%	$(5,266)	(2)%
As a percentage of revenue	5%	10%	9%

For the year ended December 31, 2024 compared to the year ended December 31, 2023
Amortization of intangibles in 2024 decreased from 2023 due primarily to a decrease of $143.3 million at Dotdash Meredith due primarily to the inclusion in 2023 of indefinite-lived intangible asset impairments totaling $87.5 million at the Dotdash Meredith Digital segment and certain intangible assets becoming fully amortized, partially offset by an increase of $8.3 million in expense as a result of a change in classification of certain Dotdash Meredith Digital trade name indefinite-lived intangible assets to definite-lived intangible assets, effective January 1, 2024.
For the year ended December 31, 2023 compared to the year ended December 31, 2022
Amortization of intangibles in 2023 decreased from 2022 due primarily to a decrease of $6.3 million at Care.com, partially offset by an increase of $2.0 million at Dotdash Meredith. The decrease at Care.com was due primarily to certain intangible assets becoming fully amortized. The increase at Dotdash Meredith was due primarily to $79.9 million and $7.6 million indefinite-lived intangible asset impairments at the Dotdash Meredith Digital segment in the fourth and third quarters of 2023, respectively, partially offset by higher expense in 2022 resulting from fair value adjustments recorded during the measurement period to identifiable intangible assets in connection with the completion of purchase accounting related to the 2021 acquisition of Meredith.
See “Note 2—Summary of Significant Accounting Policies” in the accompanying notes to the financial statements included in “Financial Statements and Supplementary Data” for further discussion of the Company’s assessment of impairment of indefinite-lived intangible assets.
Goodwill Impairment

	Year Ended December 31,
	2024	2023	2022	2024 Change		2023 Change
				$ Change	% Change	$ Change	% Change
	(Dollars in thousands)
Goodwill Impairment	$—	$9,000	$86,748	$(9,000)	NM	$(77,748)	(90)%
As a percentage of revenue	—%	0%	3%
________________________
NM = Not meaningful.
For the years ended December 31, 2024, 2023 and 2022
There were no goodwill impairments recorded in 2024.
The Company recorded a goodwill impairment in 2023 of $9.0 million at Mosaic Group as a result of the projected reduction in future revenue and profits from the business and lower trading multiples of a selected peer group of companies.
The Company recorded a goodwill impairment in 2022 of $86.7 million at Mosaic Group as a result of the projected reduction in future revenue and profits from the business and lower trading multiples of a selected peer group of companies.
See “Note 2—Summary of Significant Accounting Policies” in the accompanying notes to the financial statements included in “Financial Statements and Supplementary Data” for further discussion of the Company’s assessment of impairment of goodwill.

Operating income (loss)

	Year Ended December 31,
	2024	2023	2022	2024 Change		2023 Change
				$ Change	% Change	$ Change	% Change
	(Dollars in thousands)
Dotdash Meredith
Digital	$146,838	$(16,656)	$(66,629)	$163,494	NM	$49,973	75%
Print	24,588	(3,500)	(54,448)	28,088	NM	50,948	94%
Other	(64,552)	(130,582)	(67,014)	66,030	51%	(63,568)	(95)%
Total Dotdash Meredith	106,874	(150,738)	(188,091)	257,612	NM	37,353	20%
Care.com	33,744	45,204	31,189	(11,460)	(25)%	14,015	45%
Search	17,406	44,198	83,398	(26,792)	(61)%	(39,200)	(47)%
Emerging & Other	(37,695)	(22,784)	(137,343)	(14,911)	(65)%	114,559	83%
Corporate	(149,007)	(153,663)	(144,289)	4,656	3%	(9,374)	(6)%
Total	$(28,678)	$(237,783)	$(355,136)	$209,105	88%	$117,353	33%

As a percentage of revenue	(1)%	(8)%	(11)%
For the year ended December 31, 2024 compared to the year ended December 31, 2023
Operating loss decreased $209.1 million, or 88%, due primarily to decreases of $146.1 million in amortization of intangibles and $40.1 million in depreciation, both described above, an increase of $18.1 million in Adjusted EBITDA, described below, and a decrease of $9.0 million in goodwill impairment, described above, partially offset by an increase of $4.2 million in stock-based compensation expense. The increase in stock-based compensation expense was due primarily to less expense being allocated to Angi related to Mr. Levin’s restricted stock award in 2024 compared to 2023.
At December 31, 2024, there was $170.4 million of unrecognized compensation cost, net of estimated forfeitures, related to all equity-based awards, which is expected to be recognized over a weighted average period of approximately 3.9 years. Included in the aforementioned unrecognized compensation costs at December 31, 2024 is $81.0 million of unrecognized compensation costs related to Mr. Levin’s restricted stock award that was forfeited in January 2025 in connection with his Employment Transition Agreement. Excluding Mr. Levin’s restricted stock award, there was $89.3 million of unrecognized compensation cost, net of estimated forfeitures, related to all equity-based awards, which is expected to be recognized over a weighted average period of approximately 2.1 years.
See “Note 10—Stock-Based Compensation” in the accompanying notes to the financial statements included in “Financial Statements and Supplementary Data” for further discussion of Mr. Levin’s restricted stock award.
For the year ended December 31, 2023 compared to the year ended December 31, 2022
Operating loss decreased $117.4 million, or 33%, due primarily to a decrease of $77.7 million in goodwill impairments, an increase of $65.9 million in Adjusted EBITDA, described below, and a decrease of $5.3 million in amortization of intangibles, partially offset by increases of $28.2 million in depreciation and $2.8 million in stock-based compensation expense and income of $0.6 million in 2022 related to an acquisition-related contingent consideration fair value adjustment. For the decreases in goodwill impairments and amortization of intangibles and for the increase in depreciation refer to the discussions above. The increase in stock-based compensation expense was due primarily to new awards granted in 2023, partially offset by more expense being allocated to Angi related to Mr. Levin’s restricted stock award in 2023 compared to 2022.

Adjusted EBITDA

	Year Ended December 31,
	2024	2023	2022	2024 Change		2023 Change
				$ Change	% Change	$ Change	% Change
	(Dollars in thousands)
Dotdash Meredith
Digital	$289,393	$242,969	$186,696	$46,424	19%	$56,273	30%
Print	53,793	64,226	31,135	(10,433)	(16)%	33,091	106%
Other	(47,766)	(84,438)	(65,682)	36,672	43%	(18,756)	(29)%
Total Dotdash Meredith	295,420	222,757	152,149	72,663	33%	70,608	46%
Care.com	45,181	56,205	46,899	(11,024)	(20)%	9,306	20%
Search	17,510	44,283	83,486	(26,773)	(60)%	(39,203)	(47)%
Emerging & Other	(35,995)	(11,469)	(48,542)	(24,526)	(214)%	37,073	76%
Corporate	(90,305)	(98,048)	(86,191)	7,743	8%	(11,857)	(14)%
Total	$231,811	$213,728	$147,801	$18,083	8%	$65,927	45%

As a percentage of revenue	9%	7%	4%
See “Principles of Financial Reporting” for the definition of Adjusted EBITDA and required non-GAAP reconciliations.
For the year ended December 31, 2024 compared to the year ended December 31, 2023
•Dotdash Meredith Adjusted EBITDA increased 33% to $295.4 million due to an increase in Adjusted EBITDA of $46.4 million from Digital and a decrease in Adjusted EBITDA losses of $36.7 million from Other (unallocated corporate costs), partially offset by a decrease in Adjusted EBITDA of $10.4 million from Print.
◦The Digital Adjusted EBITDA increase was due primarily to higher revenue, partially offset by higher compensation expense and online marketing spend. The increase in compensation expense is due, in part, to $4.0 million in severance expense in the fourth quarter of 2024 primarily related to headcount reductions intended to better align resources with strategic initiatives.

◦The Other (unallocated corporate costs) Adjusted EBITDA loss decrease was due primarily to the inclusion in the first quarter of 2023 of an impairment charge of $44.7 million of an ROU asset related to unoccupied lease space and the inclusion in the first quarter of 2024 of a $2.3 million gain recognized on the sale of an aircraft, partially offset by an increase in compensation expense and a decrease in expense in 2023 of $8.0 million due to the reversal of certain pre-acquisition indemnification liabilities related to the 2021 Meredith acquisition. The increase in compensation expense is due, in part, to $2.5 million in severance expense in the fourth quarter of 2024 primarily related to headcount reductions intended to better align resources with strategic initiatives.
◦The Print Adjusted EBITDA decrease was due primarily to revenue declines and $6.4 million in severance expense in the fourth quarter of 2024 primarily related to headcount reductions intended to better align resources with strategic initiatives.

•Care.com Adjusted EBITDA decreased 20% to $45.2 million due primarily to an increase of $18.7 million related to the resolution of certain legal matters.
•Search Adjusted EBITDA decreased 60% to $17.5 million due primarily to lower revenue, partially offset by lower traffic acquisition costs and selling and marketing expense.
•Emerging & Other Adjusted EBITDA losses increased 214% to $36.0 million due primarily to $16.5 million in severance expense and transaction-related costs related to the sale of assets of Mosaic Group on February 15, 2024 and an increase of $8.1 million in legal fees, partially off by reduced losses at Newco (IAC’s former incubator company), The Daily Beast and Vivian Health.
•Corporate Adjusted EBITDA loss decreased 8% to $90.3 million due primarily to a $10.0 million benefit in 2024 related to a favorable settlement of a legal matter, partially offset by $3.3 million of transaction-related costs related to the Distribution.

For the year ended December 31, 2023 compared to the year ended December 31, 2022
•Dotdash Meredith Adjusted EBITDA increased $70.6 million to $222.8 million due to increases in Adjusted EBITDA of $56.3 million and $33.1 million from Digital and Print, respectively, partially offset by an increase in Adjusted EBITDA losses of $18.8 million from Other (unallocated corporate costs).
◦The Digital Adjusted EBITDA increase was due primarily to decreases in traffic acquisition costs, compensation expense and the inclusion in 2022 of $33.3 million of restructuring charges and transaction-related expenses, including a $14.3 million impairment of an ROU asset related to the consolidation of certain leased spaces following the Meredith acquisition.

◦The Print Adjusted EBITDA increase was due primarily to the inclusion in 2022 of $34.8 million of restructuring charges and transaction-related expenses.
◦The Other (unallocated corporate costs) Adjusted EBITDA loss increase was due primarily to an impairment charge of $44.7 million of an ROU asset related to unoccupied lease space recognized in the first quarter of 2023, partially offset by the inclusion in 2022 of $12.3 million of restructuring charges and transaction-related expenses and a decrease in expense in 2023 of $8.0 million due to the reversal of certain pre-acquisition indemnification liabilities related to the 2021 Meredith acquisition.
See “Note 2—Summary of Significant Accounting Policies” and “Note 17—Dotdash Meredith Restructuring Charges, Transaction-Related Expenses and Change-In-Control Payments” to the financial statements included in “Financial Statements and Supplementary Data” for additional information on impairment and restructuring charges, respectively.
•Care.com Adjusted EBITDA increased $9.3 million to $56.2 million due primarily to higher revenue and lower product development expense resulting from lower outsourced personnel costs and software license and maintenance expense, partially offset by an increase in general administrative expense due primarily to the inclusion in the prior year period of a $3.2 million gain related to the termination of a lease and $2.3 million in impairment charges related to ROU assets in 2023, partially offset by a decrease of $1.6 million in non-payroll related taxes related to a sales tax refund received in 2023.
•Search Adjusted EBITDA decreased 47% to $44.3 million due primarily to lower revenue resulting from a reduction in marketing by affiliate partners driving fewer visitors to ad supported search and content websites and the wind-down of the B2C business.
•Emerging & Other Adjusted EBITDA loss decreased $37.1 million to a loss of $11.5 million due primarily to the sale of Bluecrew, which had Adjusted EBITDA losses of $23.1 million in the prior year period, higher profits at Mosaic Group, the inclusion in the second quarter of 2022 of a $9.8 million charge at Vivian Health related to the sale of equity interests held by certain members of its management and the settlement of certain employee stock-based awards in conjunction with an equity raise in the second quarter of 2022 and lower losses at Newco (IAC’s former incubator company).
•Corporate Adjusted EBITDA loss increased $11.9 million to $98.0 million due primarily to increased compensation expense.

Interest expense

	Year Ended December 31,
	2024	2023	2022	2024 Change		2023 Change
				$ Change	% Change	$ Change	% Change
	(Dollars in thousands)
Interest expense	$135,719	$137,495	$90,058	$(1,776)	(1)%	$47,437	53%
For the year ended December 31, 2024 compared to the year ended December 31, 2023
Interest expense in 2024 decreased from 2023 due primarily to a decrease in the amount of debt outstanding under the Dotdash Meredith Term Loans.
For the year ended December 31, 2023 compared to the year ended December 31, 2022
Interest expense in 2023 increased from 2022 due primarily to an increase in average interest rates on the Dotdash Meredith Term Loans.
Unrealized (loss) gain on investment in MGM Resorts International (“MGM”)

	Year Ended December 31,
	2024	2023	2022	2024 Change		2023 Change
				$ Change	% Change	$ Change	% Change
	(Dollars in thousands)
Unrealized (loss) gain on investment in MGM Resorts International	$(649,178)	$721,668	$(723,515)	$(1,370,846)	NM	$1,445,183	NM
In the fourth quarter of 2023, MGM’s ongoing share repurchase program passively increased the Company’s ownership interest in MGM and the Company determined that the equity method of accounting applied and elected to account for its investment in MGM pursuant to the fair value option. Prior to the fourth quarter of 2023, the Company’s investment in MGM was accounted for as an equity security with a readily determinable fair value, with changes in fair value recognized through income each period. Since the Company has always marked its investment in MGM to fair value through income each period, the election of the fair value option resulted in no change to the accounting for its investment in MGM.
The unrealized pre-tax (losses) and gains from the Company’s investment in MGM were due to changes in the stock price of MGM’s common stock as reported on the New York Stock Exchange. Based on the number of MGM common shares outstanding at December 31, 2024, the Company owns approximately 22.0% of MGM.

Other income (expense), net

	Year Ended December 31,
	2024	2023	2022
	(Dollars in thousands)
Interest income	$66,913	$53,956	$20,379
Unrealized increase (decrease) in the estimated fair value of a warrant	20,393	2,832	(62,495)
Net realized gain (loss) on sales of businesses and investments and (downward) upward adjustments to the carrying value of equity securities without readily determinable fair values(a)(b)(c)	10,373	(17,988)	59,299
Net periodic pension benefit credit (costs), other than the service cost component(d)	5,656	139	(206,422)
Unrealized gain (loss) related to marketable equity securities	121	(145)	(20,342)
Dotdash Meredith Credit Agreement amendment fees(e)	(3,453)	—	—
Foreign exchange (losses) gains, net	(1,908)	290	(5,139)
Other	441	7,555	(4,243)
Other income (expense), net	$98,536	$46,639	$(218,963)

$ Change	$51,897	$265,602
% Change	111%	NM
_____________________
(a)    Includes downward and upward adjustments to the carrying value of equity securities without readily determinable fair values. For the years ended December 31, 2024, 2023 and 2022, the Company recorded net downward adjustments of $32.3 million, $20.2 million and $89.1 million, respectively.
(b)    Includes a pre-tax gain of $29.2 million on the sale of assets of Mosaic Group, which was included within Emerging & Other, and was accounted for as a sale of a business, in the year ended December 31, 2024.
(c) Includes a gain of approximately $132.2 million on the sale of Bluecrew in the year ended December 31, 2022. On November 9, 2022, the Company completed the sale of Bluecrew, which was included within Emerging & Other, to EmployBridge, a provider of light industrial staffing solutions, for cash and stock with the Company becoming a minority shareholder in the combined company.
(d)    Includes pre-tax actuarial gains (losses) of $6.0 million, $1.7 million and $(213.4) million for the years ended December 31, 2024, 2023 and 2022, respectively, related to the pension plans in the U.S. and U.K. See “Note 11—Pension and Post-Retirement Benefit Plans” in the accompanying notes to the financial statements included in “Financial Statements and Supplementary Data” for additional information.

(e)     Relates to third-party fees in connection with the Amended Dotdash Meredith Credit Agreement entered into on November 26, 2024. See “Note 6—Long-term debt” for additional information.

Income tax benefit (provision)

	Year Ended December 31,
	2024	2023	2022	2024 Change		2023 Change
				$ Change	% Change	$ Change	% Change
	(Dollars in thousands)
Income tax benefit (provision)	$141,871	$(98,162)	$311,263	$240,033	NM	$(409,425)	NM
Effective income tax rate	20%	25%	22%
For further details of income tax matters, see “Note 12—Income Taxes” in the accompanying notes to the financial statements included in “Financial Statements and Supplementary Data.”
In 2024, the effective income tax rate is lower than the statutory rate of 21% due primarily to the nondeductible portion of goodwill in the sale of Mosaic Group and nondeductible compensation expense, partially offset by state taxes and the realization of capital losses.

In 2023, the effective income tax rate is higher than the statutory rate of 21% due primarily to state taxes and nondeductible compensation expense, partially offset by research credits and the realization of capital losses.

In 2022, the effective income tax rate is higher than the statutory rate of 21% due primarily to state taxes, partially offset by the nondeductible portion of the Mosaic Group goodwill impairment charge.
Net (earnings) loss attributable to noncontrolling interests

	Year Ended December 31,
	2024	2023	2022	2024 Change		2023 Change
				$ Change	% Change	$ Change	% Change
	(Dollars in thousands)
Net (earnings) loss attributable to noncontrolling interests	$(6,567)	$7,625	$22,285	$(14,192)	NM	$(14,660)	(66)%

Net (earnings) loss attributable to noncontrolling interests in 2024, 2023 and 2022 primarily represents the publicly-held interest in Angi’s earnings and losses.

Net loss attributable to noncontrolling interests in 2022 also included noncontrolling interest in a subsidiary that primarily held investments in equity securities. The subsidiary recorded net unrealized losses in 2022.

PRINCIPLES OF FINANCIAL REPORTING
The Company reports Adjusted EBITDA as a supplemental measure to U.S. generally accepted accounting principles (“GAAP”). This measure is considered our primary segment measure of profitability and one of the metrics by which we evaluate the performance of our businesses and our internal budgets are based and may also impact management compensation. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The Company endeavors to compensate for the limitations of the non-GAAP measure presented by providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measure, which we discuss below.
Definition of Non-GAAP Measure
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of, (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements, if applicable. We believe this measure is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. Adjusted EBITDA has certain limitations because it excludes the impact of these expenses.
Non-Cash Expenses That Are Excluded from Our Non-GAAP Measure
Stock-based compensation expense consists of expense associated with awards that were granted under various IAC stock and annual incentive plans and expense related to awards issued by certain subsidiaries of the Company. These expenses are not paid in cash and we view the economic costs of stock-based awards to be the dilution to our share base; we also include the related shares in our fully diluted shares outstanding for GAAP earnings per share using the treasury stock method. The Company is currently settling all stock-based awards on a net basis; IAC remits the required tax-withholding amounts for net-settled awards from its current funds.
Depreciation is a non-cash expense relating to our buildings, equipment, leasehold improvements and capitalized software and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.
Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions. At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as advertiser relationships, licensee relationships, trade names, content, technology, customer lists and user base, and professional relationships, are valued and amortized over their estimated lives. Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairments of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.
Gains and losses recognized on changes in the fair value of contingent consideration arrangements are accounting adjustments to report liabilities for the portion of the purchase price of acquisitions, if applicable, that is contingent upon the financial performance and/or operating targets of the acquired company at fair value that are recognized in “General and administrative expense” in the statement of operations. These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or the ongoing cost of doing business.

The following tables reconcile operating income (loss) to Adjusted EBITDA for the Company’s reportable segments and net (loss) earnings attributable to IAC shareholders:

	Year Ended December 31, 2024
	Operating Income (Loss)	Stock-Based Compensation Expense	Depreciation	Amortization of Intangibles	Adjusted EBITDA
	(In thousands)
Dotdash Meredith
Digital	$146,838	$10,097	$15,916	$116,542	$289,393
Print	24,588	2,045	7,285	19,875	53,793
Other(a)	(64,552)	13,683	3,103	—	(47,766)
Total Dotdash Meredith	106,874	25,825	26,304	136,417	295,420
Care.com	33,744	—	5,957	5,480	45,181
Search	17,406	—	104	—	17,510
Emerging & Other	(37,695)	1,626	65	9	(35,995)
Corporate(b)	(149,007)	50,294	8,408	—	(90,305)
Total	(28,678)	$77,745	$40,838	$141,906	$231,811
Interest expense	(135,719)
Unrealized loss on investment in MGM Resorts International	(649,178)
Other income, net	98,536
Loss from continuing operations before income taxes	(715,039)
Income tax benefit	141,871
Net loss from continuing operations	(573,168)
Earnings from discontinued operations, net of tax	39,838
Net loss	(533,330)
Net earnings attributable to noncontrolling interests	(6,567)
Net loss attributable to IAC shareholders	$(539,897)
_____________________
(a)    Other comprises unallocated corporate expenses.
(b)     Includes stock-based compensation expense for stock-based awards granted to employees of Corporate, Care.com, Search and all Emerging & Other businesses other than Vivian Health for the years ended December 31, 2024, 2023 and 2022.

	Year Ended December 31, 2023
	Operating (Loss) Income	Stock-Based Compensation Expense	Depreciation	Amortization of Intangibles	Goodwill Impairment	Adjusted EBITDA
	(In thousands)
Dotdash Meredith
Digital	$(16,656)	$8,159	$24,772	$226,694	$—	$242,969
Print	(3,500)	1,381	13,302	53,043	—	64,226
Other(a)(c)	(130,582)	13,961	32,183	—	—	(84,438)
Total Dotdash Meredith	(150,738)	23,501	70,257	279,737	—	222,757
Care.com	45,204	—	3,238	7,763	—	56,205
Search	44,198	—	85	—	—	44,283
Emerging & Other	(22,784)	1,600	203	512	9,000	(11,469)
Corporate(b)	(153,663)	48,461	7,154	—	—	(98,048)
Total	(237,783)	$73,562	$80,937	$288,012	$9,000	$213,728
Interest expense	(137,495)
Unrealized gain on investment in MGM Resorts International	721,668
Other income, net	46,639
Earnings from continuing operations before income taxes	393,029
Income tax provision	(98,162)
Net earnings from continuing operations	294,867
Loss from discontinued operations, net of tax	(36,550)
Net earnings	258,317
Net loss attributable to noncontrolling interests	7,625
Net earnings attributable to IAC shareholders	$265,942
_____________________
(c)    Operating loss includes impairment charges of $70.0 million related to unoccupied leased office space and write-offs of certain leasehold improvements and furniture and equipment of $4.2 million, of which $29.6 million is presented in “Depreciation” in the statement of operations and, therefore, is excluded from Adjusted EBITDA. Impairment charges related to unoccupied leased office space included in Adjusted EBITDA are $44.7 million. See “Note 2—Summary of Significant Accounting Policies” in the accompanying notes to the financial statements included in “Financial Statements and Supplementary Data” for additional information on the impairment charges.

	Year Ended December 31, 2022
	Operating (Loss) Income	Stock-Based Compensation Expense	Depreciation	Amortization of Intangibles	Acquisition-related Contingent Consideration Fair Value Adjustments	Goodwill Impairment	Adjusted EBITDA
	(In thousands)
Dotdash Meredith
Digital(d)	$(66,629)	$20,596	$27,569	$205,772	$(612)	$—	$186,696
Print(e)	(54,448)	1,023	12,620	71,940	—	—	31,135
Other(a)(f)	(67,014)	136	1,196	—	—	—	(65,682)
Total Dotdash Meredith	(188,091)	21,755	41,385	277,712	(612)	—	152,149
Care.com	31,189	—	1,609	14,101	—	—	46,899
Search	83,398	—	88	—	—	—	83,486
Emerging & Other	(137,343)	507	82	1,464	—	86,748	(48,542)
Corporate(b)	(144,289)	48,546	9,552	—	—	—	(86,191)
Total	(355,136)	$70,808	$52,716	$293,277	$(612)	$86,748	$147,801
Interest expense	(90,058)
Unrealized loss on investment in MGM Resorts International	(723,515)
Other expense, net	(218,963)
Loss from continuing operations before income taxes	(1,387,672)
Income tax benefit	311,263
Net loss from continuing operations	(1,076,409)
Loss from discontinued operations, net of tax	(116,046)
Net loss	(1,192,455)
Net loss attributable to noncontrolling interests	22,285
Net loss attributable to IAC shareholders	$(1,170,170)

_____________________
(d)    Operating loss includes $39.2 million of restructuring charges, of which a $7.0 million impairment charge is presented in “Depreciation” in the statement of operations and, therefore, is excluded from Adjusted EBITDA. Restructuring charges included in Adjusted EBITDA are $32.2 million. Operating loss also includes transaction-related expenses in connection with the 2021 acquisition of Meredith of $1.1 million. See “Note 2—Summary of Significant Accounting Policies” and “Note 17—Dotdash Meredith Restructuring Charges, Transaction-Related Expenses and Change-in-Control Payments” in the accompanying notes to the financial statements included in “Financial Statements and Supplementary Data” for additional information on impairment and restructuring charges, respectively.
(e)    Operating loss includes $33.4 million of restructuring charges and $1.4 million of transaction-related expenses in connection with the 2021 acquisition of Meredith. See “Note 17—Dotdash Meredith Restructuring Charges, Transaction-Related Expenses and Change-in-Control Payments” in the accompanying notes to the financial statements included in “Financial Statements and Supplementary Data” for additional information.
(f)    Operating loss includes restructuring charges of $7.6 million and transaction-related expenses in connection with the 2021 acquisition of Meredith of $4.7 million. See “Note 17—Dotdash Meredith Restructuring Charges, Transaction-Related Expenses and Change-in-Control Payments” in the accompanying notes to the financial statements included in “Financial Statements and Supplementary Data” for additional information.

FINANCIAL POSITION, LIQUIDITY AND CAPITAL RESOURCES
Financial Position

	December 31,
	2024	2023
	(In thousands)
Dotdash Meredith cash and cash equivalents:
United States	$230,436	$243,801
All other countries	19,491	17,779
Total Dotdash Meredith cash and cash equivalents	249,927	261,580

IAC (excluding Dotdash Meredith) cash and cash equivalents and marketable securities:
United States	1,093,675	642,613
All other countries	38,134	29,208
Total cash and cash equivalents	1,131,809	671,821
Marketable securities (United States)	—	148,998
Total IAC (excluding Dotdash Meredith) cash and cash equivalents and marketable securities	1,131,809	820,819

Total cash and cash equivalents and marketable securities	$1,381,736	$1,082,399

Debt:
Dotdash Meredith Term Loan A	$297,500	$315,000
Dotdash Meredith Term Loan B-1	1,182,500	—
Dotdash Meredith Term Loan B	—	1,225,000
Total Dotdash Meredith long-term debt	1,480,000	1,540,000
Less: current portion of Dotdash Meredith long-term debt	35,000	30,000
Less: original issue discount	3,512	4,470
Less: unamortized debt issuance costs	6,481	8,423
Total long-term debt, net	$1,435,007	$1,497,107
The Company’s international cash can be repatriated without significant tax consequences. During the year ended December 31, 2024, international cash repatriated to the U.S. was not material.
For a detailed description of long-term debt and interest rate swaps, see “Note 2—Summary of Significant Accounting Policies” and “Note 6—Long-term Debt” in the accompanying notes to the financial statements included in “Financial Statements and Supplementary Data.”

Cash Flow Information
In summary, IAC’s cash flows are as follows:

	Year Ended December 31,
	2024	2023	2022
	(In thousands)
Net cash provided by (used in):
Operating activities attributable to continuing operations	$192,463	$77,321	$(115,852)
Investing activities attributable to continuing operations	$327,236	$(41,236)	$(378,722)
Financing activities attributable to continuing operations	$(76,888)	$(206,030)	$(95,424)
Net cash provided by (used in) operating activities attributable to continuing operations consists of net (loss) earnings attributable to continuing operations adjusted for non-cash items and the effect of changes in working capital. Non-cash adjustments include the unrealized losses (gains) on the investment in MGM, deferred income taxes, amortization of intangibles, pension and post-retirement benefit (credit) cost, non-cash lease expense (including ROU asset impairments), goodwill impairment, depreciation, stock-based compensation expense, unrealized (increase) decrease in the estimated fair value of a warrant, net (gains) losses on sales of businesses and investments in equity securities (including downward and upward adjustments) and provision for credit losses.
2024
Adjustments to net loss from continuing operations consist primarily of an unrealized loss on the investment in MGM of $649.2 million, amortization of intangibles of $141.9 million, stock-based compensation expense of $77.7 million, depreciation of $40.8 million, non-cash lease expense of $38.7 million and provision of credit losses of $4.7 million, partially offset by deferred income taxes of $156.7 million, an unrealized increase in the estimated fair value of a warrant of $20.4 million, net gains on sales of businesses and investments in equity securities (including downward and upward adjustments) of $10.5 million, including $29.2 million gain on the sale of assets of Mosaic Group in February 2024, and pension and post-retirement benefit credit of $5.5 million. The increase from changes in working capital include a decrease in other assets of $74.9 million, partially offset by decreases in operating lease liabilities of $51.0 million, accounts payable and other liabilities of $8.7 million and deferred revenue of $4.8 million, and an increase in accounts receivable of $6.4 million. The decrease in other assets is due primarily to a decrease in prepaid hosting services at Corporate and Dotdash Meredith, receipt of pre-acquisition income tax refunds at Dotdash Meredith and the liquidation of the domestic funded pension plan at Dotdash Meredith in connection with the termination of the plan. The decrease in operating lease liabilities is due to cash payments on leases net of interest accretion. The decrease in accounts payable and other liabilities is due, in part, to decreases at Search and Dotdash Meredith in accrued traffic acquisition costs and related payables, timing of payments, a decrease in accrued advertising due primarily to timing of payments and a decrease in non-income tax accruals due primarily to the completion of certain audits, partially offset by an increase in accrued employee compensation, due primarily to an increase in accrued severance related to headcount reductions at Dotdash Meredith and an increase in accrued bonuses, an increase in an accrual at Care.com related to the resolution of certain legal matters and an increase in accrued professional fees at Corporate due, in part, to the Distribution. The decrease in deferred revenue is due primarily to a decrease at Care.com primarily due to the timing of the utilization of services provided through Care for Business and lower subscriptions on the Care.com platform. The increase in accounts receivable is due primarily to an increase at Dotdash Meredith due primarily to an increase in revenue in the fourth quarter of 2024 relative to 2023, partially offset by a decrease at Mosaic Group due to cash receipts prior to the sale of its assets and a decrease in revenue at Search in the fourth quarter of 2024 relative to 2023.

Net cash provided by investing activities attributable to continuing operations includes maturities of marketable debt securities of $375.0 million, net proceeds from the sales of businesses and investments of $177.2 million, including $155 million from the sale of assets of Mosaic Group, net proceeds from the sales of assets of $12.8 million principally from the sale of an aircraft at Dotdash Meredith and collections of notes receivable of $11.8 million. partially offset by $221.8 million for the purchases of marketable debt securities, the purchase of a retirement investment fund of $16.0 million at Dotdash Meredith in connection with the termination of the domestic funded pension plan and transfer of the remaining assets to the IAC Inc. Retirement Savings Plan and capital expenditures of $15.0 million.
Net cash used in financing activities attributable to continuing operations includes payments on the Dotdash Meredith Term Loans of $68.0 million, including a $30.0 million principal prepayment and $8.0 million of additional principal payments made to certain Dotdash Meredith Term Loan B lenders; the $8.0 million in additional principal payments were offset by additional borrowings from new and existing lenders under Dotdash Meredith Term Loan B-1 of $8.0 million. Net cash used in financing activities attributable to continuing operations also includes withholding taxes paid on behalf of employees for stock-based awards that were net settled of $15.0 million.

2023
Adjustments to net earnings from continuing operations consist primarily of an unrealized gain on the investment in MGM of $721.7 million and an unrealized increase in the estimated fair value of a warrant of $2.8 million, partially offset by amortization of intangibles of $288.0 million, non-cash lease expense of $90.5 million, deferred income taxes of $88.4 million, depreciation of $80.9 million, stock-based compensation expense of $73.6 million, net losses on investments in equity securities (including downward and upward adjustments) and sales of businesses of $18.1 million, goodwill impairment of $9.0 million and provision of credit losses of $5.7 million. The decrease from changes in working capital include a decrease in accounts payable and other liabilities of $106.6 million and a decrease in operating lease liabilities of $53.6 million. The decrease in accounts payable and other liabilities is due, in part, to a decrease in accrued traffic acquisition costs and related payables at Search and Dotdash Meredith, a decrease in accrued employee compensation, due primarily to restructuring related severance payments at Dotdash Meredith and a decrease in accrued advertising at Search. The decrease in operating lease liabilities is due to cash payments on leases net of interest accretion.
Net cash used in investing activities attributable to continuing operations includes $443.1 million for the purchase of marketable debt securities, $103.6 million for the purchase of additional preferred shares of Turo and capital expenditures of $93.6 million, primarily related to payment of approximately $80 million for the acquisition of the formerly leased land under IAC’s New York City headquarters building, partially offset by maturities of marketable debt securities of $537.5 million, net proceeds from the sales of assets of $29.4 million, including $28.2 million related to the sale of a building at Dotdash Meredith, net collections of notes receivable of $11.3 million and net proceeds from the sales of businesses and investments of $10.9 million.
Net cash used in financing activities attributable to continuing operations includes the repurchase of 3.2 million shares of common stock, on a settlement date basis, for $165.6 million at an average price of $51.00 per share, principal payments on the Dotdash Meredith Term Loans of $30.0 million and withholding taxes paid on behalf of employees for stock-based awards that were net settled of $10.6 million.
2022
Adjustments to net loss attributable to continuing operations consist primarily of an unrealized loss on the investment in MGM of $723.5 million, amortization of intangibles of $293.3 million, pension and post-retirement benefit cost of $210.0 million, goodwill impairment of $86.7 million, stock-based compensation expense of $70.8 million, an unrealized decrease in the estimated fair value of a warrant of $62.5 million, non-cash lease expense (including ROU asset impairments) of $56.9 million, depreciation of $52.7 million and provision of credit losses of $8.4 million, partially offset by deferred income taxes of $313.6 million and net gains on sales of businesses and investments in equity securities (including downward and upward adjustments) of $39.0 million. The decrease from changes in working capital include a decrease in accounts payable and other liabilities of $259.6 million and a decrease in operating lease liabilities of $47.7 million, partially offset by a decrease in accounts receivable of $49.8 million. The decrease in accounts payable and other liabilities is due primarily to (i) a decrease in accrued employee compensation due, in part, to change-in-control payments, partially offset by an increase in restructuring charges, at Dotdash Meredith, (ii) a decrease in accrued traffic acquisition costs and related payables at Search, (iii) a decrease in accounts payable at Dotdash Meredith due primarily to timing of payments and lower spend due to the discontinuation of certain print publications, (iv) a payment of pre-acquisition income tax indemnification liabilities at Dotdash Meredith and (v) a decrease in customer deposit liabilities at Dotdash Meredith due, in part, to the discontinuation of certain print publications. The decrease in operating lease liabilities is due to cash payments on leases net of interest accretion. The decrease in accounts receivable is due primarily to a decrease in revenue at Search and a decrease at Dotdash Meredith primarily due to the discontinuation of certain publications, reduced circulation of other publications and continued secular declines at Print and decreases in performance marketing and advertising revenue at Digital, partially offset by an increase in revenue related to various production deals at IAC Films.
Net cash used in investing activities attributable to continuing operations includes $244.3 million for the purchase of 5.7 million additional shares of MGM, $233.9 million for the purchase of marketable debt securities and capital expenditures of $23.4 million, partially offset by net proceeds from the sale of certain businesses and investments of $90.8 million and collections of notes receivable of $19.5 million.
Net cash used in financing activities attributable to continuing operations includes the repurchase of 1.1 million shares of common stock, on a settlement date basis, for $85.3 million at an average price of $77.44 per share, principal payments on the Dotdash Meredith Terms of $30.0 million, withholding taxes paid on behalf of employees for stock-based awards that were net settled of $18.1 million, partially offset by proceeds from the issuance of Vivian Health preferred shares, net of fees of $34.7 million.

Discontinued Operations
Net cash provided by discontinued operations of $59.4 million and $49.0 million for the years ended December 31, 2024 and 2023, respectively, and net cash used in discontinued operations of $100.3 million for the year ended December 31, 2022 relates to the operations of Angi. The Company does not expect significant cash flows from discontinued operations following the Distribution.
Liquidity and Capital Resources
Financing Arrangements
On November 26, 2024, the Company entered into the Amended Dotdash Meredith Credit Agreement, which governs both the existing Dotdash Meredith Term Loan A and the Dotdash Meredith Revolving Facility. Prior to the effectiveness of the Amended Dotdash Meredith Credit Agreement, Dotdash Meredith Term Loan B bore an interest rate of Adjusted Term SOFR plus 4.00%, plus a varying adjustment of 0.10%, 0.15% or 0.25% based upon the duration of the borrowing period. The Amended Dotdash Meredith Credit Agreement reset the interest rate on Dotdash Meredith Term Loan B-1 to Adjusted Term SOFR plus 3.50% and removed the varying adjustment. At December 31, 2024, Dotdash Meredith Term Loan B-1 bore interest at Adjusted Term SOFR, subject to a minimum of 0.50%, plus 3.50%, or 8.05%. Immediately prior to the effectiveness of the Amended Dotdash Meredith Credit Agreement, the Company prepaid $30 million in aggregate principal of Dotdash Meredith Term Loan B.

For a detailed description of long-term debt, see “Note 6—Long-term Debt” in the accompanying notes to the financial statements included in “Financial Statements and Supplementary Data.”

Investment in MGM
At December 31, 2024, the Company owns 64.7 million common shares of MGM. Based on the number of MGM common shares outstanding at December 31, 2024, the Company owns 22.0% of MGM.
Investment in Turo
The Company net settled its Turo warrant on July 23, 2024 (the warrant expiration date) for 4.5 million shares of Series E-2 preferred stock, bringing IAC’s ownership percentage in Turo to approximately 32% at December 31, 2024.
Share Repurchase Authorizations and Activity
At February 7, 2025, IAC had 3.7 million shares remaining in its share repurchase authorization. There were no repurchases of IAC common stock in 2024.
IAC may repurchase shares pursuant to its repurchase authorization over an indefinite period of time in the open market and in privately negotiated transactions, depending on those factors management deems relevant at any particular time, including, without limitation, market conditions, price and future outlook.
Contractual Obligations
The Company enters into various contractual arrangements as a part of its continued operations. Material contractual obligations as of December 31, 2024 are described in the accompanying notes to the financial statements within “Financial Statements and Supplementary Data”; these include operating leases as described in “Note 5—Leases,” principal and interest payments on long-term debt as described in “Note 6—Long-Term Debt” and pension and post-retirement benefits as described in “Pension and Post-Retirement Benefit Plans.” On January 28, 2025, the Company entered into an agreement to terminate its lease for unoccupied office space that otherwise would have expired in 2032 for total payments of $43.1 million, of which $21.6 million was paid in January 2025 and the remaining balance will be paid in April 2025. The gain on the lease termination of $36.2 million will be recognized in the first quarter of 2025. The termination of this lease reduces future fixed lease payments by $101.7 million.
The Company has material purchase obligations, which represent legally binding agreements to purchase goods and services that specify all significant terms. Future payments under these agreements at December 31, 2024 are as follows:

	Amount of Commitment Expiration Per Period
	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years	Total Amounts Committed
	(In thousands)
Purchase obligations	$60,513	$14,593	$—	$—	$75,106
Purchase obligations include future payments of (i) $26.0 million related to cloud computing arrangements, (ii) $12.6 million related to email marketing services, (iii) $12.0 million related to advertisement placement services in 2025, (iv) $8.8 million related to research tools and (v) $6.4 million related to office productivity and email tools.
Capital Expenditures
The Company anticipates that it will need to make capital expenditures in connection with the development and expansion of its operations. The Company’s 2025 capital expenditures are expected to be higher than its 2024 capital expenditures of $15.0 million by approximately 30% to 40%, due primarily to an increase in capitalized software at Dotdash Meredith.
Liquidity Assessment
On a consolidated basis, the Company generated positive cash flows from operating activities of $192.5 million for the year ended December 31, 2024; excluding the positive cash flows from operating activities of $162.3 million generated by Dotdash Meredith the Company generated positive cash flows from operating activities of $30.2 million.
At December 31, 2024, the Company’s consolidated cash and cash equivalents were $1.4 billion, of which $249.9 million was held by Dotdash Meredith. The Company’s consolidated debt of $1.5 billion is the liability of Dotdash Meredith, Inc.
The Amended Dotdash Meredith Credit Agreement contains covenants that would limit Dotdash Meredith’s ability to pay dividends, incur incremental secured indebtedness, or make distributions or certain investments in the event a default has occurred or if Dotdash Meredith’s consolidated net leverage ratio exceeds 4.0 to 1.0, subject to certain available amounts as defined in the Amended Dotdash Meredith Credit Agreement. Dotdash Meredith did not exceed this ratio for the test period ended December 31, 2024. The Amended Dotdash Meredith Credit Agreement also permits IAC to, among other things, contribute cash to Dotdash Meredith which will provide additional liquidity to ensure that Dotdash Meredith does not exceed certain consolidated net leverage ratios for any test period, as further defined in the Amended Dotdash Meredith Credit Agreement. In connection with these capital contributions, Dotdash Meredith may make distributions to IAC in amounts not more than any such capital contributions, provided that no default has occurred and is continuing. Such capital contributions and subsequent distributions impact the consolidated net leverage ratios of Dotdash Meredith. During the year ended December 31, 2024, the Company contributed $125 million to Dotdash Meredith, following which Dotdash Meredith distributed $230 million back to the Company, including $105 million in January 2024 related to the Company’s contribution in December 2023. The contributions ceased in September 2024, which Dotdash Meredith distributed back to the Company in October 2024 and, therefore, there are no contributions or distributions outstanding as of December 31, 2024. See “Note 6—Long-Term Debt” to the financial statements included in “Financial Statements and Supplementary Data” for additional information.
The Company’s liquidity could be negatively affected by a decrease in demand for its products and services due to economic or other factors.
The Company believes Dotdash Meredith’s existing cash, cash equivalents and expected positive cash flows from operations, and the Company’s existing cash and cash equivalents and expected positive cash flows from operations, excluding Dotdash Meredith, will be sufficient to fund their respective normal operating requirements, including capital expenditures, debt service, the payment of withholding taxes paid on behalf of employees for net-settled stock-based awards and investing and other commitments for the next twelve months. The Company may need to raise additional capital through future debt or equity financing to make acquisitions and investments. Additional financing may not be available on terms favorable to the Company, or at all, and may also be impacted by any disruptions in the financial markets. The indebtedness at Dotdash Meredith could further limit the Company’s ability to raise additional financing.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES
The following disclosure is provided to supplement the descriptions of IAC’s accounting policies contained in “Note 2—Summary of Significant Accounting Policies” in the accompanying notes to the financial statements included in “Financial Statements and Supplementary Data” in regard to significant areas of judgment. Management of the Company is required to make certain estimates, judgments and assumptions during the preparation of its financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”). These estimates, judgments and assumptions affect the amounts and disclosures reported in the financial statements and accompanying notes. Actual results could differ from these estimates. Because of the size of the financial statement elements to which they relate, some of our accounting policies and estimates have a more significant impact on our financial statements than others. What follows is a discussion of some of our more significant accounting policies and estimates.
Business Combinations
Acquisitions, which are generally referred to in GAAP as business combinations, are an important part of the Company’s growth strategy. The purchase price of an acquisition is attributed to the assets acquired and liabilities assumed based on their fair values at the date of acquisition, including identifiable intangible assets that either arise from a contractual or legal right or are separable from goodwill.
Management makes two critical determinations at the time of an acquisition: (1) the reporting unit(s) that will benefit from the acquisition and to which goodwill will be assigned and (2) the allocation of the purchase price of the acquired business to the assets acquired and the liabilities assumed based upon their fair values. The reporting unit determination is important beyond the initial allocation of purchase price because future impairment assessments of goodwill, as described below, are performed at the reporting unit level. Historically, when the Company’s acquisitions have been complementary to existing reporting units, the goodwill is allocated to an existing reporting unit. Acquisitions within Emerging & Other usually result in the creation of a new reporting unit because it is a standalone business with unique product offerings, management or target markets. There have been no acquisitions made since the 2021 acquisition of Meredith, for which the allocation of purchase price to the assets acquired and liabilities assumed, the determination of the reporting units and the allocation of goodwill to the reporting units were finalized during the fourth quarter of 2022.
The allocation of purchase price to the assets acquired and liabilities assumed is based upon their fair values and is complex because of the judgments involved in determining these values. The determination of purchase price and the fair value of monetary assets acquired and liabilities assumed is typically the least complex aspect of the Company’s accounting for business combinations due to management’s experience and/or the inherently lower level of judgment required. Due to the higher degree of complexity associated with the valuation of acquired intangible assets, the Company usually obtains the assistance of outside valuation experts in the allocation of purchase price to the identifiable intangible assets acquired, which can be both definite-lived, such as advertiser relationships, licensee relationships, trade names, content, technology, customer lists and user base, and professional relationships, or indefinite lived, such as trade names and trademarks. While outside valuation experts may be used, management has the ultimate responsibility for the valuation methods, models and inputs used and the resulting purchase price allocation. The excess purchase price over the value of net tangible and identifiable intangible assets acquired is recorded as goodwill and is assigned to the reporting unit(s) expected to benefit from the business combination as of the acquisition date.
Recoverability of Goodwill and Indefinite-Lived Intangible Assets
The carrying value of goodwill is $2.0 billion and $2.1 billion at December 31, 2024 and 2023, respectively. Non-current assets of discontinued operations related to Angi also include goodwill with a carrying value of $883.8 million and $886.4 million at December 31, 2024 and 2023, respectively. Indefinite-lived intangible assets, which consist of the Company’s acquired trade names and trademarks, have a carrying value of $345.5 million and $373.5 million at December 31, 2024 and 2023, respectively. Non-current assets of discontinued operations related to Angi also include indefinite-lived intangible asset with a carrying value of $167.7 million and $170.8 million at December 31, 2024 and 2023, respectively.

Goodwill and indefinite-lived intangible assets are assessed annually for impairment as of October 1 or more frequently if an event occurs or circumstances change that would indicate that it is more likely than not that the fair value of a reporting unit or the fair value of an indefinite-lived intangible asset has declined below its carrying value. In performing its annual goodwill impairment assessment, the Company has the option under GAAP to qualitatively assess whether it is more likely than not that the fair value of a reporting unit is less than its carrying value; if the conclusion of the qualitative assessment is that there are no indicators of impairment, the Company does not perform a quantitative test, which would require a valuation of the reporting unit, as of October 1. GAAP provides a not all-inclusive set of examples of macroeconomic, industry, market and company specific factors for entities to consider in performing the qualitative assessment described above; management considers the factors it deems relevant in making its more-likely-than-not assessments. While the Company has the option under GAAP to qualitatively assess whether it is more likely than not that the fair values of its indefinite-lived intangible assets are less than their carrying values, the Company’s policy is to determine the fair value of each of its indefinite-lived intangible assets annually as of October 1, in part, because the level of effort required to perform the quantitative and qualitative assessments is essentially equivalent.
If the conclusion of our qualitative assessment is that there are indicators of impairment and a quantitative test is required, the annual or interim quantitative test of the recovery of goodwill involves a comparison of the estimated fair value of the Company’s reporting unit that is being tested to its carrying value. If the estimated fair value of a reporting unit exceeds its carrying value, goodwill of the reporting unit is not impaired. If the carrying value of a reporting unit exceeds its estimated fair value, a goodwill impairment equal to the excess is recorded.
The Company’s annual assessment of the recovery of goodwill begins with management’s reassessment of its operating segments and reporting units. A reporting unit is an operating segment or one level below an operating segment, which is referred to as a component. This reassessment of reporting units is also made each time the Company changes its operating segments to the extent that this also results in a change in reporting units. If the goodwill of a reporting unit is allocated to newly formed reporting units, the allocation is usually made to each reporting unit based upon their relative fair values.
For the Company’s annual goodwill test as of October 1, 2024, qualitative assessments of the goodwill of the Dotdash Meredith Digital, Angi International (reflected in discontinued operations) and Vivian Health reporting units were performed because the Company concluded it was more likely than not that the fair value of these reporting units was in excess of their respective carrying values. The primary factors that the Company considered in its qualitative assessment for each of these reporting units are described below:
•The Company considered the strong forecasted operating performance, in addition to actual operating results in the current year of the Dotdash Meredith Digital reporting unit and, based on the Company’s latest valuation prepared as of October 1, 2023, the excess of its estimated fair value of the reporting unit compared to its carrying value. The Company also considered the valuations of Dotdash Meredith as of December 31, 2023 and June 30, 2024 that were prepared in connection with the issuance and/or settlement of equity awards that are denominated in its equity. These valuations were prepared time proximate to, however, not as of, October 1, 2024.
•The Company prepared a valuation of the Angi International and Vivian Health reporting units primarily in connection with the issuance and/or settlement of equity awards that are denominated in the equity of these businesses as of June 30, 2024. These valuations were prepared time proximate to, however, not as of, October 1, 2024. The fair value of these businesses were in excess of their October 1, 2024 carrying values.
For the Company’s annual goodwill test at October 1, 2024, the Company quantitatively tested the Angi Ads and Leads and Angi Services reporting units, which are both reflected in discontinued operations, and the Care.com reporting unit. The Company’s quantitative tests resulted in no impairments. The Company’s remaining reporting units, Dotdash Meredith Print, Search, The Daily Beast and IAC Films, have no goodwill as of October 1, 2024.
Given the decline in Angi’s and the Company’s stock prices after October 1, 2024, the Company subsequently quantitatively tested all reporting units with goodwill as of December 31, 2024 and no impairments were noted.
During the third quarter of 2023 and second quarter of 2022, the Company reassessed the fair value of the Mosaic Group reporting unit (included within Emerging & Other) and recorded goodwill impairments of $9.0 million and $86.7 million, respectively, as a result of the projected reduction in future revenue and profits from the business and lower trading multiples of a selected peer group of companies.
In the fourth quarter of 2022, prior to its sale in 2023, a quantitative assessment was performed on the Roofing reporting unit (reflected in discontinued operations); this test resulted in a full impairment of $26.0 million due to Roofing exiting certain markets and a projected reduction in future profits from the business, which reduced its fair value.
There is no goodwill for which the most recent estimate of the excess of fair value over carrying value is less than 20%.

The fair value of the Company’s reporting units is determined using both an income approach based on discounted cash flows (“DCF”) and a market approach when it tests goodwill for impairment, either on an interim basis or annual basis as of October 1 each year. The Company uses the same approach in determining the fair value of its businesses in connection with its non-public subsidiary denominated stock-based compensation plans, which can be a significant factor in the decision to apply the qualitative assessment rather than a quantitative test. Determining fair value using a DCF analysis requires the exercise of significant judgment with respect to several items, including the amount and timing of expected future cash flows and appropriate discount rates. The expected cash flows used in the DCF analyses are based on the Company’s most recent forecast and budget and, for years beyond the budget, the Company’s estimates, which are based, in part, on forecasted growth rates. The discount rates used in the DCF analyses are intended to reflect the risks inherent in the expected future cash flows of the respective reporting units. Assumptions used in the DCF analyses, including the discount rate, are assessed based on each reporting unit’s current results and forecasted future performance, as well as macroeconomic and industry specific factors. The discount rates used in the quantitative tests as of December 31, 2024 for determining the fair values of the Dotdash Meredith Digital, Angi Ads and Leads, Angi Services, Angi International, Care.com and Vivian Health reporting units were 14.5%, 13%, 14%, 15%, 14.5% and 23%, respectively. The discount rates used in the quantitative tests as of October 1, 2024 for determining the fair values of the Angi Ads and Leads, Angi Services and Care.com reporting units were 12.5%, 13.5% and 14%, respectively. The discount rates used in the quantitative tests as of October 1, 2023 for determining the fair value of the Company’s Dotdash Meredith Digital, Care.com and Mosaic Group reporting unit were 15.5%,16% and 16%, respectively. Determining fair value using a market approach considers multiples of financial metrics based on both acquisitions and trading multiples of a selected peer group of companies. From the comparable companies, a representative market multiple is determined, which is applied to financial metrics to estimate the fair value of a reporting unit. To determine a peer group of companies for our respective reporting units, we considered companies relevant in terms of consumer use, monetization model, margin and growth characteristics, and brand strength operating in their respective sectors.
The Company determines the fair value of indefinite-lived intangible assets using an avoided royalty DCF valuation analysis. Significant judgments inherent in this analysis include the selection of appropriate royalty and discount rates and estimating the amount and timing of expected future cash flows. The discount rates used in the DCF analyses are intended to reflect the risks inherent in the expected future cash flows generated by the respective intangible assets. The royalty rates used in the DCF analyses are based upon an estimate of the royalty rates that a market participant would pay to license the Company’s trade names and trademarks. The future cash flows are based on the Company’s most recent forecast and budget and, for years beyond the budget, the Company’s estimates, which are based, in part, on forecasted growth rates. Assumptions used in the avoided royalty DCF analyses, including the discount rate and royalty rate, are assessed annually based on the actual and projected cash flows related to the asset, as well as macroeconomic and industry specific factors. The discount rates used in the Company’s annual indefinite-lived impairment assessment (including those of Angi, reflected in discontinued operations) ranged from 12.5% to 14.5% in 2024 and 15% to 17% in 2023, and the royalty rates used ranged from 2% to 8% in both 2024 and 2023. The October 1, 2023 annual quantitative assessment of indefinite-lived intangible assets identified an impairment of $79.9 million related to certain other indefinite-lived trade name intangible assets in the Dotdash Meredith Digital segment. The discount rate used to value these trade names was 15.5% and the royalty rate was 6%.

In the fourth quarter of 2024, the Company identified an impairment charge of $2.6 million related to a certain indefinite-lived trade name at Angi Services (reflected in discontinued operations). The discount rate used to value this trade name was 14.0% and the royalty rate was 2.5%.
During the first quarter of 2024, the Company determined that a projected reduction in future revenue related to certain indefinite-lived trade name intangible assets with a carrying value of $20.7 million in the Dotdash Meredith Digital segment resulted in a change in classification to definite-lived intangible assets to be amortized over their respective useful lives. There was no impairment recorded in connection with the change in classification.
During the third quarter of 2023, the Company determined that a projected reduction in future revenue related to a certain indefinite-lived trade name intangible asset in the Dotdash Meredith Digital segment was an indicator of possible impairment. Following the identification of the indicator, the Company updated its calculation of the fair value of the indefinite-lived intangible asset and recorded an impairment of $7.6 million. The discount rate used to value the trade name was 16% and the royalty rate was 8%. A quantitative assessment of this indefinite-lived trade name intangible asset was prepared as of October 1, 2023; this test resulted in no additional impairment as its carrying value approximates its fair value.
If the carrying value of an indefinite-lived intangible asset exceeds its estimated fair value, an impairment equal to the excess is recorded. There is one indefinite-lived intangible asset at Angi Services (reflected in discontinued operations) with a value of approximately $16.2 million for which the most recent estimate of the excess of fair value over carrying value is less than 20%.
The impairment of indefinite-lived intangible assets are included in “Amortization of intangibles” in the accompanying statement of operations.
Recoverability of Long-Lived Assets
We review the carrying value of all long-lived assets, other than goodwill and indefinite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The carrying value of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying value is deemed not to be recoverable, an impairment loss is recorded equal to the amount by which the carrying value of the long-lived asset exceeds its fair value. The carrying value of these long-lived assets is $747.0 million and $930.5 million at December 31, 2024 and 2023, respectively.
During the first quarter of 2023, due to the continued decline in the commercial real estate market, Dotdash Meredith recorded impairment charges of $70.0 million related to certain unoccupied leased office space consisting of impairments of $44.7 million and $25.3 million of an ROU asset and related leasehold improvements, furniture and equipment, respectively.
During the third quarter of 2022, Dotdash Meredith recorded impairment charges of $21.3 million related to the consolidation of certain leased spaces following the Meredith acquisition consisting of impairments of $14.3 million and $7.0 million of an ROU asset and related leasehold improvements, furniture and equipment, respectively. See “Note 17—Dotdash Meredith Restructuring Charges, Transaction-Related Expenses and Change-in-Control Payments” in the accompanying notes to the financial statements included in “Financial Statements and Supplementary Data” for additional information.
The impairment charges related to ROU assets are included in “General and administrative expense” and the impairment charges related to leasehold improvements, furniture and equipment are included in “Depreciation” in the statement of operations. The impairment charges represent the amount by which the carrying value of the asset group exceeded its estimated fair value, calculated using a DCF approach using sublease market assumptions of the expected cash flows and discount rate. The impairment charges were allocated between the ROU assets and related leasehold improvements, furniture and equipment of the asset group based on their relative carrying values.
Income Taxes
The Company accounts for income taxes under the liability method, and deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying values of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided if it is determined that it is more likely than not that the deferred tax asset will not be realized. At December 31, 2024 and 2023, the balance of the Company’s net deferred tax liabilities is $152.1 million and $291.1 million, respectively.

The Company evaluates and accounts for uncertain tax positions using a two-step approach. Recognition (step one) occurs when the Company concludes that a tax position, based solely on its technical merits, is more likely than not to be sustainable upon examination. Measurement (step two) determines the amount of benefit that is greater than 50% likely to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. De-recognition of a tax position that was previously recognized would occur when the Company subsequently determines that a tax position no longer meets the more-likely-than-not threshold of being sustained. This measurement step is inherently difficult and requires subjective estimations of such amounts to determine the probability of various possible outcomes. At December 31, 2024 and 2023, the Company has unrecognized tax benefits, including interest and penalties, of $14.6 million and $11.9 million, respectively. We consider many factors when evaluating and estimating our tax positions and unrecognized tax benefits, which may require periodic adjustment and which may not accurately anticipate actual outcomes. Although management currently believes changes to unrecognized tax benefits from period to period and differences between amounts paid, if any, upon resolution of issues raised in audits and amounts previously provided will not have a material impact on the liquidity, results of operations, or financial condition of the Company, these matters are subject to inherent uncertainties and management’s view of these matters may change in the future.
The ultimate amount of deferred income tax assets realized and the amounts paid for deferred income tax liabilities and unrecognized tax benefits may vary from our estimates due to future changes in income tax law, state income tax apportionment or the outcome of any review of our tax returns by the various tax authorities, as well as actual operating results of the Company that vary significantly from anticipated results.
Stock-Based Compensation
Stock-based compensation at the Company is inherently complex. Our desire is to attract, retain, incentivize and reward our management team and employees at each of our subsidiaries, including those employed by companies we acquire, by allowing them to benefit directly from the value they help to create. We accomplish these objectives, in part, by issuing equity awards denominated in the equity of our non-publicly traded subsidiaries as well as in IAC. We further refine this approach by tailoring certain equity awards to the applicable circumstances. For example, we have in the past issued certain equity awards for which vesting is linked to the achievement of a performance target such as revenue or profits; these awards are referred to as performance-based awards. In other cases, we link the vesting of equity awards to the achievement of a value target for a subsidiary or IAC’s stock price, as applicable; these awards are referred to as market-based awards. The nature and variety of these types of equity-based awards creates complexity in our determination of stock-based compensation expense.
In addition, acquisitions are an important part of the Company’s growth strategy. These transactions may result in the modification of equity awards, which may create additional complexity and additional stock-based compensation expense. In addition, our spin-offs and internal reorganizations can also lead to modifications of equity awards and may result in additional complexity and stock-based compensation expense.
Finally, the means by which we settle our equity-based awards also introduces complexity into our financial reporting. We provide a path to liquidity by settling the non-public subsidiary denominated awards in IAC shares.
Stock-based compensation expense reflected in our statement of operations includes expense related to equity awards issued by certain of our subsidiaries and awards granted to the Company’s Corporate employees. The awards granted to the Company’s Corporate employees have principally been in the form of restricted stock units (“RSUs”), market-based awards and restricted stock. For RSUs, the value of the instrument is measured at the grant date as the fair value of the underlying common stock and expensed as stock-based compensation expense over the vesting term. For market-based awards, a lattice model is used to estimate the value of the awards. For IAC restricted stock, a lattice model was used to estimate the fair value of the award which was based on the satisfaction of IAC’s stock price targets. See “Note 10—Stock-Based Compensation” in the accompanying notes to the financial statements included in “Financial Statements and Supplementary Data” for a discussion of the forfeiture of the IAC restricted stock award on January 13, 2025.
The principal form of equity awards to the employees and management of its non-publicly traded subsidiaries is stock settled stock appreciation rights that are denominated in the equity of the relevant subsidiary of the Company, which are settleable in shares of the Company. The value of the stock settled stock appreciation rights is tied to the value of the common stock of these subsidiaries. Accordingly, these interests only have value to the extent the relevant business appreciates in value above the initial value utilized to determine the exercise price and these interests can have substantial value in the event of significant appreciation. The grant date value of these stock settled stock appreciation rights is measured at grant date, using a Black-Scholes option pricing model and, for those with a market condition, a lattice model, at fair value and is expensed over the vesting term.
The Company estimates the fair value of stock options upon issuance or modification using a Black-Scholes option pricing model and, for those with a market condition, a lattice model. No stock options were issued by the Company in the years ended December 31, 2024, 2023 and 2022, respectively.

Investments in Equity Securities
The Company’s equity securities, other than those of its consolidated subsidiaries and those accounted for under the equity method, are accounted for at fair value under the measurement alternative in accordance with ASC Subtopic 321, Investments - Equity Securities, with any changes to fair value recognized in “Other income (expense), net” in the statement of operations each reporting period. Under the measurement alternative, equity investments without readily determinable fair values are carried at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for identical or similar securities of the same issuer; fair value is generally determined based on a market approach as of the transaction date. A security will be considered identical or similar if it has identical or similar rights to the equity securities held by the Company. The Company reviews its investments in equity securities without readily determinable fair values for impairment each reporting period when there are qualitative factors or events that indicate possible impairment. Factors the Company considers in making this determination include negative changes in industry and market conditions, financial performance, business prospects, and other relevant events and factors. When indicators of impairment exist, the Company prepares quantitative assessments of the fair value of its investments in equity securities, which require judgment and the use of estimates. When the Company’s assessment indicates that the fair value of the investment is below its carrying value, the Company writes down the investment to its fair value and records the corresponding charge in “Other income (expense), net” in the statement of operations.
The carrying value of the Company’s equity securities without readily determinable fair values is $438.5 million and $404.8 million at December 31, 2024 and 2023, respectively, which is included in “Long-term investments” in the balance sheet.
The Company has no investments in marketable equity securities, following the change in classification of its investment in MGM to an equity method investment in the fourth quarter of 2023, described below. Prior to the fourth quarter of 2023, the Company had two investments in marketable equity securities, other than its investment in MGM, including one investment that was fully impaired in the first quarter of 2023 due to the investee declaring bankruptcy and another investment that was sold in the third quarter of 2023. The Company recorded net unrealized pre-tax losses of $0.3 million and $20.3 million for these investments during the years ended December 31, 2023 and 2022, respectively. The realized and unrealized pre-tax gain and losses related to these investments are included in “Other income (expense), net” in the statement of operations.
At December 31, 2024, the Company owns 64.7 million common shares of MGM, which represents 22.0% of MGM’s common shares outstanding. In the fourth quarter of 2023, MGM’s ongoing share repurchase program passively increased the Company’s ownership interest in MGM and the Company determined that the equity method of accounting applied and elected to account for its investment in MGM pursuant to the fair value option. Prior to the fourth quarter of 2023, the Company’s investment in MGM was accounted for as an equity security with a readily determinable fair value, with changes in fair value recognized through income each period. Since the Company has always marked its investment in MGM to fair value through income each period the election of the fair value option resulted in no change to the accounting for its investment in MGM.
The fair value of the investment in MGM is remeasured each reporting period based upon MGM’s closing stock price on the New York Stock Exchange on the last trading day in the reporting period and any unrealized pre-tax gains or losses are included in the statement of operations. The cumulative unrealized net pre-tax gain through December 31, 2024 is $978.8 million. For the years ended December 31, 2024, 2023 and 2022, the Company recognized unrealized pre-tax (losses) gains of $(649.2) million, $721.7 million and $(723.5) million, respectively from its investment in MGM. A $2.00 increase or decrease in the share price of MGM would result in an unrealized gain or loss, respectively, of $129.4 million. At February 7, 2025, the fair value of the Company’s investment in MGM was $2.2 billion.
Recent Accounting Pronouncements
For a discussion of recent accounting pronouncements, see “Note 2—Summary of Significant Accounting Policies” in the accompanying notes to the financial statements included in “Financial Statements and Supplementary Data.”

Quantitative and Qualitative Disclosures About Market Risk
Equity Price Risk
At December 31, 2024, the Company owns 64.7 million common shares of MGM. In the fourth quarter of 2023, MGM’s ongoing share repurchase program passively increased the Company’s ownership interest in MGM and the Company determined that the equity method of accounting applied and elected to account for its investment in MGM pursuant to the fair value option. Prior to the fourth quarter of 2023, the Company’s investment in MGM was accounted for as an equity security with a readily determinable fair value, with changes in fair value recognized through income each period. Since the Company has always marked its investment in MGM to fair value through income each period, the election of the fair value option resulted in no change to the accounting for its investment in MGM. For the years ended December 31, 2024, 2023 and 2022, the Company recorded unrealized pre-tax (losses) gains from its investment in MGM in its statement of operations of $(649.2) million, $721.7 million and $(723.5) million, respectively.
The cumulative unrealized net pre-tax gain at December 31, 2024 is $978.8 million. At December 31, 2024 and 2023, the carrying value of the Company’s investment in MGM, which includes the cumulative unrealized pre-tax gains, was $2.2 billion and $2.9 billion, or approximately 23% and 28% of the Company’s consolidated total assets, respectively. A $2.00 increase or decrease in the share price of MGM would result in an unrealized gain or loss, respectively, of $129.4 million. At February 7, 2025, the fair value of the Company’s investment in MGM was $2.2 billion. The Company’s results of operations and financial condition have in the past been and may in the future be materially impacted by increases or decreases in the price of MGM common shares, which are traded on the New York Stock Exchange.
Interest Rate Risk
At December 31, 2024, the principal amount of the Company’s outstanding debt totals $1.48 billion pertaining to the Dotdash Meredith Term Loans, which bear interest at a variable rate.
Dotdash Meredith entered into interest rate swaps for a total notional amount of $350 million in March 2023 on Dotdash Meredith Term Loan B due December 1, 2028 or, following the effectiveness of Amendment No. 1 to the Dotdash Meredith Credit Agreement on November 26, 2024 (the “Amended Dotdash Meredith Credit Agreement”), Dotdash Meredith Term Loan B-1. The interest rate swaps synthetically converted a portion of this loan from a variable rate to a fixed rate to manage interest rate exposure for the period commencing April 3, 2023 and ending April 1, 2027, and Dotdash Meredith applies hedge accounting to these contracts. See “Note 2—Summary of Significant Accounting Policies” and “Note 6—Long-term Debt” to the financial statements included in “Financial Statements and Supplementary Data” for more information. The fair value of the interest rate swaps is determined using discounted cash flows derived from observable market prices, including swap curves, and represents what Dotdash Meredith would pay or receive to terminate the swap agreements. Dotdash Meredith intends to continue to meet the conditions for hedge accounting, however, if these interest rate swaps were not highly effective in offsetting cash flows attributable to the hedged risk, the changes in the fair value of the interest rate swaps used as hedges could have a significant impact on future results of operations.
Prior to the effectiveness of the Amended Dotdash Meredith Credit Agreement, Dotdash Meredith Term Loan B bore an interest rate of Adjusted Term SOFR plus 4.00%, plus a varying adjustment of 0.10%, 0.15% or 0.25% based upon the duration of the borrowing period. The Amended Dotdash Meredith Credit Agreement reset the interest rate on Dotdash Meredith Term Loan B-1 to Adjusted Term SOFR plus 3.50% and removed the varying adjustment. At December 31, 2024, the outstanding balance of $1.18 billion related to the Dotdash Meredith Term Loan B-1 bore interest at Adjusted Term SOFR, subject to a minimum of 0.50%, plus 3.50%, or 8.05%, and the outstanding balance of $297.5 million related to Dotdash Meredith Term Loan A bore interest at Adjusted Term SOFR plus 2.25%, or 6.94%. If Adjusted Term SOFR were to increase or decrease by 100 basis points, the annual interest expense on the Dotdash Meredith Term Loans, net of the impact related to the $350 million in notional amount of interest rate swaps, would increase or decrease by $11.3 million.

Foreign Currency Exchange Risk
The Company has operations in certain foreign markets, primarily in various jurisdictions within the European Union and the United Kingdom. The Company has exposure to foreign currency exchange risk related to its foreign subsidiaries that transact business in a functional currency other than the U.S. dollar. As a result, as foreign currency exchange rates fluctuate, the translation of the statement of operations of the Company’s international businesses into U.S. dollars affects year-over-year comparability of operating results.
In addition, certain of the Company’s U.S. operations have customers in international markets. International revenue, including revenue of our operations located outside the U.S., which is measured based upon where the customer is located, accounted for 12%, 15% and 12% for the years ended December 31, 2024, 2023 and 2022, respectively.

The Company is also exposed to foreign currency transaction gains and losses to the extent it or its subsidiaries conduct transactions in and/or have assets and/or liabilities that are denominated in a currency other than the entity’s functional currency. For the years ended December 31, 2024, 2023 and 2022, the Company recorded foreign exchange (losses) gains of $(1.9) million, $0.3 million and $(5.1) million, respectively.
The Company’s exposure to foreign currency exchange gains or losses have not been material to the Company; therefore, the Company has not hedged its foreign currency exposures. Any growth and expansion of our international operations increases our exposure to foreign exchange rate fluctuations. Significant foreign exchange rate fluctuations, in the case of one currency or collectively with other currencies, could have a significant impact on our future results of operations.

Financial Statements and Supplementary Data
Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of IAC Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of IAC Inc. and subsidiaries (the Company) as of December 31, 2024 and 2023, the related consolidated statements of operations, comprehensive operations, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2024, and the related notes and financial statement schedule listed in the Index at Item 15(a)(2) (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2024, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2024, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), and our report dated February 28, 2025 expressed an unqualified opinion thereon.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Valuation of Goodwill

Description of the Matter
As of December 31, 2024, the Company’s goodwill was $2.0 billion. In addition, the Company has $883.8 million of goodwill at Angi Inc., which is presented within total non-current assets of discontinued operations. As disclosed in Note 2 to the consolidated financial statements, goodwill is assessed annually for impairment using either a qualitative or quantitative approach as of October 1, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value.

Auditing management’s quantitative impairment tests for goodwill was challenging given the inherent judgements and estimates involved in estimating the fair value of the reporting units. Specifically, the fair value estimates of the Company’s Angi Ads and Leads, Angi Services and Care.com reporting units were sensitive to assumptions such as the discount rate, revenue growth rates and future cash flows, which are affected by factors such as expected future industry or economic conditions.

How We Addressed the Matter in Our Audit
We obtained an understanding, evaluated the design and tested the operating effectiveness of the Company’s controls over its goodwill impairment review process. For example, we tested the controls over the Company’s review of the significant assumptions in estimating the fair value of the reporting units.

To test the estimated fair values of the Angi Ads and Leads, Angi Services, and Care.com reporting units, our audit procedures included, among others, assessing the methodologies used to develop the estimated fair values and testing the significant assumptions and underlying data used by the Company. We evaluated the Company’s underlying forecast and budget information by comparing the significant assumptions to historical results, forecasted information included in analyst reports and the Company's guideline companies in the same industry and current economic trends. We performed sensitivity analyses of significant assumptions to evaluate the changes in the estimated fair values of the reporting units that would result from changes in the assumptions. In addition, we involved internal valuation specialists to assist in evaluating the methodologies and significant assumptions applied in developing the fair value estimates.

Revenue Processed by Highly Automated Proprietary Systems - Consumer Connection Revenue

Description of the Matter
As described in Note 2 to the consolidated financial statements, Angi Inc.’s domestic Ads and Leads revenue is reflected in discontinued operations. Ads and Leads revenue includes consumer connection revenue, which comprises fees paid by service professionals for consumer matches. Domestic consumer connection revenue was $606.6 million for the year ended December 31, 2024 and is presented within earnings (loss) from discontinued operations, net of tax. The Company’s domestic consumer connection revenue is based on contractual terms with the Company’s customers and is comprised of a significant volume of low-dollar transactions. The processing and recording of domestic consumer connection revenue is highly automated within the Company’s information technology (“IT”) systems that are principally proprietary.

Given the complexity of the IT systems involved, auditing domestic consumer connection revenue required a significant extent of effort and increased involvement of professionals with expertise in IT to identify, test, and evaluate the Company’s relevant systems and automated controls utilized to process and record these transactions.

How We Addressed the Matter in Our Audit
We obtained an understanding, evaluated the design, and tested the operating effectiveness of the Company’s controls related to the recording and accounting for domestic consumer connection revenue. With the involvement of IT professionals, we identified the relevant systems used by the Company to process, calculate, and record revenue. Where applicable, we tested the IT general controls over those systems, including testing of user access controls, change management controls, and IT operations controls as well as certain automated application controls related to the recording of revenue at period end. We also tested the Company’s controls to address the completeness and accuracy of transaction data.

Our audit procedures related to the Company’s domestic consumer connection revenue also included reconciling revenue recorded to cash received, testing the details for a sample of specific cash receipts to third party banking information and evidence of the related customer arrangement, testing the calculations of revenue performed within the Company’s systems to the amount recorded in the general ledger, and reviewing revenue trends occurring near year-end.

/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2019.
New York, New York
February 28, 2025, except for the effects of presenting Angi Inc. as discontinued operations disclosed in Note 18,
as to which the date is June 12, 2025.

IAC INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

	December 31,
	2024	2023
	(In thousands, except par value amounts)
ASSETS
Cash and cash equivalents	$1,381,736	$933,401
Marketable securities	—	148,998
Accounts receivable, net	483,020	485,550
Other current assets	125,208	186,528
Current assets of discontinued operations	495,072	486,115
Total current assets	2,485,036	2,240,592

Buildings, land, equipment, leasehold improvements and capitalized software, net	313,197	345,754
Goodwill	1,993,302	2,137,883
Intangible assets, net of accumulated amortization	554,473	703,932
Investment in MGM Resorts International	2,242,672	2,891,850
Long-term investments	438,534	411,216
Other non-current assets	324,901	419,817
Non-current assets of discontinued operations	1,336,529	1,351,469
TOTAL ASSETS	$9,688,644	$10,502,513

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES:
Current portion of long-term debt	$35,000	$30,000
Accounts payable, trade	53,672	76,047
Deferred revenue	56,560	93,590
Accrued expenses and other current liabilities	509,299	493,926
Current liabilities of discontinued operations	231,661	256,927
Total current liabilities	886,192	950,490

Long-term debt, net	1,435,007	1,497,107
Deferred income taxes	153,850	293,209
Other long-term liabilities	372,950	420,276
Non-current liabilities of discontinued operations	536,257	553,050

Redeemable noncontrolling interests	25,415	33,378

Commitments and contingencies

SHAREHOLDERS’ EQUITY:
Common Stock, $0.0001 par value; authorized 1,600,000 shares; 84,831 and 84,465 shares issued and 80,481 and 80,115 shares outstanding at December 31, 2024 and 2023, respectively	8	8
Class B common stock, $0.0001 par value; authorized 400,000 shares; 5,789 shares issued and outstanding at December 31, 2024 and 2023	1	1
Additional paid-in capital	6,380,700	6,340,312
(Accumulated deficit) retained earnings	(538,974)	923
Accumulated other comprehensive loss	(11,396)	(10,942)
Treasury stock, 4,350 shares at December 31, 2024 and 2023	(252,441)	(252,441)
Total IAC shareholders’ equity	5,577,898	6,077,861
Noncontrolling interests	701,075	677,142
Total shareholders’ equity	6,278,973	6,755,003
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$9,688,644	$10,502,513
The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

IAC INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended December 31,
	2024	2023	2022
	(In thousands, except per share data)
Revenue	$2,622,121	$2,919,403	$3,343,821
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	1,002,412	1,219,231	1,495,645
Selling and marketing expense	738,225	803,325	1,008,160
General and administrative expense	499,091	518,733	518,204
Product development expense	228,327	237,948	244,207
Depreciation	40,838	80,937	52,716
Amortization of intangibles	141,906	288,012	293,277
Goodwill impairment	—	9,000	86,748
Total operating costs and expenses	2,650,799	3,157,186	3,698,957
Operating loss	(28,678)	(237,783)	(355,136)
Interest expense	(135,719)	(137,495)	(90,058)
Unrealized (loss) gain on investment in MGM Resorts International	(649,178)	721,668	(723,515)
Other income (expense), net	98,536	46,639	(218,963)
(Loss) earnings from continuing operations before income taxes	(715,039)	393,029	(1,387,672)
Income tax benefit (provision)	141,871	(98,162)	311,263
Net (loss) earnings from continuing operations	(573,168)	294,867	(1,076,409)
Earnings (loss) from discontinued operations, net of tax	39,838	(36,550)	(116,046)
Net (loss) earnings	(533,330)	258,317	(1,192,455)
Net (earnings) loss attributable to noncontrolling interests	(6,567)	7,625	22,285
Net (loss) earnings attributable to IAC shareholders	$(539,897)	$265,942	$(1,170,170)

Per share information from continuing operations:
Basic (loss) earnings per share	$(6.89)	$3.42	$(12.43)
Diluted (loss) earnings per share	$(6.89)	$3.31	$(12.43)

Per share information attributable to IAC common stock and Class B common stock shareholders:
Basic (loss) earnings per share	$(6.49)	$3.07	$(13.55)
Diluted (loss) earnings per share	$(6.49)	$2.97	$(13.55)

Stock-based compensation expense by function:
Cost of revenue	$2,219	$1,613	$47
Selling and marketing expense	2,636	2,488	2,278
General and administrative expense	68,991	64,971	62,200
Product development expense	3,899	4,490	6,283
Total stock-based compensation expense	$77,745	$73,562	$70,808
The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

IAC INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF COMPREHENSIVE OPERATIONS

	Year Ended December 31,
	2024	2023	2022
	(In thousands)
Net (loss) earnings	$(533,330)	$258,317	$(1,192,455)
Other comprehensive (loss) income, net of income taxes:
Change in foreign currency translation adjustment	(2,860)	3,428	(18,829)
Change in net unrealized gains and losses on interest rate swaps	2,003	(696)	—
Change in unrealized gains and losses on available-for-sale marketable debt securities	(20)	(33)	53
Total other comprehensive (loss) income, net of income taxes	(877)	2,699	(18,776)
Comprehensive (loss) income, net of income taxes	(534,207)	261,016	(1,211,231)
Components of comprehensive (income) loss attributable to noncontrolling interests:
Net (earnings) loss attributable to noncontrolling interests	(6,567)	7,625	22,285
Change in foreign currency translation adjustment attributable to noncontrolling interests	412	(513)	1,235
Comprehensive (income) loss attributable to noncontrolling interests	(6,155)	7,112	23,520
Comprehensive (loss) income attributable to IAC shareholders	$(540,362)	$268,128	$(1,187,711)

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

IAC INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

	Redeemable Noncontrolling Interests	Common Stock, $.0001 par value		Class B Common Stock, $.0001 par value		Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total IAC Shareholders’ Equity	Noncontrolling Interests	Total Shareholders’ Equity
		$	Shares	$	Shares
		(In thousands)
Balance at December 31, 2021	$18,741	$8	83,922	$1	5,789	$6,265,669	$905,151	$4,397	$—	$7,175,226	$573,734	$7,748,960
Net loss	(2,130)	—	—	—	—	—	(1,170,170)	—	—	(1,170,170)	(20,155)	(1,190,325)
Other comprehensive loss	—	—	—	—	—	—	—	(17,541)	—	(17,541)	(1,235)	(18,776)
Stock-based compensation expense	—	—	—	—	—	70,808	—	—	—	70,808	55,891	126,699
Issuance of common stock pursuant to stock-based awards, net of withholding taxes	—	—	262	—	—	(16,905)	—	—	—	(16,905)	—	(16,905)
Issuance of Angi Inc. common stock pursuant to stock-based awards, net of withholding taxes	—	—	—	—	—	(12,276)	—	11	—	(12,265)	3,638	(8,627)
Purchase of IAC treasury stock	—	—	—	—	—	—	—	—	(85,323)	(85,323)	—	(85,323)
Purchase of Angi Inc. treasury stock	—	—	—	—	—	(8,144)	—	—	—	(8,144)	—	(8,144)
Purchase of noncontrolling interests	(1,179)	—	—	—	—	—	—	—	—	—	—	—
Adjustment of noncontrolling interests to redemption amount	24,229	—	—	—	—	(24,229)	—	—	—	(24,229)	—	(24,229)
Issuance of Vivian Health preferred shares, net of fees, and the reclassification and creation of noncontrolling interest and subsequent adjustment to liquidation value	(11,782)	—	—	—	—	17,818	—	—	—	17,818	36,882	54,700
Adjustment to noncontrolling interests resulting from the reorganization of a foreign subsidiary	—	—	—	—	—	7,580	—	—	—	7,580	(7,835)	(255)
Other	(644)	—	—	—	—	(5,241)	—	—	—	(5,241)		(5,241)
Balance at December 31, 2022	$27,235	$8	84,184	$1	5,789	$6,295,080	$(265,019)	$(13,133)	$(85,323)	$5,931,614	$640,920	$6,572,534
Net (loss) earnings	(1,175)	—	—	—	—	—	265,942	—	—	265,942	(6,450)	259,492
Other comprehensive income, net of income taxes	—	—	—	—	—	—	—	2,186	—	2,186	513	2,699
Stock-based compensation expense	—	—	—	—	—	73,562	—	—	—	73,562	48,388	121,950
Issuance of common stock pursuant to stock-based awards, net of withholding taxes	—	—	281	—	—	(9,814)	—	—	—	(9,814)	—	(9,814)
Issuance of Angi Inc. common stock pursuant to stock-based awards, net of withholding taxes	—	—	—	—	—	(5,620)	—	5	—	(5,615)	(673)	(6,288)
Purchase of IAC treasury stock	—	—	—	—	—	—	—	—	(167,118)	(167,118)	—	(167,118)
Purchase of Angi Inc. treasury stock	—	—	—	—	—	(11,099)	—	—	—	(11,099)	—	(11,099)
Adjustment of noncontrolling interests to redemption amount	7,567	—	—	—	—	(7,567)	—	—	—	(7,567)	—	(7,567)
Adjustment to the liquidation value of Vivian Health preferred shares	—	—	—	—	—	5,527	—	—	—	5,527	(5,527)	—
Other	(249)	—	—	—	—	243	—	—	—	243	(29)	214
Balance at December 31, 2023	$33,378	$8	84,465	$1	5,789	$6,340,312	$923	$(10,942)	$(252,441)	$6,077,861	$677,142	$6,755,003

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

IAC INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY (CONTINUED)

	Redeemable Noncontrolling Interests	Common Stock, $0.0001 par value		Class B Common Stock, $0.0001 par value		Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Loss	Treasury Stock	Total IAC Shareholders’ Equity	Noncontrolling Interests	Total Shareholders’ Equity
		$	Shares	$	Shares
		(In thousands)
Balance at December 31, 2023	$33,378	$8	84,465	$1	5,789	$6,340,312	$923	$(10,942)	$(252,441)	$6,077,861	$677,142	$6,755,003
Net earnings (loss)	587	—	—	—	—	—	(539,897)	—	—	(539,897)	5,980	(533,917)
Other comprehensive loss, net of income taxes	—	—	—	—	—	—	—	(465)	—	(465)	(412)	(877)
Stock-based compensation expense	—	—	—	—	—	77,745	—	—	—	77,745	40,619	118,364
Issuance of common stock pursuant to stock-based awards, net of withholding taxes	—	—	366	—	—	(14,845)	—	—	—	(14,845)	—	(14,845)
Issuance of Angi Inc. common stock pursuant to stock-based awards, net of withholding taxes	—	—	—	—	—	4,013	—	11	—	4,024	(11,377)	(7,353)
Purchase of Angi Inc. treasury stock	—	—	—	—	—	(28,581)	—	—	—	(28,581)	—	(28,581)
Purchase of noncontrolling interests	—	—	—	—	—	(11,296)	—	—	—	(11,296)	(4,723)	(16,019)
Adjustment of noncontrolling interests to redemption amount	(6,970)	—	—	—	—	6,970	—	—	—	6,970	—	6,970
Adjustment to the liquidation value of Vivian Health preferred shares	—	—	—	—	—	6,154	—	—	—	6,154	(6,154)	—
Other	(1,580)	—	—	—	—	228	—	—	—	228	—	228
Balance at December 31, 2024	$25,415	$8	84,831	$1	5,789	$6,380,700	$(538,974)	$(11,396)	$(252,441)	$5,577,898	$701,075	$6,278,973
The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

IAC INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,
	2024	2023	2022
	(In thousands)
Cash flows from operating activities attributable to continuing operations:
Net (loss) earnings	$(533,330)	$258,317	$(1,192,455)
Less: Earnings (loss) from discontinued operations, net of tax	39,838	(36,550)	(116,046)
Net (loss) earnings attributable to continuing operations	(573,168)	294,867	(1,076,409)
Adjustments to reconcile net (loss) earnings attributable to continuing operations to net cash provided by (used in) operating activities attributable to continuing operations:
Unrealized loss (gain) on investment in MGM Resorts International	649,178	(721,668)	723,515
Amortization of intangibles	141,906	288,012	293,277
Stock-based compensation expense	77,745	73,562	70,808
Depreciation	40,838	80,937	52,716
Non-cash lease expense (including right-of-use asset impairments)	38,663	90,539	56,915
Provision for credit losses	4,688	5,699	8,402
Deferred income taxes	(156,659)	88,403	(313,575)
Unrealized (increase) decrease in the estimated fair value of a warrant	(20,393)	(2,832)	62,495
(Gains) losses on sales of businesses and investments in equity securities (including downward and upward adjustments), net	(10,493)	18,133	(38,956)
Pension and post-retirement benefit (credit) cost	(5,453)	76	209,991
Goodwill impairment	—	9,000	86,748
Other adjustments, net	(1,086)	(11,051)	14,651
Changes in assets and liabilities, net of effects of dispositions:
Accounts receivable	(6,398)	12,140	49,810
Other assets	74,929	23,393	9,213
Operating lease liabilities	(51,031)	(53,623)	(47,738)
Accounts payable and other liabilities	(8,732)	(106,557)	(259,556)
Income taxes payable and receivable	2,738	(2,677)	(9,942)
Deferred revenue	(4,809)	(9,032)	(8,217)
Net cash provided by (used in) operating activities attributable to continuing operations	192,463	77,321	(115,852)
Cash flows from investing activities attributable to continuing operations:
Capital expenditures	(15,014)	(93,584)	(23,401)
Net proceeds from sales of fixed assets	12,751	29,394	9,514
Proceeds from maturities of marketable debt securities	375,000	537,500	—
Purchases of marketable debt securities	(221,788)	(443,051)	(233,928)
Net proceeds from the sales of businesses and investments	177,163	10,861	90,767
Purchase of retirement investment fund	(15,968)	—	—
Proceeds from the sale of retirement investment fund	2,326	—	—
Net collections of notes receivable	11,834	11,297	19,497
Purchases of investments	(53)	(103,555)	(3,036)
Purchases of investment in MGM Resorts International	—	—	(244,256)
Other, net	985	9,902	6,121
Net cash provided by (used in) investing activities attributable to continuing operations	327,236	(41,236)	(378,722)
Cash flows from financing activities attributable to continuing operations:
Principal payments on Dotdash Meredith Term Loans	(67,964)	(30,000)	(30,000)
Proceeds from the issuance of Dotdash Meredith Term Loan B-1	7,964	—	—
Proceeds from the exercise of stock options	—	130	—
Withholding taxes paid on behalf of employees on net settled stock-based awards	(14,976)	(10,587)	(18,068)
Purchases of treasury stock	—	(165,622)	(85,323)
Purchase of noncontrolling interests	—	—	(1,179)
Proceeds from the issuance of Vivian Health preferred shares, net of fees	—	—	34,700
Other, net	(1,912)	49	4,446
Net cash used in financing activities attributable to continuing operations	(76,888)	(206,030)	(95,424)
Total cash provided by (used in) continuing operations	442,811	(169,945)	(589,998)
Net cash provided by operating activities attributable to discontinued operations	162,055	112,207	33,061
Net cash used in investing activities attributable to discontinued operations	(50,411)	(46,231)	(116,086)
Net cash used in financing activities attributable to discontinued operations	(52,211)	(16,983)	(17,227)
Total cash provided by (used in) discontinued operations	59,433	48,993	(100,252)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(1,230)	1,124	(5,545)
Net increase (decrease) in cash and cash equivalents and restricted cash	501,014	(119,828)	(695,795)
Cash and cash equivalents and restricted cash at beginning of period	1,306,241	1,426,069	2,121,864
Cash and cash equivalents and restricted cash at end of period	$1,807,255	$1,306,241	$1,426,069
The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

IAC INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION
Company overview
IAC today is comprised of category leading businesses, including Dotdash Meredith and Care.com among others and holds strategic equity positions in MGM Resorts International (“MGM”) and Turo, Inc (“Turo”).
As used herein, “IAC,” the “Company,” “we,” “our,” “us” and other similar terms refer to IAC Inc. and its subsidiaries (unless the context requires otherwise).
Angi Inc. Spin-Off
On March 31, 2025, IAC completed the spin-off of Angi Inc. (“Angi”) by means of a special dividend (the “Distribution”) of all shares of Angi capital stock held by IAC to holders of its common stock and Class B common stock. As a result of the Distribution, IAC no longer owns any shares of Angi’s capital stock and Angi became an independent public company. On November 1, 2023, Angi completed the sale of Total Home Roofing, LLC (“Roofing”) and reflected it as a discontinued operation in its standalone financial statements. At the time of its sale, Roofing did not meet the threshold to be reflected as a discontinued operation at the IAC level, therefore, IAC moved Roofing to Emerging & Other. As a result of the Distribution, the operations of Angi, which include Roofing, are presented as discontinued operations within IAC’s consolidated financial statements for all periods prior to March 31, 2025. See “Note 18—Discontinued Operations” for additional information.
Dotdash Meredith
Dotdash Meredith is one of the largest digital and print publishers in America. Nearly 200 million people trust Dotdash Meredith each month to help them make decisions, take action, and find inspiration. Dotdash Meredith’s over 40 iconic brands include People, Better Homes & Gardens, Verywell, FOOD & WINE, The Spruce, allrecipes, BYRDIE, REAL SIMPLE, Investopedia, and Southern Living.
Dotdash Meredith has two operating segments: (i) Digital, which includes its digital, mobile and licensing operations; and (ii) Print, which includes its magazine subscription and newsstand operations.
Care.com
Care.com, a leading online destination for families to connect with caregivers for their children, aging parents, pets and homes and for caregivers to connect with families seeking care services. Care.com’s brands include Care For Business, Care.com offerings to enterprises and HomePay.
Search
The Search segment consists of Ask Media Group and the Desktop business. Ask Media Group is a collection of websites providing general search services and information. The Desktop business includes our business-to-business partnership operations and the remaining installed base of our legacy direct-to-consumer downloadable desktop applications. Ask Media Group’s websites include, among others: Ask.com, a search site with a variety of fresh and contemporary content (celebrities, culture, entertainment, travel and general knowledge); Reference.com, a search and general knowledge content site that provides content across select vertical categories (history, business and finance and geography, among other verticals); Consumersearch.com, a search and content website that provides content designed to simplify the product research process; and Shopping.net, a vertical shopping search site, each of which contains a mix of search services and/or content targeted to various user or segment demographics.
Emerging & Other
Emerging & Other primarily includes:
•Vivian Health, a platform to efficiently connect healthcare professionals with job opportunities;

IAC INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

•The Daily Beast, a website dedicated to news, commentary, culture and entertainment that publishes original reporting and opinion from its roster of full-time journalists and contributors;
•IAC Films, a provider of producer services for feature films, primarily for initial sale and distribution through theatrical releases and video-on-demand services in the United States (“U.S.”) and internationally;
•Mosaic Group, a former developer and provider of global subscription mobile applications, for periods prior to the sale of its assets on February 15, 2024, which was accounted for as a sale of a business, for approximately $160 million; and
•Bluecrew, a technology driven staffing platform, for periods prior to its sale on November 9, 2022.
NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The Company prepares its consolidated financial statements (referred to herein as “financial statements”) in accordance with U.S. generally accepted accounting principles (“GAAP”). The financial statements include all accounts of the Company, all entities that are wholly-owned by the Company and all entities in which the Company has a controlling financial interest. All intercompany transactions and balances between entities comprising the Company have been eliminated.
Accounting Estimates
Management of the Company is required to make certain estimates, judgments and assumptions during the preparation of its financial statements in accordance with GAAP. These estimates, judgments and assumptions affect the amounts and disclosures reported in the financial statements and accompanying notes. Actual results could differ from these estimates.
On an ongoing basis, the Company evaluates its estimates, judgments and assumptions, including those related to: the fair values of cash equivalents and marketable debt and equity securities; the carrying value of accounts receivable, including the determination of the allowance for credit losses; the determination of the customer relationship period for certain costs to obtain a contract with a customer; the recoverability of right-of-use assets (“ROU assets”); the useful lives and recoverability of buildings, equipment, leasehold improvements and capitalized software and definite-lived intangible assets; the recoverability of goodwill and indefinite-lived intangible assets; the fair value of equity securities without readily determinable fair values; the fair value of interest rate swaps; contingencies; the fair value of acquisition-related contingent consideration arrangements; unrecognized tax benefits; the valuation allowance for deferred income tax assets; pension and post-retirement benefit expenses, including actuarial assumptions regarding discount rates, expected returns on plan assets, inflation and healthcare costs; and the fair value of and forfeiture rates for stock-based awards, among others. The Company bases its estimates, judgments and assumptions on historical experience, its forecasts and budgets and other factors that the Company considers relevant.
General Revenue Recognition
The Company accounts for a contract with a customer when it has approval and commitment from all authorized parties, the rights of the parties and payment terms are identified, the contract has commercial substance and collectability of consideration is probable. Revenue is recognized when control of the promised services or goods is transferred to the Company’s customers and in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services or goods.
The Company’s disaggregated revenue disclosures are presented in “Note 9—Segment Information.”

IAC INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Transaction Price
The objective of determining the transaction price is to estimate the amount of consideration the Company is due in exchange for its services or goods, including amounts that are variable. Contracts may include sales incentives, such as volume discounts or rebates, which are accounted for as variable consideration when estimating the transaction price. The Company also maintains a liability for potential future refunds and customer credits, which is recorded as a reduction of revenue. All estimates of variable consideration are based upon historical experience and customer trends. The Company determines the total transaction price, including an estimate of any variable consideration, at contract inception and reassesses this estimate each reporting period.
The Company excludes from the measurement of transaction price all taxes assessed by governmental authorities that are both (i) imposed on and concurrent with a specific revenue-producing transaction and (ii) collected from customers. Accordingly, such tax amounts are not included as a component of revenue or cost of revenue.
Arrangements with Multiple Performance Obligations
The Company’s contracts with customers may include multiple performance obligations. For such arrangements, the Company allocates revenue to each performance obligation based on its relative standalone selling price. The Company determines standalone selling prices based on the prices charged to customers, which are directly observable or an estimate if not directly observable.
Practical Expedients and Exemptions
For contracts that have an original duration of one year or less, the Company uses the practical expedient available under ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), applicable to such contracts and does not consider the time value of money.
In addition, as permitted under the practical expedient available under ASC 606, the Company does not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less, (ii) contracts with variable consideration that is tied to sales-based or usage-based royalties, allocated entirely to unsatisfied performance obligations, or to a wholly unsatisfied promise accounted for under the series guidance, and (iii) contracts for which the Company recognizes revenue at the amount which it has the right to invoice for services performed.
The Company also applies the practical expedient to expense sales commissions as incurred where the anticipated customer relationship period is one year or less as noted below.

Costs to Obtain a Contract with a Customer
The Company uses a portfolio approach to assess the accounting treatment of the incremental costs to obtain a contract with a customer. The Company recognizes an asset if we expect to recover those costs. To the extent that these costs are capitalized, the resultant asset is amortized on a systematic basis consistent with the pattern of the transfer of the services to which the asset relates. The Company has determined that certain costs, primarily commissions paid to employees pursuant to certain sales incentive programs and mobile app store fees, meet the requirements to be capitalized as a cost of obtaining a contract.
Commissions Paid to Employees Pursuant to Sales Incentive Programs
The Company has determined that commissions paid to employees pursuant to certain sales incentive programs meet the requirements to be capitalized as the incremental costs to obtain a contract with a customer. When customer renewals are expected and the renewal commission is not commensurate with the initial commission, the average customer life includes renewal periods. Capitalized commissions paid to employees pursuant to these sales incentive programs are amortized over the estimated customer relationship period and are included in “Selling and marketing expense” in the statement of operations. The Company calculates the anticipated customer relationship period as the average customer life, which is based on historical data.

IAC INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For sales incentive programs where the anticipated customer relationship period is one year or less, the Company has elected the practical expedient to expense the commissions as incurred.
App Store Fees
The Company pays fees to the Apple App Store and the Google Play Store for the distribution of our paid mobile apps. The Company capitalizes and amortizes mobile app store fees related to subscriptions over the term of the applicable subscription. The amortization of mobile app store fees is included in “Cost of revenue” in the statement of operations.
Summary of Costs to Obtain a Contract with a Customer
The following table presents the capitalized costs to obtain a contract with a customer at December 31, 2024 and 2023:

	December 31,
	2024			2023
	Sales Commissions	App Store Fees	Total	Sales Commissions	App Store Fees	Total
	(In thousands)
Current	$1,428	$865	$2,293	$1,662	$7,835	$9,497
Non-current	1,513	—	1,513	2,530	—	2,530
Total	$2,941	$865	$3,806	$4,192	$7,835	$12,027
During the years ended December 31, 2024, 2023 and 2022, the Company recognized expense of $10.0 million, $35.9 million and $18.1 million, respectively, related to the amortization of capitalized costs to obtain a contract with a customer. The change in capitalized app store fees from December 31, 2023 to December 31, 2024 reflects the reduction of $7.0 million due to the sale of assets of Mosaic Group on February 15, 2024.
The current and non-current capitalized costs to obtain a contract with a customer are included in “Other current assets” and “Other non-current assets,” respectively, in the balance sheet.
Commissions Paid to Third-Party Agents for the Sales of Magazine Subscriptions
Dotdash Meredith uses third-party agents to obtain certain magazine subscribers. The agents are paid a commission, which can be as much as the subscription price charged to the subscriber. Dotdash Meredith subscriptions do not have substantive termination penalties; therefore, the contract term is determined on an issue-by-issue basis. Accordingly, these commissions do not qualify for capitalization because there is no contract with a customer until a copy is prepared for shipment, at which point these costs are expensed. In the event a subscriber cancels its subscription, Dotdash Meredith recognizes a liability to the extent the commission is refundable to the third-party agent. Dotdash Meredith expenses additional amounts paid to agents (such as per subscriber bounties) to acquire subscribers as incurred. Expenses related to third-party agent sales of magazine subscriptions are included in “Selling and marketing expense” in the statement of operations.
Dotdash Meredith
Dotdash Meredith revenue consists of digital and print revenue. Digital revenue consists principally of advertising, performance marketing and licensing and other revenue. Print revenue consists principally of subscription, advertising, project and other, newsstand and performance marketing revenue.

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Digital
Advertising
Advertising revenue is generated primarily through digital advertisements sold by Dotdash Meredith’s sales team directly to advertisers or through advertising agencies and programmatic advertising networks. Performance obligations consist of delivering advertisements with a promised number of actions related to the advertisements, such as impressions or clicks, displaying advertisements for an agreed upon amount of time or providing available advertising space. The price is determined by an agreed-upon pricing model such as CPM (cost-per-1,000 impressions), CPC (cost-per-click) or flat fees.
The Company recognizes revenue over time as performance obligations are satisfied. Revenue is recognized using an output method based on actions delivered or time elapsed depending on the nature of the performance obligation. The Company considers the right to receive consideration from a customer to correspond directly with the value to the customer of our performance completed to date. The customer is invoiced in the month following the month that the advertisements are delivered.
Performance Marketing
Performance marketing revenue includes commissions generated through affiliate commerce, affinity marketing channels and performance marketing. Affiliate commerce commission revenue is generated when Dotdash Meredith’s branded content refers consumers to commerce partner websites resulting in a purchase or transaction. Performance marketing commissions are generated on a cost-per-click or cost-per-action basis. Performance marketing and affiliate commerce partners are invoiced monthly.
Affinity marketing programs are arrangements where Dotdash Meredith acts as an agent for both Dotdash Meredith and third-party publishers to market and place magazine subscriptions online. Dotdash Meredith net settles with the third-party publishers monthly.
Licensing and Other
Licensing and other revenue include symbolic licenses, which include direct-to-retail product partnerships based on Dotdash Meredith’s brands, and functional licenses, which consist of content use and distribution relationships, including utilization in large-language models and other artificial intelligence-related activities. Revenues from symbolic licenses are in the form of a royalty based on the sale or usage of the branded product, which is recognized over time when the sale or use occurs. Generally, revenues are accrued based on estimated sales and adjusted as actual sales are reported by partners. These adjustments are typically recorded within three months of the initial estimates and have not been material. Minimum guarantees, if applicable, are generally recognized as revenue over the term of the applicable contract. Revenue from functional licenses is recognized as Dotdash Meredith’s content is delivered or access to the content is granted.
Print
Subscription
Subscription revenue relates to the sale of Dotdash Meredith magazine subscriptions, including digital editions. Subscriptions do not have substantive termination penalties; therefore, the contract term is determined on an issue-by-issue basis. Most of Dotdash Meredith’s subscription sales are prepaid at the time of order and may be canceled at any time for a refund of the pro rata portion of the initial subscription. Accordingly, the amounts received from prepaid subscriptions are recorded as a customer deposit liability rather than as deferred revenue. Each issue is a distinct performance obligation and revenue is recognized when the publication is sent to the customer.

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Advertising
Advertising revenue primarily relates to the sale of advertising in magazines directly to advertisers or through advertising agencies. Revenue is recognized on the magazine issue’s on-sale date, which is the date the magazine is published. The customer is invoiced, net of agency commissions, once the advertisements are published under normal industry trade terms.
Project and Other
Project and other revenue include other revenue streams that are primarily project based and may relate to any one or combination of the following activities: audience targeted advertising, custom publishing, content strategy and development, email marketing, social media, database marketing and search engine optimization. Depending on the contractual arrangement, revenue is recognized either as the purchased advertising is run on third-party platforms, or over the contractual period when the products do not have an alternate use to the Company or its other clients. Payment terms vary based on the nature of the contract.
Newsstand
Newsstand revenue is related to single copy magazines or bundles of single copy magazines sold to wholesalers for resale on newsstands. Publications sold to magazine wholesalers are sold with the right to receive credit from Dotdash Meredith for magazines returned to the wholesaler by retailers. Revenue is recognized on the issue’s on-sale date as the date aligns most closely with the date that control is transferred to the customer. Wholesalers are invoiced a percentage of estimated final sales the month after the issue’s initial on-sale date. The previously estimated revenue is adjusted based upon the final sales, which occur when the final amounts are settled under normal industry terms.
Performance Marketing
Performance marketing revenue principally consists of affinity marketing revenue through which Dotdash Meredith places magazine subscriptions for third-party publishers. Commissions are earned when a subscriber name has been provided to the publisher and any free trial period is completed. Dotdash Meredith net settles with these third parties monthly.

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Care.com
Care.com consists of consumer and enterprise revenue. Consumer revenue is primarily generated through subscription fees from families and caregivers, both domestically and internationally, for Care.com’s suite of products and services. Consumer also includes revenue generated through Care.com’s comprehensive household payroll and tax support services (HomePay), as well as through contracts with businesses that advertise through Care.com’s platform. Subscription fees for consumer services are deferred and recognized over the applicable subscription period, which ranges from one month up to one year. Enterprise revenue is primarily generated through annual contracts with businesses (employers or re-sellers) that provide access to Care.com’s suite of products and services as an employee benefit. Fees from enterprise contracts include subscription revenue, which is deferred and recognized over the applicable subscription period, and backup care (including child, senior and pet) for employees, which is recognized upon delivery of service.
Search
Ask Media Group revenue consists primarily of advertising revenue generated principally through the display of paid listings in response to search queries, as well as from display advertisements appearing alongside content on its various websites and, to a lesser extent, affiliate commerce commission revenue. Paid listings are advertisements displayed on search results pages that generally contain a link to advertiser websites. The majority of the paid listings displayed by Ask Media Group is supplied to us by Google Inc. (“Google”) pursuant to our services agreement with Google, dated as of October 26, 2015 and as subsequently amended (the “Services Agreement”), described below under “Services Agreement with Google.” Pursuant to this agreement, Ask Media Group businesses transmit search queries to Google, which in turn transmits a set of relevant and responsive paid listings back to these businesses for display in search results. This ad-serving process occurs independently of, but concurrently with, the generation of algorithmic search results for the same search queries. Google paid listings are displayed separately from algorithmic search results and are identified as sponsored listings on search results pages. Paid listings are priced on a price-per-click basis and when a user submits a search query through an Ask Media Group business and then clicks on a Google paid listing displayed in response to the query, Google bills the advertiser that purchased the paid listing and shares a portion of the fee charged to the advertiser with the Ask Media Group business. The Company recognizes paid listing revenue from Google when it delivers the user’s click. In cases where the user’s click is generated due to the efforts of a third-party distributor, we recognize the amount due from Google as revenue and record a revenue share or other payment obligation to the third-party distributor as traffic acquisition costs.
Desktop revenue principally consists of advertising revenue generated principally through the display of paid listings in response to search queries. The majority of the paid listings displayed are supplied to us by Google in the manner, and pursuant to the services agreement with Google, described above.
Emerging & Other
Vivian Health revenue consists of subscription and usage revenue, which is generated through recruiting agencies and other employers that seek access to qualified healthcare professionals. Subscription revenue is recognized at the earlier of the full delivery of the promised services or over the length of the subscription period. There is usage revenue when the usage is in excess of the allotted amount included in the subscription; the usage revenue is recognized in the period in which services were delivered.
Revenue of IAC Films is generated primarily through media production and distribution and recognized when control is transferred to the customer to broadcast or exhibit.
The Daily Beast revenue consists of advertising revenue, which is generated primarily through display advertisements (sold directly and through programmatic advertising networks), and to a lesser extent, subscription revenue and affiliate commerce commission revenue. Fees related to display advertisements are recognized when an advertisement is displayed.
Mosaic Group revenue for periods prior to its sale on February 14, 2024 primarily consisted of fees paid by subscribers for downloadable mobile applications distributed through the Apple App Store and Google Play Store and fees received directly from consumers, as well as display advertisements. Fees related to subscription downloadable mobile applications were initially deferred and generally recognized either over the term of the subscription period, which was up to one year or at the time of the sale when the software license was delivered. Fees related to display advertisements were recognized when an advertisement was displayed.

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Bluecrew revenue for periods prior to its sale on November 9, 2022 consisted of service revenue, which was generated through staffing workers and recognized as control of the promised services was transferred to our customers.
Angi (reflected in discontinued operations)
Ads and Leads
Ads and Leads revenue includes consumer connection revenue which comprises fees paid by professionals for consumer matches (regardless of whether the professional ultimately provides the requested service), revenue from professionals under contract for advertising, membership subscription revenue from professionals and consumers and revenue from other services. Consumer connection revenue varies based upon several factors, including the service requested, product experience offered, and geographic location of service. Consumer connection revenue is generally billed one week following a consumer match, with payment due upon receipt of invoice. Angi maintains a liability for potential credits issued to professionals. Angi professionals generally pay for advertisements in advance on a monthly or annual basis at the option of the professional, with the average advertising contract term being approximately one year. Angi website, mobile and call center advertising revenue is recognized ratably over the contract term. Revenue from the sale of advertising in the Angie’s List Magazine is recognized in the period in which the publication is distributed. Professional membership subscription revenue is initially deferred upon receipt of payment and is recognized using the straight-line method over the applicable subscription period, which is typically one year. Angi prepaid consumer membership subscription fees are recognized as revenue using the straight-line method over the term of the applicable subscription period, which is typically one year.
Services
Services revenue primarily reflects domestic revenue from pre-priced offerings by which the consumer requests services through an Angi platform and Angi engages a professional to perform the service. Consumers are billed when a job is started through the Services platform. Billing practices are governed by the contract terms of each project as negotiated with the consumer. Billings do not necessarily correlate with revenue recognized over time as this is based on the timing of when the consumer receives the promised services.
From January 1, 2020 through December 31, 2022, Services recorded revenue on a gross basis. Effective January 1, 2023, Angi modified the Services terms and conditions so that the professional, rather than Angi, has the contractual relationship with the consumer to deliver the service and Angi’s performance obligation to the consumer is to connect them with the professional. This change in contractual terms requires revenue to be reported as the net amount of what is received from the consumer after deducting the amounts owed to the professional providing the service effective for all arrangements entered into after December 31, 2022. There is no impact to operating loss from discontinued operations from this change in revenue recognition. For the year ended December 31, 2022, if Services revenue were recorded on a net basis, revenue from discontinued operations would have been reduced by $242.6 million.
International
International revenue primarily comprises consumer connection revenue for matches between consumers and professionals and membership subscription revenue from professionals.
Roofing
Roofing revenue for periods prior to its sale on November 1, 2023 primarily consisted of revenue from the roof replacement business offering by which the consumer purchased services directly from the Roofing business and Roofing then engaged a professional to perform the service. Consumers typically paid when a job was completed and revenue was recognized based on the Company’s progress in satisfying the roofing service.

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Accounts Receivable, Net of the Allowance for Credit Losses
Accounts receivable include amounts billed and currently due from customers. The allowance for credit losses is based upon a number of factors, including the length of time accounts receivable are past due, the Company’s previous loss history, the specific customer’s ability to pay its obligation and any other forward-looking data regarding customers’ ability to pay that is available. Customer payments that are not collected in advance of the transfer of promised services or goods are generally due no later than 30 days from the invoice date, with the exception of invoices at Dotdash Meredith, which vary by revenue stream as described above.
Deferred Revenue
Deferred revenue consists of payments that are received or are contractually due in advance of the Company’s performance obligation. The Company’s deferred revenue is reported on a contract-by-contract basis at the end of each reporting period. The Company classifies deferred revenue as current when the remaining term or expected completion of its performance obligation is one year or less. The current and non-current deferred revenue balances were $56.6 million and $0.1 million, respectively, at December 31, 2024, and $93.6 million and $0.1 million, respectively, at December 31, 2023. During the year ended December 31, 2024, the Company recognized $67.2 million of revenue that was included in the deferred revenue balance at December 31, 2023. The change in the deferred revenue balance from December 31, 2023 to December 31, 2024 also reflects a further reduction of $24.5 million related to the sale of assets of Mosaic Group on February, 15, 2024. During the year ended December 31, 2023, the Company recognized $104.0 million of revenue that was included in the deferred revenue balance at December 31, 2022. The current and non-current deferred revenue balances were $106.2 million and $0.2 million, respectively, at December 31, 2022. Non-current deferred revenue is included in “Other long-term liabilities” in the balance sheet.
Cash and Cash Equivalents
Cash and cash equivalents include cash and short-term investments, with maturities of less than 91 days from the date of purchase. Domestically, cash equivalents primarily consist of AAA rated government money market funds and treasury bills. Internationally, cash equivalents primarily consist of AAA rated government money market funds and time deposits.
Accounting for Investments in Marketable Debt Securities
At times, the Company invests in marketable debt securities with active secondary or resale markets to ensure portfolio liquidity to fund current operations or satisfy other cash requirements as needed. Marketable debt securities are adjusted to fair value each quarter, and the unrealized gains and losses, net of tax, are included in accumulated other comprehensive (loss) income as a separate component of shareholders’ equity. The specific-identification method is used to determine the cost of debt securities sold and the amount of unrealized gains and losses reclassified out of accumulated other comprehensive (loss) income into earnings. The Company also invests in non-marketable debt securities as part of its investment strategy. We review our debt securities for impairment each reporting period. The Company recognizes an unrealized loss on debt securities in net earnings when the impairment is determined to be other-than-temporary. Factors we consider in making such a determination include the duration, severity and reason for the decline in value and the potential recovery and our intent to sell the debt security. We also consider whether we will be required to sell the security before recovery of its amortized cost basis and whether the amortized cost basis cannot be recovered because of credit losses. If an impairment is considered to be other-than-temporary, the debt security will be written down to its fair value and the loss will be recognized within “Other (expense) income, net” in the statement of operations. At December 31, 2024 there were no marketable debt securities. At December 31, 2023 marketable debt securities consist of treasury bills of $149.0 million.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Certain Risks and Concentrations
Services Agreement with Google
On January 20, 2025, the Company entered into a further amendment to its Services Agreement (the “Amendment”), with the amended terms to be effective on April 1, 2025. Following the execution of the Amendment, the expiration date of the Services Agreement was extended from March 31, 2025 to March 31, 2026, with an automatic renewal for an additional one-year period absent a notice of non-renewal from either party on or before December 31, 2025. The Company earns certain other advertising revenue from Google that is not attributable to the Services Agreement. A portion of the Company’s net cash from operating activities that it can freely access is attributable to revenue earned pursuant to the Services Agreement and other revenue earned from Google.
The Services Agreement requires that the Company comply with certain guidelines promulgated by Google. Google may generally unilaterally update its policies and guidelines without advance notice. These updates may be specific to the Services Agreement or could be more general and thereby impact the Company as well as other companies. These policy and guideline updates have in the past (and could in the future) require modifications to, or prohibit and/or render obsolete certain of our products, services and/or business practices, which have negatively impacted revenue and been costly to address (and could in the future), which have had and could have an adverse effect on our business, financial condition and results of operations. Further, changes to certain of the economic terms of the Services Agreement will become effective April 1, 2025 and the Company expects this could negatively impact Search revenue.
For the years ended December 31, 2024, 2023 and 2022, total revenue earned from Google was $503.5 million, $715.0 million and $701.5 million, respectively, representing 19%, 24% and 21%, respectively, of the Company’s revenue. The related accounts receivable totaled $43.7 million and $52.2 million at December 31, 2024 and 2023, respectively. The revenue attributable to the Services Agreement is earned at Search and, for the years ended December 31, 2024, 2023 and 2022, was $375.4 million, $574.3 million and $514.8 million, respectively, representing 14%, 20% and 15%, respectively, of the Company’s total revenue.
Equity Price Risk
At December 31, 2024, the Company owns 64.7 million common shares of MGM, which represents 22.0% of MGM’s common shares outstanding. In the fourth quarter of 2023, MGM’s ongoing share repurchase program passively increased the Company’s ownership interest in MGM and the Company determined that the equity method of accounting applied and elected to account for its investment in MGM pursuant to the fair value option. Prior to the fourth quarter of 2023, the Company’s investment in MGM was accounted for as an equity security with a readily determinable fair value, with changes in fair value recognized through income each period. Since the Company has always marked its investment in MGM to fair value through income each period, the election of the fair value option resulted in no change to the accounting for its investment in MGM. For the years ended December 31, 2024, 2023 and 2022, the Company recorded unrealized pre-tax (losses) gains from its investment in MGM in its statement of operations of $(649.2) million, $721.7 million and $(723.5) million, respectively.
The cumulative unrealized net pre-tax gain at December 31, 2024 is $978.8 million. At December 31, 2024 and 2023, the carrying value of the Company’s investment in MGM, which includes the cumulative unrealized pre-tax gains, was $2.2 billion and $2.9 billion, or approximately 23% and 28% of the Company’s consolidated total assets, respectively. A $2.00 increase or decrease in the share price of MGM would result in an unrealized gain or loss, respectively, of $129.4 million. At February 7, 2025, the fair value of the Company’s investment in MGM was $2.2 billion. The Company’s results of operations and financial condition have in the past been and may in the future be materially impacted by increases or decreases in the price of MGM common shares, which are traded on the New York Stock Exchange.

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Interest Rate Risk
At December 31, 2024, the principal amount of the Company’s outstanding debt totals $1.48 billion pertaining to the Dotdash Meredith Term Loans, which bear interest at a variable rate. Dotdash Meredith entered into interest rate swaps for a total notional amount of $350 million in March 2023. See “Interest Rate Swaps” below and “Note 6—Long-term Debt” for additional information. At December 31, 2024, the outstanding balance of $1.18 billion related to Dotdash Meredith Term Loan B-1 due December 1, 2028 (“Dotdash Meredith Term Loan B-1”) bore interest at an adjusted term secured overnight financing rate (“Adjusted SOFR”), subject to a minimum of 0.50%, plus 3.50%, or 8.05%, and the outstanding balance of $297.5 million related to Dotdash Meredith Term Loan A due December 1, 2026 (“Dotdash Meredith Term Loan A”) bore interest at Adjusted Term SOFR plus 2.25%, or 6.94%. If Adjusted Term SOFR were to increase or decrease by 100 basis points, the annual interest expense on Dotdash Meredith Term Loan A and Dotdash Meredith Term Loan B-1, net of the impact related to the $350 million in notional amount of interest rate swaps, would increase or decrease by $11.3 million.
Credit Risk
The Company has counterparty credit risk exposure to the private limited life insurance company, which issued the annuity contracts held by the IPC Pension Scheme (“IPC Plan”), which is the funded plan in the United Kingdom (“U.K.”), as well as certain financial institutions that are counterparties to the interest rate swaps. In addition, cash and cash equivalents are maintained with financial institutions and are in excess of any applicable third-party insurance limits, such as the Federal Deposit Insurance Corporation and the Securities Investor Protection Corporation.
Other Risks
The Company is subject to certain risks and concentrations including dependence on third-party technology providers and exposure to risks associated with online commerce security.
Buildings, Land, Equipment, Leasehold Improvements and Capitalized Software
Buildings, land, equipment, leasehold improvements and capitalized software are recorded at cost or at fair value to the extent acquired in a business combination. Repairs and maintenance costs are expensed as incurred. Amortization of leasehold improvements, which is included in “Depreciation” in the statement of operations, and depreciation are computed using the straight-line method over the estimated useful lives of the assets, or, in the case of leasehold improvements, the lease term, if shorter.

Asset Category	Estimated Useful Lives
Buildings	5 to 39 Years
Equipment (including furniture)	3 to 12 Years
Leasehold improvements	2 to 11 Years
Capitalized software	2 to 3 Years

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company capitalizes certain internal use software costs including external direct costs utilized in developing or obtaining the software and compensation for personnel directly associated with the development of the software. Capitalization of such costs begins when the preliminary project stage is complete and ceases when the project is substantially complete and ready for its intended purpose. The net book value of capitalized internal use software is $9.7 million and $17.4 million at December 31, 2024 and 2023, respectively.
Business Combinations
The purchase price of an acquisition is attributed to the assets acquired and liabilities assumed based on their fair values at the date of acquisition, including identifiable intangible assets that either arise from a contractual or legal right or are separable from goodwill. The Company usually obtains the assistance of outside valuation experts in the allocation of purchase price to the identifiable intangible assets acquired. While outside valuation experts may be used, management has the ultimate responsibility for the valuation methods, models and inputs used and the resulting purchase price allocation. The excess purchase price over the value of net tangible and identifiable intangible assets acquired is recorded as goodwill and is assigned to the reporting unit(s) that is expected to benefit from the business combination as of the acquisition date. There have been no acquisitions made since the 2021 acquisition of Meredith Holdings Corporation (“Meredith”), for which the allocation of purchase price to the assets acquired and liabilities assumed, the determination of the reporting units and the allocation of goodwill to the reporting units were finalized during the fourth quarter of 2022.
Goodwill and Indefinite-Lived Intangible Assets
Dotdash Meredith’s operating segments and reporting units are Digital and Print. Care.com and Search are separate operating segments and reporting units. Within Emerging & Other, Mosaic Group (prior to the sale of its assets on February 15, 2024), Vivian Health, The Daily Beast, IAC Films, Newco (IAC’s former incubator company) and Bluecrew (prior to its sale on November 9, 2022), are separate operating segments and reporting units. The operating segments and reporting units of Angi (reflected in discontinued operations) are Ads and Leads, Services, International and Roofing (prior to its sale on November 1, 2023). Goodwill is tested for impairment at the reporting unit level. See “Note 9—Segment Information” for additional information regarding the Company’s method of determining operating and reportable segments.
The Company assesses goodwill and indefinite-lived intangible assets, which are certain trade names and trademarks, for impairment annually at October 1 or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit or the fair value of an indefinite-lived intangible asset below its carrying value.
When the Company elects to perform a qualitative assessment and concludes it is not more likely than not that the fair value of the reporting unit is less than its carrying value, no further assessment of that reporting unit’s goodwill is necessary; otherwise, a quantitative assessment is performed and the fair value of the reporting unit is determined. If the carrying value of the reporting unit exceeds its estimated fair value, a goodwill impairment equal to the excess is recorded.
For the Company’s annual goodwill test as of October 1, 2024, qualitative assessments of the goodwill of the Dotdash Meredith Digital, Angi International and Vivian Health reporting units were performed because the Company concluded it was more likely than not that the fair value of these reporting units was in excess of their respective carrying values. The primary factors that the Company considered in its qualitative assessment for each of these reporting units are described below:
•The Company considered the strong forecasted operating performance, in addition to actual operating results in the current year, of the Dotdash Meredith Digital reporting unit and, based on the Company’s latest valuation prepared as of October 1, 2023, the excess of its estimated fair value of the reporting unit compared to its carrying value. The Company also considered the valuations of Dotdash Meredith as of December 31, 2023 and June 30, 2024 that were prepared in connection with the issuance and/or settlement of equity awards that are denominated in its equity. These valuations were prepared time proximate to, however, not as of, October 1, 2024.
•The Company prepared a valuation of the Angi International and Vivian Health reporting units primarily in connection with the issuance and/or settlement of equity awards that are denominated in the equity of these businesses as of June 30, 2024. These valuations were prepared time proximate to, however, not as of, October 1, 2024. The fair value of these businesses were in excess of their October 1, 2024 carrying values.

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For the Company’s annual goodwill test at October 1, 2024, the Company quantitatively tested the Angi Ads and Leads, Angi Services and Care.com reporting units. The Company’s quantitative tests resulted in no impairments. The Company’s remaining reporting units, Dotdash Meredith Print, Search, The Daily Beast and IAC Films, have no goodwill as of October 1, 2024.
Given the decline in Angi’s and the Company’s stock prices after October 1, 2024, the Company subsequently quantitatively tested all reporting units with goodwill as of December 31, 2024 and no impairments were noted.
During the third quarter of 2023 and second quarter of 2022, the Company reassessed the fair value of the Mosaic Group reporting unit (included within Emerging & Other) and recorded goodwill impairments of $9.0 million and $86.7 million, respectively, as a result of the projected reduction in future revenue and profits from the business and lower trading multiples of a selected peer group of companies.
In the fourth quarter of 2022, prior to its sale in 2023, a quantitative assessment was performed on the Roofing reporting unit (reflected in discontinued operations); this test resulted in a full impairment of $26.0 million due to Roofing exiting certain markets and a projected reduction in future profits from the business, which reduced its fair value.
There is no goodwill for which the most recent estimate of the excess of fair value over carrying value is less than 20%.
The fair value of the Company’s reporting units is determined using both an income approach based on discounted cash flows (“DCF”) and a market approach when it tests goodwill for impairment, either on an interim basis or annual basis as of October 1 each year. The Company uses the same approach in determining the fair value of its businesses in connection with its non-public subsidiary denominated stock-based compensation plans, which can be a significant factor in the decision to apply the qualitative assessment rather than a quantitative test. Determining fair value using a DCF analysis requires the exercise of significant judgment with respect to several items, including the amount and timing of expected future cash flows and appropriate discount rates. The expected cash flows used in the DCF analyses are based on the Company’s most recent forecast and budget and, for years beyond the budget, the Company’s estimates, which are based, in part, on forecasted growth rates. The discount rates used in the DCF analyses are intended to reflect the risks inherent in the expected future cash flows of the respective reporting units. Assumptions used in the DCF analyses, including the discount rate, are assessed based on each reporting unit’s current results and forecasted future performance, as well as macroeconomic and industry specific factors. The discount rates used in the quantitative tests as of December 31, 2024 for determining the fair values of the Dotdash Meredith Digital, Angi Ads and Leads, Angi Services, Angi International, Care.com and Vivian Health reporting units were 14.5%, 13%, 14%, 15%, 14.5% and 23%, respectively. The discount rates used in the quantitative tests as of October 1, 2024 for determining the fair values of the Angi Ads and Leads, Angi Services and Care.com reporting units were 12.5%, 13.5% and 14%, respectively. The discount rates used in the quantitative tests as of October 1, 2023 for determining the fair value of the Company’s Dotdash Meredith Digital, Care.com and Mosaic Group reporting unit were 15.5%, 16% and 16%, respectively. Determining fair value using a market approach considers multiples of financial metrics based on both acquisitions and trading multiples of a selected peer group of companies. From the comparable companies, a representative market multiple is determined, which is applied to financial metrics to estimate the fair value of a reporting unit. To determine a peer group of companies for our respective reporting units, we considered companies relevant in terms of consumer use, monetization model, margin and growth characteristics, and brand strength operating in their respective sectors.

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While the Company has the option to qualitatively assess whether it is more likely than not that the fair values of its indefinite-lived intangible assets are less than their carrying values, the Company’s policy is to determine the fair value of each of its indefinite-lived intangible assets annually as of October 1, in part, because the level of effort required to perform the quantitative and qualitative assessments is essentially equivalent. The Company determines the fair value of indefinite-lived intangible assets using an avoided royalty DCF valuation analysis. Significant judgments inherent in this analysis include the selection of appropriate royalty and discount rates and estimating the amount and timing of expected future cash flows. The discount rates used in the DCF analyses are intended to reflect the risks inherent in the expected future cash flows generated by the respective intangible assets. The royalty rates used in the DCF analyses are based upon an estimate of the royalty rates that a market participant would pay to license the Company’s trade names and trademarks. The future cash flows are based on the Company’s most recent forecast and budget and, for years beyond the budget, the Company’s estimates, which are based, in part, on forecasted growth rates. Assumptions used in the avoided royalty DCF analyses, including the discount rate and royalty rate, are assessed annually based on the actual and projected cash flows related to the asset, as well as macroeconomic and industry specific factors. The discount rates used in the Company’s annual indefinite-lived impairment assessment (including those of Angi, reflected in discontinued operations) ranged from 12.5% to 14.5% in 2024 and 15% to 17% in 2023, and the royalty rates used ranged from 2% to 8% in both 2024 and 2023.The October 1, 2023 annual quantitative assessment of indefinite-lived intangible assets identified an impairment of $79.9 million related to certain other indefinite-lived trade name intangible assets in the Dotdash Meredith Digital segment. The discount rate used to value these trade names was 15.5% and the royalty rate was 6%.
In the fourth quarter of 2024, the Company identified an impairment charge of $2.6 million related to a certain indefinite-lived trade name at Angi Services (reflected in discontinued operations). The discount rate used to value this trade name was 14.0% and the royalty rate was 2.5%.
During the first quarter of 2024, the Company determined that a projected reduction in future revenue related to certain indefinite-lived trade name intangible assets with a carrying value of $20.7 million in the Dotdash Meredith Digital segment resulted in a change in classification to definite-lived intangible assets to be amortized over their respective useful lives. There was no impairment recorded in connection with the change in classification.
During the third quarter of 2023, the Company determined that a projected reduction in future revenue related to a certain indefinite-lived trade name intangible asset in the Dotdash Meredith Digital segment was an indicator of possible impairment. Following the identification of the indicator, the Company updated its calculation of the fair value of the indefinite-lived intangible asset and recorded an impairment of $7.6 million. The discount rate used to value the trade name was 16% and the royalty rate was 8%. A quantitative assessment of this indefinite-lived trade name intangible asset was prepared as of October 1, 2023; this test resulted in no additional impairment as its carrying value approximates its fair value.
If the carrying value of an indefinite-lived intangible asset exceeds its estimated fair value, an impairment equal to the excess is recorded. There is one indefinite-lived intangible asset at Angi Services (reflected in discontinued operations) with a value of approximately $16.2 million for which the most recent estimate of the excess of fair value over carrying value is less than 20%.
The impairment of indefinite-lived intangible assets are included in “Amortization of intangibles” in the statement of operations.
Long-Lived Assets
Long-lived assets, other than goodwill and indefinite-lived intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The carrying value of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying value is deemed not to be recoverable, an impairment loss is recorded equal to the amount by which the carrying value of the long-lived asset exceeds its fair value.
During the first quarter of 2023, due to the continued decline in the commercial real estate market, Dotdash Meredith recorded impairment charges of $70.0 million related to certain unoccupied leased office space consisting of impairments of $44.7 million and $25.3 million of an ROU asset and related leasehold improvements, furniture and equipment, respectively.

IAC INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

During the third quarter of 2022, Dotdash Meredith recorded impairment charges of $21.3 million related to the consolidation of certain leased spaces following the Meredith acquisition consisting of impairments of $14.3 million and $7.0 million of an ROU asset and related leasehold improvements, furniture and equipment, respectively. See “Note 17—Dotdash Meredith Restructuring Charges, Transaction-Related Expenses and Change-in-Control Payments” for additional information.
The impairment charges related to ROU assets are included in “General and administrative expense” and the impairment charges related to leasehold improvements, furniture and equipment are included in “Depreciation” in the statement of operations. The impairment charges represent the amount by which the carrying value of the asset group exceeded its estimated fair value, calculated using a DCF approach using sublease market assumptions of the expected cash flows and discount rate. The impairment charges were allocated between the ROU assets and related leasehold improvements, furniture and equipment of the asset group based on their relative carrying values.
Accounting for Investments in Equity Securities
The Company’s equity securities, other than those of its consolidated subsidiaries and those accounted for under the equity method, are accounted for at fair value or under the measurement alternative in accordance with ASC Subtopic 321, Investments - Equity Securities, with any changes to fair value recognized in “Other income (expense), net” in the statement of operations each reporting period. Under the measurement alternative, equity investments without readily determinable fair values are carried at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for identical or similar securities of the same issuer; fair value is generally determined based on a market approach as of the transaction date. A security will be considered identical or similar if it has identical or similar rights to the equity securities held by the Company. The Company reviews its investments in equity securities without readily determinable fair values for impairment each reporting period when there are qualitative factors or events that indicate possible impairment. Factors the Company considers in making this determination include negative changes in industry and market conditions, financial performance, business prospects, and other relevant events and factors. When indicators of impairment exist, the Company prepares quantitative assessments of the fair value of its investments in equity securities, which require judgment and the use of estimates. When the Company’s assessment indicates that the fair value of the investment is below its carrying value, the Company writes down the investment to its fair value and records the corresponding charge in “Other income (expense), net” in the statement of operations.
As described above under “Equity Price Risk”, in the fourth quarter of 2023, MGM’s ongoing share repurchase program passively increased the Company’s ownership interest in MGM and the Company determined that the equity method of accounting applied and the Company elected to account for its investment in MGM pursuant to the fair value option.
Fair Value Measurements
The Company categorizes its financial instruments measured at fair value into a fair value hierarchy that prioritizes the inputs used in pricing the asset or liability. The three levels of the fair value hierarchy are:
•Level 1: Observable inputs obtained from independent sources, such as quoted market prices for identical assets and liabilities in active markets.
•Level 2: Other inputs, which are observable directly or indirectly, such as quoted market prices for similar assets or liabilities in active markets, quoted market prices for identical or similar assets or liabilities in markets that are not active and inputs that are derived principally from or corroborated by observable market data. The fair values of the Company’s Level 2 financial assets are primarily obtained from observable market prices for identical underlying securities that may not be actively traded. Certain of these securities may have different market prices from multiple market data sources, in which case an average market price is used.

•Level 3: Unobservable inputs for which there is little or no market data and require the Company to develop its own assumptions, based on the best information available in the circumstances, about the assumptions market participants would use in pricing the assets or liabilities. See “Note 3—Financial Instruments and Fair Value Measurements” for a discussion of fair value measurements made using Level 3 inputs.

IAC INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Assets measured at fair value on a nonrecurring basis
The Company’s non-financial assets, such as goodwill, intangible assets, ROU assets, buildings, equipment, leasehold improvements and capitalized software are adjusted to fair value only when an impairment is recognized. The Company’s financial assets, comprising equity securities without readily determinable fair values, are adjusted to fair value when observable price changes are identified or an impairment is recognized. Such fair value measurements are based predominantly on Level 3 inputs. Refer to “Goodwill and Indefinite-Lived Intangible Assets” and “Long-Lived Assets” above for a description of impairment charges.
Advertising Costs
Advertising costs are expensed in the period incurred (when the advertisement first runs for production costs that are initially capitalized) and primarily represent online marketing, including fees paid to search engines, social media sites and other online marketing platforms, offline marketing, which is primarily television, streaming and radio advertising within our Care.com segment and direct-mail costs for magazine subscription acquisition efforts at Dotdash Meredith. Advertising expense is $317.2 million, $395.9 million and $463.4 million for the years ended December 31, 2024, 2023 and 2022, respectively.

Legal Costs
Legal costs, other than certain costs incurred to obtain financing, which are generally capitalized, are expensed as incurred.
Interest Rate Swaps
In March 2023, Dotdash Meredith entered into interest rate swaps for a total notional amount of $350 million, which synthetically converted a portion of Dotdash Meredith Term Loan B due December 1, 2028 (“Dotdash Meredith Term Loan B”) and, following the effectiveness of Amendment No. 1 to the Dotdash Meredith Credit Agreement on November 26, 2024 (the “Amended Dotdash Meredith Credit Agreement”), Dotdash Meredith Term Loan B-1, from a variable rate to a fixed rate to manage interest rate risk exposure for the period commencing April 3, 2023 and ending April 1, 2027. Dotdash Meredith designated the interest rate swaps as cash flow hedges and applies hedge accounting to these contracts in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 815, Derivatives and Hedging. As cash flow hedges, the interest rate swaps are recognized at fair value on the balance sheet as either assets or liabilities, with the changes in fair value recorded in “Accumulated other comprehensive loss” in the balance sheet and reclassified into “Interest expense” in the statement of operations in the periods in which the interest rate swaps affect earnings. Dotdash Meredith assessed hedge effectiveness at the time of entering into these agreements and determined these interest rate swaps are expected to be highly effective. Dotdash Meredith evaluates the hedge effectiveness of the interest rate swaps quarterly, or more frequently, if necessary, by verifying (i) that the critical terms of the interest rate swaps continue to match the critical terms of the hedged interest payments and (ii) that it is probable the counterparties will not default. If the two requirements are met, the interest rate swaps are determined to be effective and all changes in the fair value of the interest rate swaps are recorded in “Accumulated other comprehensive loss.” The cash flows related to interest settlements of the hedged monthly interest payments are classified as operating activities in the statement of cash flows, consistent with the interest expense on the related Dotdash Meredith Term Loan B-1 and Dotdash Meredith Term Loan B.
Original Issue Discount, Debt Issuance Costs and Deferred Financing Costs
Costs incurred to obtain financing are deferred and amortized to “Interest expense” in the statement of operations over the related financing period using the effective interest method. The Company records debt issuance costs as a direct reduction of the carrying value of the related debt. Financing costs related to the undrawn revolving credit facility are included in “Other non-current assets” in the balance sheet.

IAC INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Income Taxes
The Company accounts for income taxes under the liability method, and deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying values of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided if it is determined that it is more likely than not that the deferred tax asset will not be realized. The Company records interest, net of any applicable related income tax benefit, for uncertain tax positions as a component of income tax expense. The Company elects to recognize the tax on Global Intangible Low-Taxed Income as a period expense in the period the tax is incurred.
The Company evaluates and accounts for uncertain tax positions using a two-step approach. Recognition (step one) occurs when the Company concludes that a tax position, based solely on its technical merits, is more likely than not to be sustainable upon examination. Measurement (step two) determines the amount of benefit that is greater than 50% likely to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. De-recognition of a tax position that was previously recognized would occur when the Company subsequently determines that a tax position no longer meets the more-likely-than-not threshold of being sustained.
Pensions and Post-Retirement Benefits
In connection with the acquisition of Meredith in December 2021, the Company assumed certain pension plan obligations. The two largest of these pension plans were funded plans in the U.K. and the U.S.
The IPC Plan relates to a business that was sold by Meredith Corporation prior to December 2021. The IPC Plan has entered into two annuity contracts designed to provide payments equal to all future designated contractual benefit payments to covered participants. The value of these annuity contracts and the liabilities with respect to participants are expected to match. There are no active participants in the IPC Plan or the unfunded pension plan in the U.K. so there are no service costs. While the Company does not expect to have to make any contributions to the IPC Plan, that could change based upon future events.
The domestic funded plan and unfunded plan were frozen with respect to new participants January 1, 2018. The domestic funded pension plan was terminated as of December 31, 2022, and therefore, has no service costs after that date. No future contributions will be required to the domestic funded plan due to its termination.
The domestic unfunded plan was frozen as of December 31, 2024, and therefore, will have no service costs in the future. Pension benefits for the domestic plan are based on formulas that reflect pay credits allocated to participants’ accounts based on years of benefit service and annual pensionable earnings.
The unfunded plan in the U.S. and the unfunded plan in the U.K. are funded as payments are made to the plan participants, which can include the purchase of annuity contracts. In addition, the Company provides health care benefits for certain employees in the U.S. upon their retirement. This plan is the only plan with active participants that are accruing benefits based upon service and the expected cost of which is accrued over the period that the employees render service; this plan is funded as claims are paid.
The Company utilizes a mark-to-market approach to account for pension and post-retirement benefits. Under this approach, the Company recognizes changes in the fair value of plan assets and actuarial gains or losses in the fourth quarter of each fiscal year or whenever a plan is required to be remeasured. Events requiring a plan remeasurement are recognized in the quarter in which the remeasurement event occurs. The remaining components of pension and other post-retirement plan net periodic benefit (credit) cost are recorded on a quarterly basis.
The discount rate for the IPC Plan is an effective insurance settlement rate, using the estimated discount rates inherent in the annuity contracts at each measurement date. The discount rates utilized for the domestic plans and the unfunded U.K. plan were based on the investment yields of high-quality corporate bonds available in the marketplace with maturities equal to projected cash flows of future benefit payments as of the measurement date.
See “Note 11—Pension and Post-Retirement Benefit Plans” for additional information.

IAC INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Earnings Per Share
Basic net earnings (loss) per share (“EPS”) is computed by dividing net earnings (loss) attributable to holders of IAC common stock and Class B common stock by the weighted-average number of shares of common stock and Class B common stock outstanding during the period. Diluted earnings per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised or equity awards vested resulting in the issuance of common stock that could share in the earnings of the Company. Undistributed earnings allocated to the participating security is subtracted from earnings in determining earnings attributable to holders of IAC common stock and Class B common stock for EPS. See “Note 13—Earnings (Loss) Per Share” for additional information on dilutive securities.
Foreign Currency Translation and Transaction Gains and Losses
The financial position and operating results of foreign entities whose primary economic environment is based on their local currency are consolidated using the local currency as the functional currency. These local currency assets and liabilities are translated at the rates of exchange as of the balance sheet date, and local currency revenue and expenses of these operations are translated at average rates of exchange during the period. Translation gains and losses are included in “Accumulated other comprehensive (loss) income” as a component of shareholders’ equity. Transaction gains and losses resulting from assets and liabilities denominated in a currency other than the functional currency are included in the statement of operations as a component of “Other income (expense), net.” See “Note 14—Financial Statement Details” for additional information regarding foreign currency exchange gains and losses.
Translation gains and losses relating to foreign entities that are liquidated or substantially liquidated are reclassified out of accumulated other comprehensive (loss) income into earnings. During the years ended December 31, 2024 and 2022, losses of $1.4 million and less than $0.1 million, respectively, were reclassified into earnings and included in “Other income (expense), net” in the statement of operations. During the year ended December 31, 2023, no gains or losses were reclassified into earnings.
Stock-Based Compensation
Stock-based compensation is measured at the grant date based on the fair value of the award and is generally expensed over the requisite service period. See “Note 10—Stock-Based Compensation” for a discussion of the Company’s stock-based compensation plans.
Redeemable Noncontrolling Interests
Noncontrolling interests in the subsidiaries of the Company are ordinarily reported on the balance sheet within shareholders’ equity, separately from the Company’s equity. However, securities that are redeemable at the option of the holder and not solely within the control of the issuer must be classified outside of shareholders’ equity. Accordingly, all noncontrolling interests that are redeemable at the option of the holder are presented outside of shareholders’ equity in the balance sheet.
In connection with the acquisition of certain subsidiaries, management of these businesses has retained an ownership interest. The Company is party to fair value put and call arrangements with respect to these interests. These put and call arrangements allow management of these businesses to require the Company to purchase their interests or allow the Company to acquire such interests at fair value, respectively. The put arrangements do not meet the definition of a derivative instrument as the put agreements do not provide for net settlement. These put and call arrangements become exercisable by the Company and the counterparty at various dates in the future. There were no arrangements exercised during the years ended December 31, 2024, 2023 and 2022. These put arrangements are exercisable by the counterparty outside the control of the Company. Accordingly, to the extent that the redemption amount of these interests exceeds the value determined by normal noncontrolling interest accounting, the value of such interests is adjusted to the redemption amount with a corresponding adjustment to additional paid-in capital. During the years ended December 31, 2024, 2023 and 2022, the Company recorded adjustments of $(7.0) million, $7.6 million and $24.2 million, respectively, to (decrease) increase these interests to their redemption amounts. Adjustments to these interests require high levels of judgment and are based on various valuation techniques, including market comparables and discounted cash flow projections.

IAC INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Recent Accounting Pronouncements
Recent Accounting Pronouncements Adopted by the Company
Accounting Standards Update (“ASU”) No. 2023-07—Segment Reporting (Topic 280)—Improvements to Reportable Segment Disclosures
In November 2023, the FASB issued ASU No. 2023-07, which is intended to provide users of financial statements with more decision-useful information about reportable segments of a public business entity, primarily through enhanced disclosures of significant segment expenses. The Company adopted ASU No. 2023-07 effective for the fiscal year beginning January 1, 2024 and applied the new guidance retrospectively to all prior periods presented in the financial statements. See “Note 9—Segment Information” for additional information on the impact to the Company.
Recent Accounting Pronouncements Not Yet Adopted by the Company
ASU No. 2023-09—Income Taxes (Topic 740)—Improvements to Income Tax Disclosures
In December 2023, the FASB issued ASU No. 2023-09, which establishes required categories and a quantitative threshold to the annual tabular rate reconciliation disclosure and disaggregated jurisdictional disclosures of income taxes paid. The guidance’s annual requirements are effective for the Company beginning with the reporting period for the fiscal year ending December 31, 2025. Early adoption is permitted and ASU No. 2023-09 may be applied either prospectively or retrospectively. The Company is currently assessing ASU No. 2023-09, its impact on its income tax disclosures and the method of adoption. ASU No. 2023-09 does not affect the Company’s results of operations, financial condition or cash flows. The Company does not plan to adopt ASU No. 2023-09 early.
ASU No. 2024-03—Income Statement-Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40)—Disaggregation of Income Statement Expenses
In November 2024, the FASB issued ASU No. 2024-03, which is intended to provide users of financial statements with more decision-useful information about expenses of a public business entity, primarily through enhanced disclosures of certain components of expenses commonly presented within captions on the statement of operations, such as purchases of inventory, employee compensation, depreciation and amortization, as well as a qualitative description of the amounts remaining in relevant expense captions that are not separately disaggregated quantitatively. ASU No. 2024-03 also requires disclosure of the total amount of selling expenses and, in annual reporting periods, the definition of selling expenses. ASU No. 2024-03 is effective for fiscal years beginning after December 15, 2026 and for interim periods beginning after December 15, 2027. Early adoption is permitted and ASU No. 2024-03 may be applied either prospectively or retrospectively. The Company is currently assessing ASU No. 2024-03, its impact on its disclosures and the timing and method of adoption. ASU No. 2024-03 does not affect the Company’s results of operations, financial condition or cash flows.

Reclassifications
Certain prior year amounts have been reclassified to conform to the current year presentation.

IAC INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3—FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS
Marketable Securities
At December 31, 2024, the Company has no outstanding available-for-sale marketable debt securities.
At December 31, 2023, the fair value of marketable securities are as follows:

December 31, 2023
(In thousands)
Available for sale marketable debt securities	$148,998
Total marketable securities	$148,998
Marketable securities are carried at fair value. The Company has no investments in marketable equity securities, following the change in classification of its investment in MGM to an equity method investment in the fourth quarter of 2023, described below. Prior to the fourth quarter of 2023, the Company had two investments in marketable equity securities, other than its investment in MGM, including one investment that was fully impaired in the first quarter of 2023 due to the investee declaring bankruptcy and another investment that was sold in the third quarter of 2023. The Company recorded net unrealized pre-tax losses of $0.3 million and $20.3 million for these investments during the years ended December 31, 2023 and 2022, respectively. The realized and unrealized pre-tax gain and losses related to these investments are included in “Other income (expense), net” in the statement of operations.
At December 31, 2023, current available-for-sale marketable debt securities are as follows:

	December 31, 2023
	Amortized Cost	Gross Unrealized Gains	Fair Value
	(In thousands)
Treasury bills	$148,971	$27	$148,998
Total available-for-sale marketable debt securities	$148,971	$27	$148,998
The contractual maturities of debt securities classified as current available-for-sale at December 31, 2023 were within one year. There were no investments in available-for-sale marketable debt securities that had been in a continuous unrealized loss position for longer than twelve months at December 31, 2023.
Investment in MGM Resorts International

	December 31,
	2024	2023
	(In thousands)
Investment in MGM	$2,242,672	$2,891,850
In the fourth quarter of 2023, MGM’s ongoing share repurchase program passively increased the Company’s ownership interest in MGM and the Company determined that the equity method of accounting applied and elected to account for its investment in MGM pursuant to the fair value option. See “Note 2—Summary of Significant Accounting Policies” for further discussion of the Company’s investment in MGM.

IAC INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Long-term Investments
Long-term investments consist of:

	December 31,
	2024	2023
	(In thousands)
Equity securities without readily determinable fair values	$438,534	$404,848
Other	—	6,368
Total long-term investments	$438,534	$411,216
Equity Securities without Readily Determinable Fair Values
The following tables present a summary of unrealized pre-tax gains and losses recorded in “Other income (expense), net” in the statement of operations as adjustments to the carrying value of equity securities without readily determinable fair values held at December 31, 2024 and 2023.

	Year Ended December 31,
	2024	2023
	(In thousands)
Upward adjustments (gross unrealized pre-tax gains)	$1,901	$2,227
Downward adjustments including impairments (gross unrealized pre-tax losses)	(34,218)	(22,463)
Total	$(32,317)	$(20,236)
The cumulative upward and downward adjustments (including impairments) to the carrying value of equity securities without readily determinable fair values held at December 31, 2024 were $31.4 million and $160.1 million, respectively.
Realized and unrealized pre-tax gains and losses for the Company’s investments without readily determinable fair values for the years ended December 31, 2024, 2023 and 2022 are as follows:

	Year Ended December 31,
	2024	2023	2022
	(In thousands)
Realized pre-tax gains, net, for equity securities sold	$8,943	$89	$12,434
Unrealized pre-tax losses, net, on equity securities held	(32,317)	(20,236)	(89,137)
Total pre-tax losses, net recognized	$(23,374)	$(20,147)	$(76,703)
All pre-tax gains and losses on equity securities without readily determinable fair values, realized and unrealized, are recognized in “Other income (expense), net” in the statement of operations.

IAC INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Fair Value Measurements
The following tables present the Company’s financial instruments that are measured at fair value on a recurring basis:

	December 31, 2024
	Level 1	Level 2	Level 3	Total Fair Value Measurements
	(In thousands)
Assets:
Cash equivalents:
Money market funds	$1,130,095	$—	$—	$1,130,095
Time deposits	—	18,098	—	18,098
Other current assets:
Retirement investment fund(a)	—	13,763	—	13,763
Investment in MGM	2,242,672	—	—	2,242,672
Other non-current assets:
Interest rate swaps(b)	—	1,715	—	1,715
Total	$3,372,767	$33,576	$—	$3,406,343
_____________________
(a)    See “Note 11—Pension and Post-Retirement Benefit Plans” for additional information.
(b)    Interest rate swaps relate to the $350 million notional amount entered into to hedge Dotdash Meredith’s Term Loan B-1. See “Note 2—Summary of Significant Accounting Policies” and “Note 6—Long-term Debt” for additional information. The fair value of interest rate swaps was determined using discounted cash flows derived from observable market prices, including swap curves, which are Level 2 inputs.

	December 31, 2023
	Level 1	Level 2	Level 3	Total Fair Value Measurements
	(In thousands)
Assets:
Cash equivalents:
Money market funds	$694,958	$—	$—	$694,958
Treasury bills	—	12,449	—	12,449
Time deposits	—	19,497	—	19,497
Marketable securities:
Treasury bills	—	148,998	—	148,998
Investment in MGM	2,891,851	—	—	2,891,851
Other non-current assets:
Warrant	—	—	49,631	49,631
Total	$3,586,809	$180,944	$49,631	$3,817,384

Liabilities:
Other long-term liabilities:
Interest rate swaps(b)	$—	$(907)	$—	$(907)

IAC INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table presents the changes in the warrant, which was measured at fair value on a recurring basis using significant unobservable inputs (Level 3):

	Year Ended December 31,
	2024	2023
	(In thousands)
Balance at January 1	$49,631	$46,799
Total net gains:
Fair value adjustments included in earnings	20,393	2,832
Settlements	(70,024)	—
Balance at December 31	$—	$49,631
Warrant
The Company owns preferred shares of Turo, a peer-to-peer car sharing marketplace, which are accounted for as an equity security without a readily determinable fair value, as the preferred shares are not common stock equivalents. As part of the Company’s original investment in Turo preferred shares, the Company received a warrant that was recorded at fair value each reporting period with any change in fair value included in “Other income (expense), net” in the statement of operations. The warrant was measured using significant unobservable inputs and classified in the fair value hierarchy table as Level 3. The Company net settled its Turo warrant on July 23, 2024 (the warrant expiration date) for 4.5 million shares of Series E-2 preferred stock and the fair value of the warrant of $70.0 million was reclassified to equity securities without readily determinable fair values. The Company had measured this warrant at fair value at June 30, 2024 using the settlement value of the shares received pursuant to its net exercise on July 23, 2024. For the periods prior to the settlement, the warrant was included in “Other non-current assets” in the balance sheet.
Financial instruments measured at fair value only for disclosure purposes
The total fair value of the outstanding long-term debt, including the current portion, is estimated using observable market prices or indices for similar liabilities, which are Level 2 inputs, and was approximately $1.49 billion and $1.53 billion at December 31, 2024 and 2023, respectively.
NOTE 4—GOODWILL AND INTANGIBLE ASSETS
Goodwill and intangible assets, net are as follows:

	December 31,
	2024	2023
	(In thousands)
Goodwill	$1,993,302	$2,137,883
Intangible assets with indefinite lives	345,451	373,455
Intangible assets with definite lives, net of accumulated amortization	209,022	330,477
Total goodwill and intangible assets, net	$2,547,775	$2,841,815

IAC INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table presents the balance of goodwill by reportable segment, including the changes in the carrying value of goodwill and accumulated impairment losses, for the year ended December 31, 2024:

	Balance at December 31, 2023	Deductions	Balance at December 31, 2024	Accumulated Impairment Losses at December 31, 2024
	(In thousands)
Dotdash Meredith
Digital	$1,497,642	$—	$1,497,642	$(198,329)
Total Dotdash Meredith	1,497,642	—	1,497,642	(198,329)

Care.com	490,896		490,896	—
Search	—	—	—	(981,308)
Emerging & Other	149,345	(144,581)	4,764	(95,748)
Total	$2,137,883	$(144,581)	$1,993,302	$(1,275,385)
Deductions at Emerging & Other are due to the sale of assets of Mosaic Group on February 15, 2024. The accumulated impairment losses at December 31, 2024 and 2023 within Emerging & Other are attributable to Mosaic Group. See “Note 2—Summary of Significant Accounting Policies” for further discussion of the Company’s assessments of impairment of goodwill. Prior to the acquisition of Meredith in 2021, Dotdash’s previous goodwill balance of $198.3 million was fully impaired, resulting in its balance reflected in accumulated impairment losses at both December 31, 2024 and 2023. As a result of impairments previously recorded, the Search reportable segment has no goodwill.
The following table presents the balance of goodwill by reportable segment, including the changes in the carrying value of goodwill and accumulated impairment losses, for the year ended December 31, 2023:

	Balance at December 31, 2022	Impairment	Balance at December 31, 2023	Accumulated Impairment Losses at December 31, 2023
	(In thousands)
Dotdash Meredith
Digital	$1,497,642	$—	$1,497,642	$(198,329)
Total Dotdash Meredith	1,497,642	—	1,497,642	(198,329)

Care.com	490,896	—	490,896	—
Search	—	—	—	(981,308)
Emerging & Other	158,345	(9,000)	149,345	(95,748)
Total	$2,146,883	$(9,000)	$2,137,883	$(1,275,385)
During the third quarter of 2023, the Company reassessed the fair value of the Mosaic Group reporting unit (included within Emerging & Other prior to the sale of its assets on February 15, 2024) and recorded a goodwill impairment of $9.0 million. See “Note 2—Summary of Significant Accounting Policies” for further discussion of the Company’s assessments of impairment of goodwill.
At December 31, 2024 and 2023, intangible assets with definite lives are as follows:

IAC INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	December 31, 2024
	Gross Carrying Amount	Accumulated Amortization	Net	Weighted-Average Useful Life
	(In thousands)			(Years)
Advertiser relationships	$297,000	$(211,694)	$85,306	5.0
Licensee relationships	171,000	(123,115)	47,885	4.9
Trade names	138,118	(77,639)	60,479	8.3
Content	104,939	(104,939)	—	2.9
Technology	91,900	(91,900)	—	2.0
Customer lists and user base	68,084	(52,732)	15,352	6.4
Professional relationships	800	(800)	—	4.0
Total	$871,841	$(662,819)	$209,022	5.1

	December 31, 2023
	Gross Carrying Amount	Accumulated Amortization	Net	Weighted-Average Useful Life
	(In thousands)			(Years)
Advertiser relationships	$297,000	$(154,819)	$142,181	5.0
Licensee relationships	171,000	(85,496)	85,504	4.9
Trade names	119,383	(54,165)	65,218	9.3
Content	104,939	(88,845)	16,094	2.9
Technology	116,110	(114,582)	1,528	2.2
Customer lists and user base	68,661	(48,721)	19,940	6.4
Professional relationships	800	(788)	12	4.0
Total	$877,893	$(547,416)	$330,477	5.0
At December 31, 2024, amortization of intangible assets with definite lives for each of the next five years and thereafter is estimated to be as follows:

Year Ending December 31,	(In thousands)
2025	$92,710
2026	73,030
2027	15,142
2028	5,519
2029	5,359
Thereafter	17,262
Total	$209,022

IAC INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5—LEASES
The Company primarily leases office space used in connection with its operations under various operating leases, the majority of which contain escalation clauses.
ROU assets represent the Company’s right to use the underlying assets for the lease term and lease liabilities represent the present value of the Company’s obligation to make payments arising from these leases. ROU assets and related lease liabilities are based on the present value of fixed lease payments over the lease term using the Company’s and certain of its subsidiaries’ respective incremental borrowing rates on the lease commencement date, the date of acquisition for any leases acquired in connection with a business combination or January 1, 2019, the date ASC Topic 842, Leases (“ASC 842”) was adopted, for leases that commenced prior to that date. The Company combines the lease and non-lease components of lease payments in determining ROU assets and related lease liabilities. If the lease includes one or more options to extend the term of the lease, the renewal option is considered in the lease term if it is reasonably certain the Company will exercise the option(s). Lease expense is recognized on a straight-line basis over the term of the lease. As permitted by ASC 842, leases with an initial term of twelve months or less (“short-term leases”) are not recorded on the balance sheet.
Variable lease payments consist primarily of common area maintenance, utilities and taxes, which are not included in the recognition of ROU assets and related lease liabilities. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.
The following table presents the balances of ROU assets and lease liabilities within the balance sheet:

		December 31,
Leases	Balance Sheet Classification	2024	2023
		(In thousands)
Assets:
ROU assets	Other non-current assets	$224,759	$254,250

Liabilities:
Current lease liabilities	Accrued expenses and other current liabilities	$49,231	$50,953
Long-term lease liabilities	Other long-term liabilities	309,160	349,568
Total lease liabilities		$358,391	$400,521
The following table presents the net lease expense within the statement of operations:

		Year Ended December 31,
Lease Expense	Statement of Operations Classification	2024	2023	2022
		(In thousands)
Fixed lease expense	Cost of revenue	$739	$316	$846
Fixed lease expense	Selling and marketing expense	470	2,246	2,769
Fixed lease expense	General and administrative expense	44,461	98,698	49,218
Fixed lease expense	Product development expense	400	259	507
Total fixed lease expense(a)		46,070	101,519	53,340
Variable lease expense	Selling and marketing expense	—	43	—
Variable lease expense	General and administrative expense	15,118	14,514	11,942
Variable lease expense	Product development expense	—	—	66
Total variable lease expense		15,118	14,557	12,008
Net lease expense		$61,188	$116,076	$65,348

IAC INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

_____________________
(a) Includes lease impairment charges of $0.1 million and $48.2 million for the years ended December 31, 2024 and 2023, respectively, and (i) short-term lease expense of $0.9 million, $1.3 million and $3.6 million, (ii) sublease income of $11.8 million, $11.4 million and $14.0 million and (iii) gains (losses) on termination of leases of $0.2 million, $(0.4) million and $3.2 million for the years ended December 31, 2024, 2023 and 2022, respectively. Impairment charges related to ROU assets are included in “General and administrative expense” in the statement of operations. Impairment charges during the year ended December 31, 2023 include $44.7 million related to certain unoccupied leased office space at Dotdash Meredith due to the continued decline in the commercial real estate market. During the year ended December 31, 2022, the Company also recorded $14.3 million of impairment charges related to the consolidation of certain leased spaces following the Meredith acquisition, which is included in “General and administration expense” in the statement of operations as a restructuring charge. See “Note 2—Summary of Significant Accounting Policies” and “Note 17—Dotdash Meredith Restructuring Charges, Transaction-Related Expenses and Change-in-Control Payments” for additional information on impairment and restructuring charges, respectively.
Maturities of lease liabilities at December 31, 2024(b) are summarized below:

Year Ending December 31,	(In thousands)
2025	$65,566
2026	61,410
2027	52,522
2028	54,709
2029	53,250
Thereafter	140,206
Total	427,663
Less: Interest	69,272
Present value of lease liabilities	$358,391
_____________________
(b) Lease payments exclude $6.4 million of legally binding minimum lease payments for leases signed but not yet commenced.
The following are the weighted average assumptions used for lease term and discount rate:

	December 31,
	2024	2023
Remaining lease term	7.2 years	8.0 years
Discount rate	4.97%	4.82%
The following is the supplemental cash flow information:

	Year Ended December 31,
	2024	2023	2022
	(In thousands)
ROU assets obtained in exchange for lease liabilities	$9,339	$2,152	$6,044
Derecognition of ROU assets due to termination or modification	$(47)	$(28,747)	$(4,038)
Cash paid for amounts included in the measurement of lease liabilities	$69,684	$74,898	$71,982

In addition, purchase accounting adjustments related to the 2021 acquisition of Meredith were completed during the year ended December 31, 2022 and ROU assets were adjusted downward by $4.3 million and lease liabilities were adjusted upward by $7.1 million.

IAC INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6—LONG-TERM DEBT
Long-term debt consists of:

	December 31,
	2024	2023
	(In thousands)
Dotdash Meredith Term Loan A due December 1, 2026	$297,500	$315,000
Dotdash Meredith Term Loan B-1 due December 1, 2028	1,182,500	—
Dotdash Meredith Term Loan B due December 1, 2028	—	1,225,000
Total Dotdash Meredith long-term debt	1,480,000	1,540,000
Less: current portion of Dotdash Meredith long-term debt	35,000	30,000
Less: original issue discount	3,512	4,470
Less: unamortized debt issuance costs	6,481	8,423
Total long-term debt, net	$1,435,007	$1,497,107
On December 1, 2021, Dotdash Meredith entered into a credit agreement (“Dotdash Meredith Credit Agreement”), which provided for (i) the five-year $350 million Dotdash Meredith Term Loan A, (ii) the seven-year $1.25 billion Dotdash Meredith Term Loan B and (iii) a five-year $150 million revolving credit facility (“Dotdash Meredith Revolving Facility”). On November 26, 2024, Dotdash Meredith entered into the Amended Dotdash Meredith Credit Agreement, which governs both the existing Dotdash Meredith Term Loan A and the Dotdash Meredith Revolving Facility, and replaced $1.18 billion of then outstanding Dotdash Meredith Term Loan B principal with an equal amount of Dotdash Meredith Term Loan B-1 (together with Dotdash Meredith Term Loan A, these loans are collectively referred to as “Dotdash Meredith Term Loans”).
Dotdash Meredith Term Loan A bears interest at an Adjusted Term SOFR, as defined in the Amended Dotdash Meredith Credit Agreement, plus an applicable margin depending on Dotdash Meredith’s most recently reported consolidated net leverage ratio, as defined in the Amended Dotdash Meredith Credit Agreement. The adjustment to the secured overnight financing rate is fixed at 0.10% for Dotdash Meredith Term Loan A. At December 31, 2024 and 2023, Dotdash Meredith Term Loan A bore interest at Adjusted Term SOFR plus 2.25%, or 6.94% and 7.69%, respectively. Prior to the effectiveness of the Amended Dotdash Meredith Credit Agreement, Dotdash Meredith Term Loan B bore an interest rate of Adjusted Term SOFR plus 4.00%, plus a varying adjustment of 0.10%, 0.15% or 0.25% based upon the duration of the borrowing period. The Amended Dotdash Meredith Credit Agreement reset the interest rate on Dotdash Meredith Term Loan B-1 to Adjusted Term SOFR plus 3.50% and removed the varying adjustment. At December 31, 2024, Dotdash Meredith Term Loan B-1 bore interest at Adjusted Term SOFR, subject to a minimum of 0.50%, plus 3.50%, or 8.05%. At December 31, 2023, Dotdash Meredith Term Loan B bore interest at Adjusted Term SOFR, subject to a minimum of 0.50%, plus 4.00%, or 9.44%. Interest payments are due at least quarterly through the respective maturity dates of the Dotdash Meredith Term Loans.

Immediately prior to the effectiveness of the Amended Dotdash Meredith Credit Agreement, the Company prepaid $30 million in aggregate principal of Dotdash Meredith Term Loan B. This prepayment and the reset of the interest rate of Dotdash Meredith Term Loan B-1 were evaluated on a creditor-by-creditor basis to determine whether the transaction should be accounted for as a modification or extinguishment of debt. As a result of this evaluation, a portion of the transaction was determined to be an extinguishment of debt and, therefore, the Company recorded a debt extinguishment loss of $0.3 million in the fourth quarter of 2024 to write off a pro-rata amount of unamortized issuance costs and original issue discount, and less than $0.1 million was capitalized as debt issuance costs. The extinguishment loss is recorded in “Interest expense” in the statement of operations. Third-party fees in connection with the Amended Dotdash Meredith Credit Agreement of $3.5 million are recorded in “Other income (expense), net” in the statement of operations.

IAC INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The interest rate swaps entered into in March 2023, with a maturity date of April 1, 2027, synthetically converted $350 million of Dotdash Meredith Term Loan B and, following the effectiveness of the Amended Dotdash Meredith Credit Agreement, Dotdash Meredith Term Loan B-1, from a variable rate to a fixed rate. Following the effectiveness of the Amended Dotdash Meredith Credit Agreement, should Adjusted Term SOFR continue to equal or exceed 0.50%, then the fixed rate for Dotdash Meredith Term Loan B-1 will be approximately 7.32% ((i) the weighted average fixed interest rate of approximately 3.82% on the interest rate swaps and (ii) the base rate of 3.50%). In the event Adjusted Term SOFR becomes less than 0.50%, then the interest rate swaps would be fixed in a range from approximately 7.32% to 7.42% as determined by the governing agreements. Prior to the effectiveness of the Amended Dotdash Meredith Credit Agreement, the fixed rate for Dotdash Meredith Term Loan B was approximately 7.92% ((i) the weighted average fixed interest rate of approximately 3.82% on the interest rate swaps, (ii) the base rate of 4.00% and (iii) the adjustment to the secured overnight financing rate of 0.10%).
The interest rate swaps are expected to be highly effective. See “Note 8—Accumulated Other Comprehensive (Loss) Income” for the net unrealized gains and losses before reclassifications in “Accumulated other comprehensive loss” and realized gains reclassified into “Interest expense” for the years ended December 31, 2024 and 2023. At December 31, 2024, approximately $1.1 million is expected to be reclassified into interest expense within the next twelve months as net realized gains.

Dotdash Meredith Term Loan A requires quarterly principal payments of approximately $8.8 million through December 31, 2025 and approximately $13.1 million thereafter through maturity. Prior to the effectiveness of the Amended Dotdash Meredith Credit Agreement, Dotdash Meredith Term Loan B required quarterly payments of $3.1 million. Following the effectiveness of the Amended Dotdash Meredith Credit Agreement, Dotdash Meredith Term Loan B-1 now requires quarterly payments of $3.0 million commencing March 31, 2026 through maturity. Dotdash Meredith Term Loan B and Dotdash Meredith Term Loan B-1 may require additional annual principal payments as part of an excess cash flow sweep provision, the amount of which, in part, is governed by the applicable net leverage ratio and further subject to the excess cash flow exceeding certain thresholds as defined in the Dotdash Meredith Credit Agreement and Amended Dotdash Meredith Credit Agreement, respectively. No such payment is currently expected related to the period ended December 31, 2024 and no such payment was required related to the period ended December 31, 2023.
There were no outstanding borrowings under the Dotdash Meredith Revolving Facility at both December 31, 2024 and 2023. The annual commitment fee on undrawn funds is based on the most recently reported Dotdash Meredith’s consolidated net leverage ratio, as defined in the governing agreements, was 40 basis points at both December 31, 2024 and 2023. Any borrowings under the Dotdash Meredith Revolving Facility would bear interest, at Dotdash Meredith’s option, at either a base rate or Adjusted Term SOFR, plus an applicable margin, which is based on Dotdash Meredith’s consolidated net leverage ratio.
As of the last day of any calendar quarter, subject to certain exemptions and increases for qualifying material acquisitions, Dotdash Meredith will not permit the consolidated net leverage ratio as of the last day of such quarter to exceed 5.5 to 1.0, all as defined in the governing agreements. This ratio was not exceeded for both test periods ended December 31, 2024 and 2023. The Amended Dotdash Meredith Credit Agreement also contains covenants, which are consistent with the Dotdash Meredith Credit Agreement, that would limit Dotdash Meredith’s ability to pay dividends, incur incremental secured indebtedness, or make distributions or certain investments in the event a default has occurred or if Dotdash Meredith’s consolidated net leverage ratio exceeds 4.0 to 1.0, subject to certain available amounts as defined in the governing agreements. Dotdash Meredith did not exceed this ratio for the test period ended December 31, 2024, but this ratio was exceeded for the test period ended December 31, 2023.

IAC INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Dotdash Meredith Credit Agreement and the Amended Dotdash Meredith Credit Agreement permit the Company to, among other things, contribute cash to Dotdash Meredith which will provide additional liquidity to ensure that Dotdash Meredith does not exceed certain consolidated net leverage ratios for any test period, as further defined in the governing agreements. In connection with these capital contributions, Dotdash Meredith may make distributions to the Company in amounts not more than any such capital contributions, provided that no default has occurred and is continuing. Such capital contributions and subsequent distributions impact the consolidated net leverage ratios of Dotdash Meredith, however, absent these contributions, Dotdash Meredith’s consolidated net leverage ratio would not have exceeded 5.5 to 1.0 for the years ended December 31, 2024 or 2023. During the year ended December 31, 2024, the Company contributed $125 million to Dotdash Meredith, following which Dotdash Meredith distributed $230 million back to the Company, including $105 million in January 2024 related to the Company’s contribution in December 2023. The contributions ceased in September 2024, which Dotdash Meredith distributed back to the Company in October 2024 and, therefore, there are no contributions or distributions outstanding as of December 31, 2024. During the year ended December 31, 2023, the Company contributed $510 million to Dotdash Meredith, following which Dotdash Meredith distributed $405 million back to the Company.
The obligations under the Amended Dotdash Meredith Credit Agreement are guaranteed by certain of Dotdash Meredith’s wholly-owned subsidiaries and are secured by substantially all of the assets of Dotdash Meredith and certain of its subsidiaries.
Long-term Debt Maturities:
Long-term debt maturities at December 31, 2024 are summarized in the table below:

Year Ending December 31,	(In thousands)
2025	$35,000
2026	274,325
2027	11,825
2028	1,158,850
Total	1,480,000
Less: current portion of long-term debt	35,000
Less: unamortized original issue discount	3,512
Less: unamortized debt issuance costs	6,481
Total long-term debt, net	$1,435,007
NOTE 7—SHAREHOLDERS’ EQUITY
Description of Common Stock and Class B Convertible Common Stock
Except as described herein, shares of IAC common stock and IAC Class B common stock are identical.
The holders of shares of IAC common stock and IAC Class B common stock vote together as a single class with respect to matters that may be submitted to a vote or for the consent of IAC’s shareholders generally, including the election of directors. In connection with any such vote, each holder of IAC common stock is entitled to one vote for each share of IAC common stock held and each holder of IAC Class B common stock is entitled to ten votes for each share of IAC Class B common stock held. Notwithstanding the foregoing, the holders of shares of IAC common stock, acting as a single class, are entitled to elect 25% of the total number of IAC’s directors, and, in the event that 25% of the total number of directors shall result in a fraction of a director, then the holders of shares of IAC common stock, acting as a single class, are entitled to elect the next higher whole number of IAC’s directors. In addition, Delaware law requires that certain matters be approved by the holders of shares of IAC common stock or holders of IAC Class B common stock voting as a separate class.

IAC INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Shares of IAC Class B common stock are convertible into shares of IAC common stock at the option of the holder thereof, at any time, on a share-for-share basis. Such conversion ratio will in all events be equitably preserved in the event of any recapitalization of IAC by means of a stock dividend on, or a stock split or combination of, outstanding shares of IAC common stock or IAC Class B common stock, or in the event of any merger, consolidation or other reorganization of IAC with another corporation. Upon the conversion of shares of IAC Class B common stock into shares of IAC common stock, those shares of IAC Class B common stock will be retired and will not be subject to reissue. Shares of IAC common stock are not convertible into shares of IAC Class B common stock.
The holders of shares of IAC common stock and the holders of shares of IAC Class B common stock are entitled to receive, share for share, such dividends as may be declared by IAC’s Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution, distribution of assets or winding-up of IAC, the holders of shares of IAC common stock and the holders of shares of IAC Class B common stock are entitled to receive, share for share, all the assets of IAC available for distribution to its stockholders, after the rights of the holders of any IAC preferred stock have been satisfied.
Common Stock Repurchases
On June 30, 2020, the Board of Directors of the Company authorized repurchases up to 8.0 million shares of common stock. The Company did not repurchase any of its common stock during the year ended December 31, 2024. During the years ended December 31, 2023 and 2022, IAC repurchased 3.2 million and 1.1 million shares of its common stock, on a trade date basis, at an average price of $51.00 and $77.44 per share, or $165.6 million and $85.3 million in aggregate, respectively. At December 31, 2024, the Company has 3.7 million shares remaining in its share repurchase authorization.
NOTE 8—ACCUMULATED OTHER COMPREHENSIVE LOSS
The following tables present the components of accumulated other comprehensive loss, net of income tax.

	Year Ended December 31, 2024
	Foreign Currency Translation Adjustment	Unrealized (Losses) Gains On Interest Rate Swaps	Unrealized Gains (Losses) On Available-For-Sale Marketable Debt Securities	Accumulated Other Comprehensive (Loss) Income
	(In thousands)
Balance at January 1	$(10,266)	$(696)	$20	$(10,942)
Other comprehensive (loss) income before reclassifications	(3,875)	6,785	(20)	2,890
Amounts reclassified to earnings	1,427	(4,782)	—	(3,355)
Net current period other comprehensive (loss) income	(2,448)	2,003	(20)	(465)
Accumulated other comprehensive loss allocated to noncontrolling interests during the period	11	—	—	11
Balance at December 31	$(12,703)	$1,307	$—	$(11,396)

IAC INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Year Ended December 31, 2023
	Foreign Currency Translation Adjustment	Unrealized Losses On Interest Rate Swaps	Unrealized Gains (Losses) On Available-For-Sale Marketable Debt Securities	Accumulated Other Comprehensive (Loss) Income
	(In thousands)
Balance at January 1	$(13,186)	$—	$53	$(13,133)
Other comprehensive income (loss) before reclassifications	2,915	2,958	(33)	5,840
Amounts reclassified to earnings	—	(3,654)	—	(3,654)
Net current period other comprehensive income (loss)	2,915	(696)	(33)	2,186
Accumulated other comprehensive loss allocated to noncontrolling interests during the period	5	—	—	5
Balance at December 31	$(10,266)	$(696)	$20	$(10,942)

	Year Ended December 31, 2022
	Foreign Currency Translation Adjustment	Unrealized Gains On Available-For-Sale Marketable Debt Securities	Accumulated Other Comprehensive Income (Loss)
	(In thousands)
Balance at January 1	$4,397	$—	$4,397
Other comprehensive (loss) income before reclassifications	(17,636)	53	(17,583)
Amounts reclassified to earnings	42	—	42
Net current period other comprehensive (loss) income	(17,594)	53	(17,541)
Accumulated other comprehensive loss allocated to noncontrolling interests during the period	11	—	11
Balance at December 31	$(13,186)	$53	$(13,133)
The amounts reclassified out of foreign currency translation adjustment into earnings for the years ended December 31, 2024 and 2022 relate to the substantial liquidation of certain international subsidiaries.
At December 31, 2024 and 2023, there was a deferred income tax provision of $0.4 million and a deferred income tax benefit of $0.2 million, respectively, related to unrealized gains and losses, respectively, on interest rate swaps. At December 31, 2023, and 2022, there was a deferred income tax provision of less than $0.1 million related to net unrealized gains on available-for-sale marketable debt securities.
NOTE 9—SEGMENT INFORMATION
The overall concept that the Company employs in determining its operating segments is to present the financial information in a manner consistent with the chief operating decision maker’s (“CODM”) view of the businesses. The Office of the Chairman, which is comprised of certain executives and members of the board of directors, is the CODM of the Company. We consider how the businesses are organized as to segment management and the focus of the businesses with regards to the types of services or products offered or the target market. Operating segments are combined for reporting purposes in the case of Emerging & Other because they do not meet the quantitative thresholds that require presentation as separate reportable segments.

IAC INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Disaggregated Revenue
The following table presents revenue by reportable segment:

	Year Ended December 31,
	2024	2023	2022
	(In thousands)
Revenue
Dotdash Meredith
Digital	$1,004,417	$892,426	$931,482
Print	794,045	823,456	1,026,128
Intersegment eliminations(a)	(21,233)	(20,989)	(22,911)
Total Dotdash Meredith	1,777,229	1,694,893	1,934,699
Care.com	369,620	375,039	362,570
Search	387,699	629,038	731,431
Emerging & Other	89,028	229,461	323,386
Intersegment eliminations(b)	(1,455)	(9,028)	(8,265)
Total	$2,622,121	$2,919,403	$3,343,821
_____________________
(a)    Intersegment eliminations primarily relate to Dotdash Meredith Digital performance marketing commissions earned for the placement of magazine subscriptions for Dotdash Meredith Print.
(b)    Intersegment eliminations primarily relate to advertising sold by Dotdash Meredith to other IAC owned businesses.

IAC INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table presents the revenue of the Company’s segments disaggregated by type of service:

	Year Ended December 31,
	2024		2023	2022
	(In thousands)
Dotdash Meredith
Digital:
Advertising revenue	$643,725		$560,786	$621,714
Performance marketing revenue	243,895		231,087	198,441
Licensing and other revenue	116,797		100,553	111,327
Total Digital revenue	1,004,417		892,426	931,482
Print:
Subscription revenue	327,079		329,357	422,700
Advertising revenue	174,889		203,210	260,282
Project and other revenue	155,090		128,354	154,807
Newsstand revenue	102,096		117,316	132,855
Performance marketing revenue	34,891		45,219	55,484
Total Print revenue	794,045		823,456	1,026,128
Intersegment eliminations(a)	(21,233)		(20,989)	(22,911)
Total Dotdash Meredith revenue	$1,777,229		$1,694,893	$1,934,699

Care.com
Consumer revenue	$191,274		$210,455	$217,691
Enterprise revenue	178,346		164,584	144,879
Total Care.com revenue	$369,620	369620000	$375,039	$362,570

Search
Advertising revenue:
Google advertising revenue	$376,970		$582,481	$525,987
Non-Google advertising revenue	9,280		44,068	200,435
Total advertising revenue	386,250		626,549	726,422
Other revenue	1,449		2,489	5,009
Total Search revenue	$387,699		$629,038	$731,431

Emerging & Other
Subscription revenue	$52,207		$180,940	$196,965
Marketplace revenue	11,509		14,172	70,180
Media production and distribution revenue	7,819		15,847	31,555
Advertising revenue:
Non-Google advertising revenue	7,367		12,568	16,057
Google advertising revenue	955		946	2,192
Total advertising revenue	8,322		13,514	18,249
Service and other revenue	9,171		4,988	6,437
Total Emerging & Other revenue	$89,028		$229,461	$323,386

IAC INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Segment Expenses
The following table presents the significant expenses included in the Company’s segment reporting performance measure, Segment Adjusted EBITDA, that are regularly provided to the CODM by the Company’s reportable segments:

	Year Ended December 31,
	2024	2023	2022
	(In thousands)
Segment Expenses:
Dotdash Meredith
Digital:
Cost of revenue	$272,225	$240,985	$309,100
Selling and marketing expense	221,862	192,204	196,696
General and administrative expense	97,932	102,751	127,671
Product development expense	123,005	113,517	111,319
Total Digital expenses	715,024	649,457	744,786
Print:
Cost of revenue	389,089	415,354	527,858
Selling and marketing expense	290,709	280,302	402,564
General and administrative expense	49,898	52,335	54,082
Product development expense	10,556	11,239	10,489
Total Print expenses	740,252	759,230	994,993
Other:
Other(c)	47,766	84,438	65,682
Intersegment eliminations	(21,233)	(20,989)	(22,911)
Total Dotdash Meredith expenses(d)	$1,481,809	$1,472,136	$1,782,550

Care.com
Cost of revenue	$79,167	$91,494	$88,806
Selling and marketing expense	99,612	108,320	108,840
General and administrative expense	91,146	60,826	57,788
Product development expense	54,514	58,194	60,237
Total Care.com expenses	$324,439	$318,834	$315,671

Search
Traffic acquisition costs and online marketing(e)	$328,573	$536,099	$596,080
Other segment items(f)	41,616	48,656	51,865
Total Search expenses	$370,189	$584,755	$647,945
_____________________
(c)    Other comprises unallocated corporate expenses.
(d)    Includes certain lease impairment and restructuring charges for the years ended December 31, 2023 and 2022. See “Segment Reporting Performance Measure and Reconciliations” below for additional information.
(e)    Traffic acquisition costs include (i) payments made to partners who direct traffic to our Ask Media Group websites and who distribute our business-to-business customized browser-based applications and (ii) the amortization of fees paid to Apple and Google related to the distribution of apps and the facilitation of in-app purchases and online marketing includes fees paid to search engines and other online marketing platforms.
(f)    Search other segment items include compensation expense, excluding stock-based compensation, and other operating expenses.

IAC INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Segment Reporting Performance Measure and Reconciliations
Adjusted EBITDA is the Company’s primary financial and GAAP segment measure. Adjusted EBITDA is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of, if applicable, (i) amortization of intangible assets and impairments of goodwill and intangible assets and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements. Adjusted EBITDA is the segment reporting performance measure used by the CODM as one of the metrics by which we evaluate the performance of our businesses and our internal budgets are based and may impact management compensation. The following table presents a summary of Segment Adjusted EBITDA:

	Year Ended December 31,
	2024	2023	2022
	(In thousands)
Segment Adjusted EBITDA:
Dotdash Meredith
Digital	$289,393	$242,969	$186,696
Print	53,793	64,226	31,135
Other(c)	(47,766)	(84,438)	(65,682)
Total Dotdash Meredith(g)(h)	295,420	222,757	152,149
Care.com	45,181	56,205	46,899
Search	17,510	44,283	83,486
Emerging & Other	(35,995)	(11,469)	(48,542)
Total Segment Adjusted EBITDA	$322,116	$311,776	$233,992
_____________________
(g)    The year ended December 31, 2023 includes impairment charges of $44.7 million related to unoccupied leased office space at Dotdash Meredith Other. See “Note 2—Summary of Significant Accounting Policies” for additional information.
(h)    The year ended December 31, 2022 includes $32.2 million, $33.4 million and $7.6 million of restructuring charges and $1.1 million, $1.4 million and $4.7 million of transaction-related expenses in connection with the 2021 acquisition of Meredith at Dotdash Meredith Digital, Print and Other, respectively. See “Note 17—Dotdash Meredith Restructuring Charges, Transaction-Related Expenses and Change-in-Control Payments” for additional information.

IAC INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table reconciles total Segment Adjusted EBITDA to (loss) earnings from continuing operations before income taxes:

	Year Ended December 31,
	2024	2023	2022
	(In thousands)
Total Segment Adjusted EBITDA	$322,116	$311,776	$233,992
Corporate Adjusted EBITDA loss	(90,305)	(98,048)	(86,191)
Stock-based compensation expense	(77,745)	(73,562)	(70,808)
Depreciation	(40,838)	(80,937)	(52,716)
Amortization of intangibles	(141,906)	(288,012)	(293,277)
Acquisition-related contingent consideration fair value adjustments	—	—	612
Goodwill impairment	—	(9,000)	(86,748)
Interest expense	(135,719)	(137,495)	(90,058)
Unrealized (loss) gain on investment in MGM Resorts International	(649,178)	721,668	(723,515)
Other income (expense), net	98,536	46,639	(218,963)
(Loss) earnings from continuing operations before income taxes	$(715,039)	$393,029	$(1,387,672)
Capital Expenditures
The following table presents capital expenditures as viewed by the CODM:

	Year Ended December 31,
	2024	2023	2022
	(In thousands)
Capital expenditures:
Dotdash Meredith	$14,293	$10,370	$12,885
Care.com	510	2,039	9,911
Search	—	—	17
Emerging & Other	—	7	198
Corporate	211	81,168	390
Total	$15,014	$93,584	$23,401
Asset information is not provided to the Company’s CODM as that information is not used in the allocation of resources or in assessing the performance of the Company’s segments.

IAC INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Geographic Information
Geographic information about revenue and long-lived assets is presented below. Revenue by geography is based on where the customer is located.

	Year Ended December 31,
	2024	2023	2022
	(In thousands)
Revenue:
United States	$2,318,885	$2,469,053	$2,933,027
All other countries	303,236	450,350	410,794
Total	$2,622,121	$2,919,403	$3,343,821

	December 31,
	2024	2023
	(In thousands)
Long-lived assets (excluding goodwill and intangible assets):
United States	$535,608	$598,828
All other countries	2,348	1,176
Total	$537,956	$600,004
NOTE 10—STOCK-BASED COMPENSATION
IAC currently has one active plan (the “Plan”) under which stock-based awards denominated in shares of or stock-based awards settleable in IAC common stock have been and may be granted. The Plan has a stated term of ten years. The Plan does not specify grant dates or vesting schedules of awards as those determinations have been delegated to the Compensation and Human Resources Committee of IAC’s Board of Directors (the “Committee”). Each grant agreement reflects the vesting schedule for that grant as determined by the Committee. There are also outstanding stock-based awards that were granted under older plans that have since expired or been discontinued. The Plan provides for grants of stock options to acquire shares of IAC common stock (the exercise price of stock options granted will not be less than the market price of the Company’s common stock on the grant date), RSUs denominated in shares of IAC common stock, including those that may be linked to the achievement of the Company’s stock price, known as market-based awards (“MSUs”) and those that may be linked to the achievement of a performance target, known as performance-based awards (“PSUs”), restricted stock, as well as other equity awards, including those denominated or settleable in IAC shares. The Plan authorizes the Company to grant awards to its employees, officers, directors and consultants. At December 31, 2024, there are 29.9 million IAC common shares of stock reserved for future issuance under this plan.
IAC Denominated Stock-based Awards
IAC Restricted Common Stock
On November 5, 2020, the Company entered into a ten-year employment agreement and a Restricted Stock Agreement (the “RSA Agreement”) with Joseph Levin, IAC’s Chief Executive Officer (“CEO”). The RSA Agreement provided for a grant of 3.0 million shares of IAC restricted common stock.

IAC INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

On January 13, 2025, the Company and Mr. Levin entered into an Employment Transition Agreement (the “Agreement”) pursuant to which the Employment Agreement, by and between Mr. Levin and the Company, dated November 5, 2020 (“Employment Agreement”), and the Amended and Restated RSA, dated June 7, 2021 were terminated, except as provided in Section 6 of the RSA Agreement. As a result, the 3.0 million shares of IAC restricted stock granted to Mr. Levin pursuant to the RSA Agreement were forfeited by Mr. Levin. Accordingly, the cumulative previously recognized stock-based compensation expense of $60.0 million recognized by the Company with respect to the restricted stock will be reversed in the quarter ending March 31, 2025. Of the $60.0 million of stock-based compensation expense that will be reversed, $10.2 million was recognized by Angi (and is reflected in discontinued operations) as it was attributable to the period from October 10, 2022 through April 8, 2024 when Mr. Levin served as CEO of Angi.
Pursuant to the Agreement, the Company transferred 5.0 million shares of Angi held by the Company to Mr. Levin and paid $9.3 million to satisfy applicable tax withholding obligations.
The Company will record $14.9 million of stock-based compensation expense with respect to the transfer of shares of Angi to Mr. Levin and $0.1 million of stock-based compensation expense with respect to the extension of the exercise period of certain IAC stock options in the quarter ending March 31, 2025 as provided in the Agreement.
IAC Restricted Stock Units
Broad based RSU awards issued through December 31, 2024 generally cliff-vest after a five-year period or vest over a four-year period from the grant date. There are no MSU or PSU awards outstanding at December 31, 2024 and 2023.
RSUs are awards in the form of phantom shares or units denominated in a hypothetical equivalent number of shares of IAC common stock and with the value of each RSU equal to the fair value of IAC common stock at the date of grant. Each RSU grant is subject to service-based vesting, where a specific period of continued employment must pass before an award vests. The expense is measured at the grant date as the fair value of IAC common stock and expensed as stock-based compensation over the vesting term.
Unvested RSUs outstanding at December 31, 2024 and changes during the period ended December 31, 2024 are as follows:

	RSUs
	Number of Shares	Weighted Average Grant Date Fair Value
	(Shares in thousands)
Unvested at January 1	1,822	$82.28
Granted	351	51.29
Vested	(360)	74.45
Forfeited	(105)	74.27
Unvested at December 31	1,708	$78.06
The Company currently settles RSU awards on a net basis, with the award holder entitled to receive IAC shares equal to the number of RSUs vesting less a number of shares with a value equal to the required cash tax withholding payment, which will be paid by the Company. The number of IAC common shares that would be required to net settle RSUs outstanding at February 7, 2025 is 0.9 million shares. In addition, withholding taxes, which will be paid by the Company on behalf of the employees upon vesting, would have been $34.0 million at February 7, 2025, assuming a 50% withholding rate.
The weighted average fair value of RSUs granted for the years ended December 31, 2024, 2023 and 2022, based on market prices of IAC’s common stock on the grant date, was $51.29, $53.41 and $114.27, respectively.
The total fair value of RSUs that vested for the years ended December 31, 2024, 2023 and 2022 was $26.8 million, $8.3 million and $12.7 million, respectively.

IAC INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

IAC Stock Options
All outstanding stock options are fully vested.
Stock options outstanding at December 31, 2024 and changes during the period ended December 31, 2024 are as follows:

	December 31, 2024
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term in Years	Aggregate Intrinsic Value
	(Shares and intrinsic value in thousands)
Options Outstanding at January 1	2,570	$14.23
Granted	—	—
Exercised	(121)	13.74
Forfeited	—	—
Expired	—	—
Options Outstanding at December 31	2,449	$14.25	0.9	$70,756
Options exercisable	2,449	$14.25	0.9	$70,756
The aggregate intrinsic value in the table above represents the difference between IAC’s closing stock price on the last trading day of 2024 and the exercise price, multiplied by the number of in-the-money options that would have been exercised had all option holders exercised their options on December 31, 2024. The total intrinsic value of IAC stock options exercised during the years ended December 31, 2024, 2023 and 2022 was $5.1 million, $11.3 million and $3.4 million, respectively.
The following table summarizes the information about stock options outstanding and exercisable at December 31, 2024:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Outstanding at December 31, 2024	Weighted- Average Remaining Contractual Life in Years	Weighted- Average Exercise Price	Exercisable at December 31, 2024	Weighted- Average Remaining Contractual Life in Years	Weighted- Average Exercise Price
	(Shares in thousands)
Less than $10.00	426	1.2	$8.61	426	1.2	$8.61
$10.01 to $15.00	552	0.3	13.71	552	0.3	13.71
$15.01 to $20.00	1,471	1.0	16.09	1,471	1.0	16.09
	2,449	0.9	$14.25	2,449	0.9	$14.25
The fair value of stock option awards, with the exception of market-based awards, is estimated on the grant date using the Black-Scholes option pricing model. The Black-Scholes option pricing model incorporates various assumptions, including expected volatility, risk-free interest rate and expected term.
The Company has the discretion to settle IAC stock options net of withholding tax and exercise price or require the award holder to pay its share of the withholding tax, which he or she may do so by selling IAC common shares. The aggregate intrinsic value of IAC’s stock options outstanding as of February 7, 2025, is $66.7 million. Assuming all stock options outstanding on February 7, 2025 were net settled on that date, the Company would have issued 0.8 million common shares and would have remitted $33.4 million in cash for withholding taxes (assuming a 50% withholding rate). Assuming all stock options outstanding on February 7, 2025 were settled through the issuance of a number of IAC common shares equal to the number of stock options exercised, the Company would have issued 2.4 million common shares and would have received $34.8 million in cash proceeds.

IAC INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Stock-based Awards Denominated in the Shares of Certain Subsidiaries
Non-publicly traded Subsidiaries
The Company has granted stock settled stock appreciation rights to employees and management that are denominated in the equity of certain non-publicly traded subsidiaries of the Company. These equity awards vest over a period of years or upon the occurrence of certain prescribed events. The value of the stock settled stock appreciation rights is tied to the value of the common stock of these subsidiaries. Accordingly, these interests only have value to the extent the relevant business appreciates in value above the initial value utilized to determine the exercise price. These interests can have significant value in the event of significant appreciation. The fair value of these interest is generally determined by the Board of Directors of the applicable subsidiary, which will occur at various dates through 2030. These equity awards are settled on a net basis, with the award holder entitled to receive a payment in IAC common shares equal to the intrinsic value of the award at exercise less an amount equal to the required cash tax withholding payment, which will be paid by the Company. The number of IAC common shares ultimately needed to settle these awards may vary significantly from the estimated number below as a result of both movements in our stock price and a determination of fair value of the relevant subsidiary that is different than our estimate. The expense associated with these equity awards is initially measured at fair value at the grant date and is expensed as stock-based compensation over the vesting term. The number of IAC common shares that would be required to settle these interests at current estimated fair values, including vested and unvested interests, at February 7, 2025 is 0.6 million shares. Withholding taxes, which will be paid by the Company on behalf of the employees upon exercise, would have been $25.8 million at February 7, 2025, assuming a 50% withholding rate.
Forfeitures and Unrecognized Compensation Cost
The amount of stock-based compensation expense recognized in the statement of operations is net of estimated forfeitures. The forfeiture rate is estimated at the grant date based on historical experience and revised, if necessary, in subsequent periods if actual forfeitures differ from the estimated rate. The expense ultimately recorded is for the awards that vest. At December 31, 2024, there is $170.4 million of unrecognized compensation cost, net of estimated forfeitures, related to all equity-based awards, including Angi, which is expected to be recognized over a weighted average period of approximately 3.9 years. Included in the aforementioned unrecognized compensation costs at December 31, 2024 is $81.0 million of unrecognized compensation costs related to Mr. Levin’s restricted stock award that was forfeited in January 2025 in connection with his Employment Transition Agreement. Excluding Mr. Levin’s restricted stock award, there was $89.3 million of unrecognized compensation cost, net of estimated forfeitures, related to all equity-based awards, which is expected to be recognized over a weighted average period of approximately 2.1 years.
Tax Benefits
The total income tax benefit recognized in the statement of operations for the years ended December 31, 2024, 2023 and 2022 related to all stock-based compensation expense is $11.5 million, $14.2 million and $16.3 million, respectively.
The aggregate income tax benefit recognized related to the exercise of stock options for the years ended December 31, 2024, 2023 and 2022, is $2.0 million, $3.9 million and $1.9 million, respectively. There may be some delay in the timing of the realization of the cash benefit of the income tax deductions related to stock-based compensation because it will be dependent upon the amount and timing of future taxable income and the timing of estimated income tax payments.

IAC INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11—PENSION AND POST-RETIREMENT BENEFIT PLANS
Pension and Post-Retirement Plans
In connection with the 2021 acquisition of Meredith, the Company assumed the obligations under Meredith’s various pension plans. The plans include U.S. noncontributory pension plans that cover substantially all employees who were employed by Meredith prior to January 1, 2018. There are two international pension plans in the U.K., including the IPC Plan. The international plans have no active participants. The two U.S. and two U.K. plans consist of a qualified (funded) plan and a nonqualified (unfunded) plan in each country. These plans provide participants with retirement benefits in accordance with benefit provision formulas. The unfunded pension plans provide retirement benefits to certain highly compensated employees. The Company also assumed Meredith’s defined healthcare and life insurance plans that provide benefits to eligible employees upon their retirement.
U.S. Pension Plans and Post-Retirement Plan
On December 28, 2024, Dotdash Meredith amended the domestic unfunded pension plan to freeze active participation as of December 31, 2024. All plan participants will continue as participants in this plan with respect to their accrued benefits until their accrued benefits are distributed to them or their beneficiaries. The plan was closed to new participants as of December 31, 2022, and participant’s covered compensation was frozen effective December 31, 2024. Participants continue to receive interest accumulation pursuant to the terms of the plan. Because the plan is unfunded, Dotdash Meredith will make benefit payments to the participants once they reach their benefit eligibility date.
Dotdash Meredith froze and terminated the domestic funded pension plan as of December 31, 2022. The last of the required customary regulatory approvals of the termination of this plan was received in February 2024. In connection with the termination of this plan, the liabilities were settled through a combination of (i) lump sum payments to eligible participants who elected to receive them and (ii) the purchase of annuity contracts for participants who either did not elect lump sums or were already receiving benefits. During 2024, the domestic funded pension plan’s remaining assets of $16.0 million were transferred to a suspense account in the trust for the IAC Inc. Retirement Savings Plan (the “IAC Plan”), a qualified retirement plan (“QRP”). In accordance with Internal Revenue Service (“IRS”) requirements, assets in the suspense account are to be allocated to active Dotdash Meredith participants in the IAC Plan no less than ratably over a period not to exceed seven years, which may be accelerated. During the third quarter of 2024, Dotdash Meredith made its first asset allocation under the IRS requirements, in the amount of $2.3 million, and expects to allocate the remaining funds in 2025. The assets transferred to the QRP are restricted in nature and considered to be a Level 2 investment in the fair value hierarchy. The remaining assets in the QRP are reflected as a retirement investment fund in “Other current assets” in the balance sheet as of December 31, 2024.
In addition, Dotdash Meredith provides health care benefits for certain employees in the U.S. upon their retirement. This plan is the only plan with active participants that are accruing benefits based upon service and the expected cost of which is accrued over the period that the employees render services; this plan is funded as claims are paid.
U.K. Pension Plans
The IPC plan and the unfunded international plan relate to certain Meredith operations that were sold prior to the Company’s 2021 acquisition of Meredith; Meredith retained the pension obligations related to these operations. On July 28, 2022, following approval by the trustees of the IPC Plan, the IPC Plan entered into an annuity contract with a private limited life insurance company covering all IPC Plan participants who were not covered by an annuity contract entered into in May 2020. The annuity contracts are designed to provide payments equal to all future designated contractual benefit payments. The value of the annuity contracts and the liabilities with respect to participants are expected to match. Dotdash Meredith remains responsible for paying pension benefits to the IPC Plan participants. While Dotdash Meredith currently does not expect to be required to make additional contributions to the IPC Plan, this may change based upon future events or as additional information becomes available.

IAC INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Obligations and Funded Status
Change in Net Assets/Liabilities
The following tables present changes in, and components of, Dotdash Meredith’s net assets/liabilities for pension and other post-retirement benefits:

	Year Ended December 31, 2024			Year Ended December 31, 2023
	Pension		Post-Retirement	Pension		Post-Retirement
	Domestic	International	Domestic	Domestic	International	Domestic
	(In thousands)
Change in benefit obligation
Benefit obligation, beginning of year	$56,722	$488,269	$4,248	$72,988	$467,829	$4,473
Service cost	202	—	1	211	—	4
Interest cost	1,816	19,288	206	3,140	19,610	231
Net actuarial gain	(7,357)	(62,955)	(370)	(49)	(6,420)	(496)
Benefits paid (including lump sums)	(496)	(18,822)	(43)	(19,568)	(17,796)	36
Settlements	(46,856)	—	—	—	—	—
Curtailment gain	(399)	—	—	—	—	—
Foreign currency exchange rate impact	—	(5,154)	—	—	25,046	—
Benefit obligation, end of year	$3,632	$420,626	$4,042	$56,722	$488,269	$4,248
Change in plan assets
Fair value of plan assets, beginning of year	$62,008	$488,701	$—	$78,199	$467,891	$—
Actual return on plan assets	823	(45,117)	—	2,765	13,728	—
Employer contributions	489	172	—	612	163	—
Benefits paid (including lump sums)	(496)	(18,822)	—	(19,568)	(17,796)	—
Settlements	(46,856)	—	—	—	—	—
Transfer to QRP	(15,968)	—	—	—	—	—
Foreign currency exchange rate impact	—	(4,971)	—	—	24,715	—
Fair value of plan assets, end of year	$—	$419,963	$—	$62,008	$488,701	$—
(Under) over funded status, end of year	$(3,632)	$(663)	$(4,042)	$5,286	$432	$(4,248)

Benefits paid directly from Dotdash Meredith assets for the unfunded domestic and international plans and the post-retirement plan are included both in employer contributions and benefits paid.
Domestic Plans
The over funded status as of December 31, 2023 was the result of the decision to freeze and terminate the funded plan, which shifted the investment strategy of the plan until the eventual distribution to the plan participants in 2024 discussed above.

IAC INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

International Plans
The international pension plans primarily consist of the IPC Plan. All IPC Plan participants are covered by the annuity contracts referenced above, which are held with a private limited life insurance company. As described above, the full benefits under the plan have been annuitized, which resulted in the limited change in the (under) over funded status of the international plans during the years ended December 31, 2024 and 2023.
Balance Sheet Classification
The following amounts are recognized in the December 31, 2024 and 2023 balance sheet, respectively:

	December 31,
	2024			2023
	Pension		Post-Retirement	Pension		Post-Retirement
	Domestic	International	Domestic	Domestic	International	Domestic
	(In thousands)
Other current assets
Prepaid benefit cost	$—	$3,275	$—	$—	$4,850	$—
Other non-current assets
Prepaid benefit cost	—	—	—	10,225	—	—
Accrued expenses and other current liabilities
Accrued benefit liability	(1,619)	(186)	(432)	(1,430)	(4,418)	(433)
Other long-term liabilities
Accrued benefit liability	(2,013)	(3,752)	(3,610)	(3,509)	—	(3,815)
Net amount recognized	$(3,632)	$(663)	$(4,042)	$5,286	$432	$(4,248)
The accumulated benefit obligation for the domestic defined benefit pension plans was $3.6 million and $56.1 million at December 31, 2024 and 2023, respectively. The accumulated benefit obligation for the international defined benefit pension plans was $420.6 million and $488.3 million at December 31, 2024 and 2023, respectively.
Accumulated and Projected Benefit Obligations
The following table provides information about pension plans with projected benefit obligations and accumulated benefit obligations in excess of plan assets:

	December 31,
	2024		2023
	Domestic	International	Domestic	International
	(In thousands)
Projected benefit obligation	$3,632	$3,938	$4,939	$4,419
Accumulated benefit obligation	$3,632	$3,938	$4,290	$4,419
Fair value of plan assets	$—	$—	$—	$—

IAC INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Costs
The components of net periodic benefit (credit) cost recognized in the statement of operations were as follows:

	Year Ended December 31, 2024			Year Ended December 31, 2023			Year Ended December 31, 2022
	Pension		Post-Retirement	Pension		Post-Retirement	Pension		Post-Retirement
	Domestic	International	Domestic	Domestic	International	Domestic	Domestic	International	Domestic
	(In thousands)
Service cost	$202	$—	$1	$211	$—	$4	$3,562	$—	$7
Interest cost	1,816	19,288	206	3,140	19,610	231	4,372	15,014	262
Expected return on plan assets	(1,293)	(19,289)	—	(1,881)	(19,586)	—	(2,748)	(16,857)	—
Actuarial (gain) loss recognition	(6,887)	1,272	(370)	(932)	(225)	(496)	8,154	208,957	(3,717)
Settlement	—	—	—	—	—	—	(918)	—	(3,037)
Curtailment gain	(399)	—	—	—	—	—	(3,060)	—	—
Net periodic benefit (credit) cost	$(6,561)	$1,271	$(163)	$538	$(201)	$(261)	$9,362	$207,114	$(6,485)
The domestic pension plans actuarial gain for the year ended December 31, 2024 primarily relates to the final annuity contract pricing and lump sum payments for the funded plan, partially offset by investment performance and plan expenses. The curtailment gain was triggered by the freeze of the unfunded plan discussed above. For the domestic pension and post-retirement plans, the curtailment and settlement gains during the year ended December 31, 2022 were triggered by the freeze and termination events described above, as well as the discontinuation of a life insurance plan.
The international pension plans actuarial loss for the year ended December 31, 2022 is the result of higher interest rates with the decline in the value of plan assets exceeding the benefit of the reduction in the plan obligation.
The components of net periodic benefit (credit) cost, other than the service cost component, are included in “Other income (expense), net” in the statement of operations.
Assumptions
Benefit obligations were determined using the following weighted average assumptions:

	Year Ended December 31, 2024			Year Ended December 31, 2023
	Pension		Post-Retirement	Pension		Post-Retirement
	Domestic	International	Domestic	Domestic	International	Domestic
Discount rate	5.27%	4.99%	5.55%	5.19%	4.06%	5.11%
Rate of compensation increase	2.96%	N/A	3.50%	2.90%	N/A	3.50%
Cash balance interest credit rate	2.39%	N/A	N/A	2.39%	N/A	N/A

IAC INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Net periodic benefit (credit) cost were determined using the following weighted average assumptions:

	Year Ended December 31, 2024			Year Ended December 31, 2023			Year Ended December 31, 2022
	Pension		Post-Retirement	Pension		Post-Retirement	Pension		Post-Retirement
	Domestic	International	Domestic	Domestic	International	Domestic	Domestic	International	Domestic
Discount rate	5.36%	4.06%	5.11%	5.48%	4.13%	5.46%	3.28%	1.67%	2.61%
Expected return on plan assets	5.22%	4.06%	N/A	4.48%	4.12%	N/A	2.80%	1.90%	N/A
Rate of compensation increase	2.90%	N/A	3.50%	2.99%	N/A	3.50%	2.95%	N/A	3.50%
Cash balance interest credit rate	2.39%	N/A	N/A	2.39%	N/A	N/A	3.65%	N/A	N/A

The assumed healthcare trend rates used to measure the expected cost of benefits for the post-retirement plan were as follows:

	December 31,
	2024	2023	2022
Initial level	6.50%	6.00%	6.25%
Ultimate level	5.00%	5.00%	5.00%
Years to ultimate level	6	4	5

Since Dotdash Meredith utilizes the mark-to-market approach to account for pension and post-retirement benefits, the expected long-term rate of return on assets has no effect on the overall amount of net periodic benefit (credit) cost recorded for the year. The expectation for the U.K. annuity contracts represents the implied yields for those contracts.
The market-related value of plan assets is multiplied by the expected long-term rate of return on assets to compute the expected return on plan assets, a component of net periodic benefit (credit) cost. The market-related value of plan assets is fair value.
Plan Assets
Due to the decision to freeze and terminate the domestic funded pension plan in 2022, the plan fiduciaries shifted the investment strategy to seek to preserve capital to protect the strong funded status, manage liquidity to align with potential benefit commencements and optimize yield to take advantage of the rising interest rate environment. The plan initially adopted a fixed income ladder investment strategy through which most of the plan assets were invested in U.S. Treasury securities of various maturities and a money market fund that invests mostly in U.S. Treasury securities. During 2023, principally all of the plan assets were reinvested in the money market fund as the U.S. Treasury securities matured in an effort to increase liquidity. These cash and cash equivalents that represent the investment balance in the U.S. represented Level 1 fair value measurements during 2023 and up until they were fully paid out during 2024. Refer to “Note 2—Summary of Significant Accounting Policies” for a discussion of the three levels in the hierarchy of fair values.
The investments of the IPC Plan as of December 31, 2024 and 2023 primarily include insurance annuity contracts and cash and cash equivalents. Refer to further discussion of the insurance annuity contracts above.

IAC INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Fair value measurements for the international pension plan assets were as follows:

	December 31, 2024
	Level 1	Level 2	Level 3	Total Fair Value Measurements
	(In thousands)
Cash and cash equivalents	$6,384	$—	$—	$6,384
Fixed income	—	—	332	332
Insurance annuity contracts	—	—	413,247	413,247
Total assets at fair value	$6,384	$—	$413,579	$419,963

	December 31, 2023
	Level 1	Level 2	Level 3	Total Fair Value Measurements
	(In thousands)
Cash and cash equivalents	$8,199	$—	$—	$8,199
Fixed income	—	—	399	399
Insurance annuity contracts	—	—	480,103	480,103
Total assets at fair value	$8,199	$—	$480,502	$488,701
The annuity contracts held by the IPC Plan are valued using significant unobservable inputs.
The following table provides a reconciliation of the beginning and ending balances of assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3):

	Year Ended December 31,
	2024	2023
	(In thousands)
Balance at January 1	$480,502	$460,278
Settlements	(18,899)	(17,378)
Change in fair value	(44,238)	12,915
Foreign currency translation	(3,786)	24,253
Other	—	434
Balance at December 31	$413,579	$480,502
There were no transfers in or out of Level 3 investments for the years ended December 31, 2024 and 2023.
Cash Flows
While Dotdash Meredith currently does not expect to be required to make any additional contributions to the IPC Plan, Dotdash Meredith has deposited amounts into an escrow account for the benefit of the IPC Plan that total £5.7 million at December 31, 2024.

IAC INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following benefit payments, which will primarily be made from funded plans internationally, are expected to be paid:

	Pension Benefits		Post-Retirement Benefits
	Domestic	International	Domestic
Year Ending December 31,	(In thousands)
2025	$1,662	$16,067	$444
2026	303	16,886	415
2027	269	17,798	395
2028	439	18,669	378
2029	238	19,568	365
2030-2034	922	112,082	1,544
Net amount recognized, end of year	$3,833	$201,070	$3,541

Defined Contribution Plans
IAC Inc. Retirement Savings Plan
IAC employees in the U.S. can elect to participate in a retirement savings program, the IAC Plan, that qualifies under Section 401(k) of the Internal Revenue Code. Under the IAC Plan, participating employees may contribute up to 50% of their eligible compensation, but not more than statutory limits. The Company matches 100% of the first 10% of an employee’s pre-tax or Roth contribution, subject to IRS limits on the Company’s matching contribution maximum, that a participant contributes to the IAC Plan, with certain exceptions at Dotdash Meredith. Dotdash Meredith matches 100% of the first 5% of pre-tax or Roth contributions for employees who were previously under the Meredith Savings and Investment Plan (the “Meredith Plan”), described below, and any U.S. Dotdash Meredith employees hired after January 1, 2023. The IAC Plan generally limits Company matching contributions to a maximum of $10,000 per participant on an annual basis. Matching contributions to the IAC Plan for the years ended December 31, 2024, 2023 and 2022 were $28.9 million, $28.0 million and $16.2 million, respectively. Matching contributions are invested in the same manner as each participant’s voluntary contributions in the investment options provided under the IAC Plan. An investment option in the IAC Plan is IAC common stock, but neither participant nor matching contributions are required to be invested in IAC common stock. The increase in matching contributions in 2023 is the result of the Meredith Plan merger with additional employees covered by the IAC Plan. The IAC Plan also provides for a discretionary matching contribution and/or a discretionary profit-sharing contribution, each of which is made on an annual basis and is subject to a last day of the plan year allocation requirement (with exceptions for retirement, death, or disability). There was no such discretionary matching contribution or discretionary profit-sharing contribution for the years ended December 31, 2024, 2023 and 2022.
IAC also has or participates in various benefit plans, principally defined contribution plans, for its international employees. IAC’s contributions to these plans for each of the years ended December 31, 2024, 2023 and 2022 were $0.3 million.
Meredith Savings and Investment Plan
In connection with the 2021 acquisition of Meredith, the Company assumed the Meredith Plan, its U.S. defined contribution savings plan, which allowed eligible employees to contribute a percentage of their salary, commissions and bonuses in accordance with plan limitations and provisions of Section 401(k) of the Internal Revenue Code. Dotdash Meredith made matching contributions to the Meredith plan subject to the plan limits. Effective January 1, 2023, Dotdash Meredith, as permitted by the relevant IAC Plan documents, merged the Meredith Plan into the IAC Plan.

Under the Meredith Plan, prior to the merge of plans effective January 1, 2023, Dotdash Meredith matched 100% of the first 4% and 50% of the next 1% of employee contributions for employees eligible for Dotdash Meredith’s pension benefits and 100% of the first 5% for employees ineligible for the Company’s pension benefits. Matching contributions to the Meredith Plan for the year ended December 31, 2022 was $10.4 million.

IAC INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 12—INCOME TAXES
U.S. and foreign (loss) earnings from continuing operations before income taxes and noncontrolling interests are as follows:

	Year Ended December 31,
	2024	2023	2022
	(In thousands)
U.S.	$(731,333)	$389,591	$(1,188,768)
Foreign	16,294	3,438	(198,904)
Total	$(715,039)	$393,029	$(1,387,672)
The components of the income tax provision (benefit) are as follows:

	Year Ended December 31,
	2024	2023	2022
	(In thousands)
Current income tax provision:
Federal	$1,796	$1,411	$750
State	4,824	6,071	2,071
Foreign	8,168	2,277	(509)
Current income tax provision	14,788	9,759	2,312

Deferred income tax (benefit) provision:
Federal	(134,703)	79,801	(228,908)
State	(22,060)	8,625	(42,085)
Foreign	104	(23)	(42,582)
Deferred income tax (benefit) provision	(156,659)	88,403	(313,575)
Income tax (benefit) provision	$(141,871)	$98,162	$(311,263)
A reconciliation of the income tax (benefit) provision to the amounts computed by applying the statutory federal income tax rate to earnings from continuing operations before income taxes is shown as follows:

	Year Ended December 31,
	2024	2023	2022
	(In thousands)
Income tax (benefit) provision at the federal statutory rate of 21%	$(150,158)	$82,536	$(291,411)
State income taxes, net of effect of federal tax benefit	(16,638)	9,385	(24,824)
Non-deductible portion of goodwill in the sale of Mosaic	23,839	—	—
Non-deductible executive compensation	8,170	6,869	7,628
Change in valuation allowance on capital losses	(8,720)	(5,110)	10,010
Research credit	(6,576)	(7,142)	(10,395)
Non-deductible goodwill impairment	—	1,659	15,764
Deferred tax adjustment for enacted changes in tax laws and rates	154	308	(7,330)
Change in judgement on beginning of the year valuation allowance	—	(240)	2,557
Other, net	8,058	9,897	(13,262)
Income tax (benefit) provision	$(141,871)	$98,162	$(311,263)

IAC INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The tax effects of cumulative temporary differences that give rise to significant deferred tax assets and deferred tax liabilities are presented below. The valuation allowance relates to deferred tax assets for which it is more likely than not that the tax benefit will not be realized.

	December 31,
	2024	2023
	(In thousands)
Deferred tax assets:
Net operating loss carryforwards	$227,708	$267,666
Capitalized research & development expenditures	91,187	71,979
Long-term lease liabilities	85,916	94,904
Tax credit carryforwards	44,991	43,833
Accrued expenses	43,130	41,392
Stock-based compensation	36,285	31,120
Other	37,845	51,057
Total deferred tax assets	567,062	601,951
Less: valuation allowance	(62,629)	(61,569)
Total deferred tax assets, net of valuation allowance	504,433	540,382

Deferred tax liabilities:
Investment in MGM Resorts International	(229,597)	(378,112)
Investment in subsidiaries	(222,904)	(223,903)
Intangible assets, net of accumulated amortization	(111,654)	(127,454)
Right-of-use assets	(53,989)	(60,317)
Other	(38,342)	(41,737)
Total deferred tax liabilities	(656,486)	(831,523)
Net deferred tax liabilities	$(152,053)	$(291,141)
At December 31, 2024, the Company had U.S. federal and state net operating losses (“NOLs”) of $809.7 million and $547.8 million, respectively, available to offset future income. Federal NOLs of $808.1 million can be carried forward indefinitely and, $1.6 million, if not utilized, will expire between 2031 and 2035. State NOLs of $33.9 million can be carried forward indefinitely and $513.9 million, if not utilized, will expire between 2025 and 2044. Federal and state NOLs of $750.5 million and $359.7 million, respectively, can be used against future taxable income without restriction and the remaining NOLs are subject to limitations under Section 382 of the Internal Revenue Code, separate return limitations, and applicable law. At December 31, 2024, the Company had foreign NOLs of $107.2 million available to offset future income. Of these foreign NOLs, $106.3 million can be carried forward indefinitely and $0.9 million, if not utilized, will expire at various times between 2025 and 2043. During 2024, the Company recognized tax benefits related to NOLs of $0.2 million.
At December 31, 2024, the Company had tax credit carryforwards of $58.4 million. Of this amount, $51.3 million relates to credits for research activities, $5.2 million relates to credits for foreign taxes, and $1.9 million relates to various other credits. Of these credit carryforwards, $11.5 million can be carried forward indefinitely and $46.9 million, if not utilized, will expire between 2026 and 2044.
During 2024, the Company’s valuation allowance increased by $1.1 million primarily due to an increase in state and federal NOLs, partially offset by a net decrease in unbenefited capital losses and foreign currency translation adjustments. At December 31, 2024, the Company had a valuation allowance of $62.6 million related to the portion of tax loss carryforwards, tax credits and other items for which it is more likely than not that the tax benefit will not be realized.

IAC INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

A reconciliation of the beginning and ending amount of unrecognized tax benefits, including penalties but excluding interest, is as follows:

	Year Ended December 31,
	2024	2023	2022
	(In thousands)
Balance at January 1	$11,275	$9,843	$10,951
Additions for tax positions related to the current year	2,786	3,381	3,466
Settlements	—	(2,265)	(4,133)
Additions for tax positions of prior years	—	622	1,167
Reductions for tax positions of prior years	(202)	(306)	(1,608)
Balance at December 31	$13,859	$11,275	$9,843
The Company is routinely under audit by federal, state, local and foreign authorities in the area of income tax. These audits include questioning the timing and the amount of income and deductions and the allocation of income and deductions among various tax jurisdictions. The Company is not currently under audit by the IRS. Returns filed in various other jurisdictions are open to examination for tax years beginning with 2015. Income taxes payable include unrecognized tax benefits considered sufficient to pay assessments that may result from the examination of prior year tax returns. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may not accurately anticipate actual outcomes and, therefore, may require periodic adjustment. Although management currently believes changes in unrecognized tax benefits from period to period and differences between amounts paid, if any, upon resolution of issues raised in audits and amounts previously provided will not have a material impact on the liquidity, results of operations, or financial condition of the Company, these matters are subject to inherent uncertainties and management’s view of these matters may change in the future.
The Company recognizes interest and, if applicable, penalties related to unrecognized tax benefits in the income tax provision. At December 31, 2024 and 2023, accruals for interest and penalties are not material.
At December 31, 2024 and 2023, unrecognized tax benefits, including interest and penalties, were $14.6 million and $11.9 million, respectively. Unrecognized tax benefits, including interest and penalties, at December 31, 2024 increased by $2.7 million due primarily to research credits. If unrecognized tax benefits at December 31, 2024 are subsequently recognized, $13.7 million, net of related deferred tax assets and interest, would reduce income tax expense. The comparable amount at December 31, 2023 was $11.1 million. The Company believes that it is reasonably possible that its unrecognized tax benefits could decrease by $0.3 million by December 31, 2025 due to expected settlements and statute expirations, all of which would reduce the income tax provision.
NOTE 13—(LOSS) EARNINGS PER SHARE
The Company treats its common stock and Class B common stock as one class of stock for EPS purposes as both classes of stock participate in earnings, dividends and other distributions on the same basis. The restricted stock award granted to our CEO on November 5, 2020 is a participating security. On January 13, 2025, the restricted stock award was forfeited by Mr. Levin pursuant to the Agreement between Mr. Levin and the Company. For all periods presented in these financial statements, the Company calculated basic EPS using the two-class method since those restricted shares were unvested and had a non-forfeitable dividend right in the event the Company declared a cash dividend on its common shares and would have participated in all other distributions of the Company in the same manner as all other IAC common shares. Diluted EPS is calculated on the most dilutive basis, which excludes stock-based awards that would be anti-dilutive, including the restricted stock award granted to our CEO.
Undistributed earnings allocated to the participating security is subtracted from earnings in determining earnings attributable to holders of IAC common stock and Class B common stock for basic EPS. Basic EPS is computed by dividing net earnings (loss) attributable to holders of IAC common stock and Class B common stock by the weighted-average number of shares of common stock and Class B common stock outstanding during the period.

IAC INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the calculation of diluted EPS, net earnings (loss) attributable to holders of IAC common stock and Class B common stock is adjusted for the impact from our public subsidiary’s dilutive securities, if applicable, and the reallocation of undistributed earnings allocated to the participating security by the weighted-average number of common stock and Class B common stock outstanding plus dilutive securities during the period.
The numerator and denominator of basic and diluted EPS computations for the Company’s common stock and Class B common stock are calculated as follows:

	Year Ended December 31,
	2024	2023	2022
	(In thousands, except per share data)
Basic EPS:
Numerator:
Net (loss) earnings from continuing operations	$(573,168)	$294,867	$(1,076,409)
Net (earnings) loss attributable to noncontrolling interests of continuing operations	(349)	1,689	2,687
Net earnings attributed to unvested participating security	—	(10,277)	—
Net (loss) earnings from continuing operations attributable to IAC common stock and Class B common stock shareholders	(573,517)	286,279	(1,073,722)

Earnings (loss) from discontinued operations, net of tax	39,838	(36,550)	(116,046)
Net (earnings) loss attributable to noncontrolling interests of discontinued operations	(6,218)	5,936	19,598
Net earnings attributed to unvested participating security	—	1,061	—
Net earnings (loss) from discontinued operations attributable to IAC common stock and Class B common stock shareholders	33,620	(29,553)	(96,448)

Net (loss) earnings attributable to IAC common stock and Class B common stock shareholders	$(539,897)	$256,726	$(1,170,170)

Denominator:
Weighted average basic IAC common stock and Class B common stock shares outstanding(a)	83,130	83,569	86,350

(Loss) Earnings per share:
(Loss) earnings per share from continuing operations attributable to IAC common stock and Class B common stock shareholders	$(6.89)	$3.42	$(12.43)
Earnings (loss) per share from discontinued operations, net of tax, attributable to IAC common stock and Class B common stock shareholders	0.40	(0.35)	(1.12)
(Loss) earnings per share attributable to IAC common stock and Class B common stock shareholders	$(6.49)	$3.07	$(13.55)

IAC INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Year Ended December 31,
	2024	2023	2022
	(In thousands, except per share data)
Diluted EPS:
Numerator:
Net (loss) earnings from continuing operations	$(573,168)	$294,867	$(1,076,409)
Net (earnings) loss attributable to noncontrolling interests of continuing operations	(349)	1,689	2,687
Net earnings attributed to unvested participating security	—	(9,944)	—
Net (loss) earnings from continuing operations attributable to IAC common stock and Class B common stock shareholders	(573,517)	286,612	(1,073,722)

Earnings (loss) from discontinued operations, net of tax	39,838	(36,550)	(116,046)
Net (earnings) loss attributable to noncontrolling interests of discontinued operations	(6218)	5,936	19,598
Net earnings attributed to unvested participating security	—	1,026	—
Net earnings (loss) from discontinued operations attributable to IAC common stock and Class B common stock shareholders	33,620	(29,588)	(96,448)

Net (loss) earnings attributable to IAC common stock and Class B common stock shareholders	$(539,897)	$257,024	$(1,170,170)

Denominator:
Weighted average basic IAC common stock and Class B common stock shares outstanding(a)	83,130	83,569	86,350
Dilutive securities(b)(c)	—	2,895	—
Denominator for earnings per share—weighted average shares(b)(c)	83,130	86,464	86,350

(Loss) earnings per share:
(Loss) earnings per share from continuing operations attributable to IAC common stock and Class B common stock shareholders	$(6.89)	$3.31	$(12.43)
Earnings (loss) per share from discontinued operations, net of tax, attributable to IAC common stock and Class B common stock shareholders	0.40	(0.34)	(1.12)
(Loss) earnings per share attributable to IAC common stock and Class B common stock shareholders	$(6.49)	$2.97	$(13.55)
_____________________
(a)     On November 5, 2020, IAC’s CEO was granted a stock-based award in the form of 3.0 million shares of restricted common stock. On January 13, 2025, the restricted stock award was forfeited by Mr. Levin pursuant to the Agreement between Mr. Levin and the Company. See “Note 10—Stock-Based Compensation” for additional information. For all periods presented in these financial statements, the Company calculated EPS using the two-class method since those restricted shares were unvested and had a non-forfeitable dividend right in the event the Company declared a cash dividend on its common shares and would have participated in all other distributions of the Company in the same manner as all other IAC common shares. While the restricted shares are presented as outstanding shares in the balance sheet, these shares are excluded from the weighted average shares outstanding in calculating basic EPS and the allocable portion of net earnings are also excluded. Fully diluted EPS reflects the impact on earnings and fully diluted shares in the manner that is most dilutive.
(b)     For the years ended December 31, 2024 and 2022, the Company had losses from continuing operations and, as a result, approximately 8.5 million and 7.9 million potentially dilutive securities, respectively, were excluded from computing diluted EPS for each of these periods because the impact would have been anti-dilutive. Accordingly, the weighted average basic shares outstanding were used to compute the EPS amounts for the years ended December 31, 2024 and 2022.
(c)     If the effect is dilutive, weighted average common shares outstanding include the incremental shares that would be issued upon the assumed exercise of stock options and subsidiary denominated equity and vesting of restricted common stock, restricted stock units (“RSUs”) and market-based awards (“MSUs”). For the year ended December 31, 2023, 3.6 million of potentially dilutive securities were excluded from the calculation of diluted EPS because their inclusion would have been anti-dilutive.

IAC INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 14—FINANCIAL STATEMENT DETAILS
Cash and Cash Equivalents and Restricted Cash
The following table provides a reconciliation of cash and cash equivalents and restricted cash reported within the balance sheet to the total amounts shown in the statement of cash flows:

	December 31, 2024	December 31, 2023	December 31, 2022	December 31, 2021
	(In thousands)
Cash and cash equivalents	$1,381,736	$933,401	$1,096,235	$1,690,594
Restricted cash included in other current assets	8,974	8,539	1,058	1,785
Restricted cash included in other non-current assets	—	—	6,640	—
Cash, cash equivalents, and restricted cash included in current assets of discontinued operations	416,434	364,044	321,262	428,292
Restricted cash included in other non-current assets of discontinued operations	111	257	874	1,193
Total cash and cash equivalents and restricted cash as shown on the statement of cash flows	$1,807,255	$1,306,241	$1,426,069	$2,121,864
Restricted cash included in “Other current assets” in the balance sheet at December 31, 2024 and December 31, 2023 primarily consist of cash held in escrow related to the funded pension plan in the U.K. and cash held related to insurance programs at Care.com.
Restricted cash included in “Other current assets” in the balance sheet at December 31, 2022 primarily consists of cash held related to insurance programs at Care.com. Restricted cash included in “Other non-current assets” in the balance sheet at December 31, 2022 primarily consists of cash held in escrow related to the funded pension plan in the U.K. as well as deposits related to leases.
Restricted cash included in “Other current assets” in the balance sheet at December 31, 2021 primarily consists of cash held in escrow related to the funded pension plan in the U.K. Restricted cash included in “Other non-current assets” in the balance sheet at December 31, 2021 consists of deposits related to leases.

IAC INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Credit Losses
The following table presents the changes in the allowance for credit losses:

	Year Ended December 31,
	2024	2023
	(In thousands)
Balance at January 1	$7,695	$7,811
Current period provision for credit losses	4,688	5,699
Write-offs charged against the allowance	(5,178)	(5,944)
Recoveries collected	46	125
Other	158	4
Balance at December 31	$7,409	$7,695
Other current assets

	December 31,
	2024	2023
	(In thousands)
Prepaid expenses	$38,725	$69,634
Other	86,483	116,894
Other current assets	$125,208	$186,528

Buildings, land, equipment, leasehold improvements and capitalized software, net

	December 31,
	2024	2023
	(In thousands)
Buildings	$165,700	$160,567
Equipment (including furniture)	126,656	141,669
Leasehold improvements	78,130	81,133
Capitalized software	28,919	33,321
Land	86,045	86,032
Projects in progress	5,839	1,931
Total gross carrying amount	491,289	504,653
Accumulated depreciation and amortization	(178,092)	(158,899)
Buildings, land, equipment, leasehold improvements and capitalized software, net	$313,197	$345,754

IAC INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Accrued expenses and other current liabilities

	December 31,
	2024	2023
	(In thousands)
Accrued employee compensation and benefits	$152,977	$131,863
Customer deposit liability	118,464	118,522
Accrued advertising expense	31,066	30,407
Other	206,792	213,134
Accrued expenses and other current liabilities	$509,299	$493,926

Other income (expense), net

	Year Ended December 31,
	2024	2023	2022
	(In thousands)
Interest income	$66,913	$53,956	$20,379
Unrealized increase (decrease) in the estimated fair value of a warrant	20,393	2,832	(62,495)
Net realized gain (loss) on sales of businesses and investments and (downward) upward adjustments to the carrying value of equity securities without readily determinable fair values(a)(b)(c)	10,373	(17,988)	59,299
Net periodic pension benefit credit (costs), other than the service cost component(d)	5,656	139	(206,422)
Unrealized gain (loss) related to marketable equity securities	121	(145)	(20,342)
Dotdash Meredith Credit Agreement amendment fees(e)	(3,453)	—	—
Foreign exchange (losses) gains, net	(1,908)	290	(5,139)
Other	441	7,555	(4,243)
Other income (expense), net	$98,536	$46,639	$(218,963)
_____________________
(a) Includes downward and upward adjustments to the carrying value of equity securities without readily determinable fair values. For the years ended December 31, 2024, 2023 and 2022, the Company recorded net downward adjustments of $32.3 million, $20.2 million and $89.1 million, respectively.
(b)    Includes a pre-tax gain of $29.2 million on the sale of assets of Mosaic Group, which was included within Emerging & Other, and was accounted for as a sale of a business, in the year ended December 31, 2024.

(c)    Includes a gain of approximately $132.2 million on the sale of Bluecrew in the year ended December 31, 2022. On November 9, 2022, the Company completed the sale of Bluecrew, which was included within Emerging & Other, to EmployBridge, a provider of light industrial staffing solutions, for cash and stock with the Company becoming a minority shareholder in the combined company.
(d)    Includes pre-tax actuarial gains (losses) of $6.0 million, $1.7 million and $(213.4) million for the years ended December 31, 2024, 2023 and 2022, respectively, related to the pension plans in the U.S. and U.K. See “Note 11—Pension and Post-Retirement Benefit Plans” for additional information.
(e)    Relates to third-party fees in connection with the Amended Dotdash Meredith Credit Agreement entered into on November 26, 2024. See “Note 6—Long-term debt” for additional information.

IAC INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Supplemental Disclosure of Cash Flow Information:

	Year Ended December 31,
	2024	2023	2022
	(In thousands)
Cash (paid) received during the year for:
Interest, net(f)	$(131,235)	$(136,797)	$(78,775)
Income tax payments	$(14,876)	$(13,825)	$(14,856)
Income tax refunds	$2,826	$1,386	$2,609
(f)     Includes receipts of $5.0 million and $3.2 million related to the interest rate swaps for the years ended December 31, 2024 and 2023, respectively. See “Note 2—Summary of Significant Accounting Policies” and “Note 6—Long-term Debt” for additional information.
NOTE 15—CONTINGENCIES
In the ordinary course of business, the Company is subject to various lawsuits and other contingent matters. The Company establishes accruals for specific legal and other matters when it determines that the likelihood of an unfavorable outcome is probable and the loss is reasonably estimable. Management has also identified certain legal and other matters where it believes an unfavorable outcome is not probable and, therefore, no accrual is established. Although management currently believes that resolving claims against the Company, including claims where an unfavorable outcome is reasonably possible and for which the Company cannot estimate a loss or range of loss, will not have a material impact on the liquidity, results of operations or financial condition of the Company, these matters are subject to inherent uncertainties and management’s view of these matters may change in the future. The Company also evaluates other contingent matters, including unrecognized tax benefits and non-income tax contingencies, to assess the likelihood of an unfavorable outcome and estimated extent of potential loss. It is possible that an unfavorable outcome of one or more of these lawsuits or other contingencies could have a material impact on the liquidity, results of operations, or financial condition of the Company. See “Note 12—Income Taxes” for information related to unrecognized tax benefits.
NOTE 16—RELATED PARTY TRANSACTIONS
IAC and Angi
Allocation of CEO Compensation and Certain Expenses
Joseph Levin served as CEO of Angi from October 10, 2022 through April 8, 2024, at which point Jeffrey W. Kip, President of Angi, was appointed to succeed Joseph Levin as CEO of Angi. Mr. Levin served as CEO of IAC from June 24, 2015 through March 31, 2025. As a result, IAC allocated $2.4 million, $9.4 million and $2.1 million for the years ended December 31, 2024 and 2023 and for the period from October 10, 2022 to December 31, 2022, respectively, in costs to Angi (including salary, benefits, stock-based compensation and costs related to the CEO’s office). These costs were allocated from IAC based upon time spent on Angi by Mr. Levin. Management considered the allocation method to be reasonable. The allocated costs also included costs directly attributable to Angi that were initially paid for by IAC and billed by IAC to Angi.

Upon the completion of the spin-off of Angi on March 31, 2025, Mr. Levin stepped down from his role as CEO of IAC and became an advisor to the Company. Mr. Levin was appointed Executive Chairman of Angi, effective upon his departure from IAC. See “Note 10—Stock-Based Compensation” and “Note 18—Subsequent Event” for a discussion of the impact the Agreement has on the Company.
The Combination, Distribution and Related Agreements
The Company and Angi, in connection with the transaction resulting in the formation of Angi in 2017, which is referred to as the “Combination”, entered into a contribution agreement, an investor rights agreement, a services agreement, a tax sharing agreement and an employee matters agreement, which collectively governed the relationship between IAC and Angi prior to the Distribution.

IAC INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Following the completion of the Distribution on March 31, 2025, IAC no longer owns any shares of Angi’s capital stock and Angi became an independent, public company. In addition, on March 31, 2025, Angi is no longer considered a related party. The agreements between IAC and Angi that were put in place in connection with the Combination survive the Distribution in accordance with their terms, with certain exceptions.
The services agreement governed services that IAC provided to Angi through the Distribution. In connection with the Distribution, Angi and IAC updated the schedule of services provided under the services agreement to reflect the provision of certain services requested by Angi through the earlier of March 31, 2026, or such time as Angi may notify IAC that it no longer requires such services, on terms consistent with the services agreement, including Angi’s continued participation in IAC’s U.S. health and welfare plans, 401(k) plan and flexible benefits plan until January 1, 2026.
Pursuant to the employee matters agreement, in the event of a distribution of Angi capital stock to IAC stockholders in a transaction intended to qualify as tax-free for U.S. federal income tax purposes, the Compensation and Human Capital Committee of the IAC Board of Directors has the exclusive authority to determine the treatment of outstanding IAC equity awards. Following the Distribution, solely for purposes of determining the expiration of options with respect to shares of common stock of one company held by employees of the other company, IAC and Angi employees will be deemed employed by both companies for so long as they continue to be employed by whichever of the companies employs them immediately following the Distribution. While the employee matters agreement will remain in place following the completion of the Distribution, Angi’s continued participation in IAC’s U.S. health and welfare plans, 401(k) plan and flexible benefits plan will no longer be covered by the employee matters agreement upon effectiveness of the Distribution and will instead be covered under the services agreement as described above.
In connection with the Distribution, IAC and Angi terminated a sub-lease arrangement wherein IAC subleased certain office space to Angi and upon completion of the Distribution, the investor rights agreement terminated in accordance with its terms.
IAC and Vimeo
In connection with the spin-off of Vimeo from IAC, the parties entered in several agreements to govern their relationship following the completion of the transaction, certain of which remain in effect and are as follows: a separation agreement; a tax matters agreement and an employee matters agreement. Following the completion of the transaction, Vimeo and IAC entered into certain commercial agreements, including lease agreements. The Company and Vimeo are related parties because Mr. Diller is the beneficial owner of more than ten percent of the voting interests in both IAC and Vimeo.
The Company charged Vimeo rent pursuant to lease agreements of $3.5 million for both the years ended December 31, 2024 and 2023, and $4.6 million for the year ended December 31, 2022. At December 31, 2024 and 2023, the Company had non-current rent receivable amounts of $0.4 million and $0.3 million, respectively, due from Vimeo pursuant to the lease agreements. These amounts are included in “Non-current assets of discontinued operations” in the balance sheet.
IAC and Expedia Group
At December 31, 2024, the Company and Expedia Group each have a 50% ownership interest in two aircraft that may be used by both companies. In the fourth quarter of 2022, the Company and Expedia Group sold a corporate aircraft that was jointly owned for total proceeds of $19.0 million (sales price net of related costs), with each company receiving 50% of the proceeds. Members of the aircraft flight crews are employed by an entity in which the Company and Expedia Group each have a 50% ownership interest. The Company and Expedia Group have agreed to share costs relating to flight crew compensation and benefits pro-rata according to each company’s respective usage of the aircraft, for which they are separately billed by the entity described above. The Company and Expedia are related parties because Mr. Diller serves as Chairman and Senior Executive of both IAC and Expedia Group. For each of the years in the three-year period ended December 31, 2024, the payments made to this entity by the Company were not material.
Expedia Group may also use certain aircraft owned 100% by a subsidiary of the Company on a cost basis. For the years ended December 31, 2024, 2023 and 2022, the payments made by Expedia Group to the Company pursuant to this arrangement were not material.
During the second quarter of 2024, the Company and Expedia Group entered into a five-year lease agreement, commencing October 2024, for Expedia Group to occupy office space in the Company’s New York City headquarters building. The total payments pursuant to this lease agreement are not material.

IAC INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 17—DOTDASH MEREDITH RESTRUCTURING CHARGES, TRANSACTION-RELATED EXPENSES AND CHANGE-IN-CONTROL PAYMENTS
Restructuring Charges
During 2022, Dotdash Meredith management committed to several actions to improve efficiencies and better align its cost structure following the acquisition of Meredith on December 1, 2021, which included: (i) the discontinuation of certain print publications and the shutdown of PeopleTV, for which the related expense was primarily reflected in the first quarter of 2022, (ii) a voluntary retirement program, for which the related expense was primarily reflected in the first half of 2022, (iii) the consolidation of certain leased office space, for which the related expense was reflected in the third quarter of 2022 and (iv) a reduction in force plan, which was announced in the first quarter of 2022. These actions resulted in $80.2 million of restructuring charges incurred for the year ended December 31, 2022. During 2024 and 2023, Dotdash Meredith recorded adjustments related to certain of these restructurings and no liability remains as of December 31, 2024.
A summary of the charges incurred, reversals of initial costs, payments and related accruals is presented below. As of December 31, 2024, there are no expected remaining costs associated with the 2022 restructuring events.

		Year Ended December 31, 2024
	Accrued December 31, 2023	Charges Incurred	Reversal of Initial Cost	Payments	Accrued December 31, 2024	Cumulative Charges Incurred
	(In thousands)
Digital	$473	$—	$(223)	$(250)	$—	$38,546
Print	1,119	94	(108)	(1,105)	—	33,398
Other(a)	298	36	—	(334)	—	7,568
Total	$1,890	$130	$(331)	$(1,689)	$—	$79,512
_____________________
(a)    Other comprises unallocated corporate expenses, which are corporate overhead expenses not attributable to the Digital or Print segments.

		Year Ended December 31, 2023
	Accrued December 31, 2022	Charges Incurred	Reversal of Initial Cost	Payments	Accrued December 31, 2023
		(In thousands)
Digital	$10,950	$1,371	$(1,827)	$(10,021)	$473
Print	12,055	1,625	(1,645)	(10,916)	1,119
Other(a)	4,389	678	(727)	(4,042)	298
Total	$27,394	$3,674	$(4,199)	$(24,979)	$1,890

IAC INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The costs are allocated as follows in the statement of operations:

	Year Ended December 31,
	2024	2023	2022
	(In thousands)
Cost of revenue	$(205)	$744	$24,527
Selling and marketing expense	(116)	(1,300)	17,174
General and administrative expense(b)	126	(282)	28,096
Product development expense	(6)	313	3,435
Depreciation(c)	—	—	7,006
Total	$(201)	$(525)	$80,238
_____________________
(b)    Includes impairment charge of $14.3 million of an ROU asset for the year ended December 31, 2022. See “Note 2—Summary of Significant Accounting Policies” for additional information on the impairment charges.

(c)    Includes impairment charge of $7.0 million of leasehold improvements and furniture and equipment for the year ended December 31, 2022. See “Note 2—Summary of Significant Accounting Policies” for additional information on the impairment charges.
Transaction-Related Expenses
For the year ended December 31, 2022, Dotdash Meredith incurred $7.1 million of transaction-related expenses related to the 2021 acquisition of Meredith, other than costs related to change-in-control payments.
Change-in-Control Payments
During 2022, Dotdash Meredith made the final $87.4 million in change-in-control payments, which were triggered by the acquisition and the terms of certain former executives’ contracts. These payments included amounts accrued in December 2021, as well as amounts previously accrued that became payable following the change-in-control.

IAC INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 18—DISCONTINUED OPERATIONS

On March 31, 2025, IAC completed the Distribution. Angi, which includes Roofing, is presented as discontinued operations within IAC’s consolidated financial statements for all periods prior to the Distribution.
The components of assets and liabilities of discontinued operations in the consolidated balance sheet at December 31, 2024 and 2023 consisted of the following:

	December 31,
	2024	2023
	(In thousands)
Current assets
Cash and cash equivalents	$416,434	$364,044
Accounts receivable, net	36,670	51,100
Other current assets	41,968	70,971
Total current assets of discontinued operations	$495,072	$486,115

Non-current assets
Capitalized software, leasehold improvements and equipment, net	$79,564	$109,527
Goodwill	883,776	886,383
Intangible assets, net	167,662	170,773
Deferred income taxes	169,616	130,944
Other non-current assets	35,911	53,842
Total non-current assets of discontinued operations	$1,336,529	$1,351,469

Current liabilities
Accounts payable, trade	$18,319	$29,467
Deferred revenue	42,008	49,859
Accrued expenses and other current liabilities	171,334	177,601
Total current liabilities of discontinued operations	$231,661	$256,927

Non-current liabilities
Long-term debt, net	$496,840	$496,047
Deferred income taxes	1,500	2,739
Other non-current liabilities	37,917	54,264
Total non-current liabilities of discontinued operations	$536,257	$553,050

IAC INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The components of earnings (loss) from discontinued operations, net of tax for the years ended December 31, 2024, 2023 and 2022 in the consolidated statement of operations consisted of the following:

	Year Ended December 31,
	2024	2023	2022
	(In thousands)
Revenue	$1,185,112	$1,445,832	$1,891,459
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	57,578	124,023	438,060
Selling and marketing expense	600,507	772,904	906,718
General and administrative expense	318,567	373,225	473,779
Product development expense	95,360	96,543	73,821
Depreciation	86,052	94,159	78,270
Amortization of intangibles	2,600	7,958	14,441
Goodwill impairment	—	—	26,005
Total operating costs and expenses	1,160,664	1,468,812	2,011,094
Operating income (loss) from discontinued operations	24,448	(22,980)	(119,635)
Interest expense	(20,169)	(20,137)	(20,107)
Other income, net	18,361	17,223	1,178
Earnings (loss) from discontinued operations before tax	22,640	(25,894)	(138,564)
Income tax benefit (provision)(a)	17,198	(10,656)	22,518
Earnings (loss) from discontinued operations, net of tax	$39,838	$(36,550)	$(116,046)
    _____________________
(a)    The year ended December 31, 2022 includes a $2.7 million income tax benefit to reflect the allocation of certain federal and state net operating losses to Vimeo, Inc. (“Vimeo”) based on the filing of the Company’s 2021 tax returns following the spin-off of IAC’s full stake in Vimeo to IAC shareholders on May 25, 2021.

IAC INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 19—SUBSEQUENT EVENT
As described in the IAC Restricted Common Stock section of “Note 10—Stock-Based Compensation,” on January 13, 2025, the Company and Mr. Levin entered the Agreement pursuant to which the Employment Agreement and the Amended and Restated RSA Agreement were terminated, except as provided in Section 6 of the RSA Agreement. See “Note 10—Stock-Based Compensation” for a discussion of the impact the Agreement has on stock-based compensation expense.
Pursuant to the Agreement, Mr. Levin will continue to serve as IAC’s CEO until the earlier of the completion of the spin-off of Angi or May 31, 2025. Mr. Levin received additional separation benefits pursuant to the Agreement totaling $18.0 million payable over six years for advisory services. The Company will record an estimated $14.5 million of expense, which reflects a discount of $3.5 million given the amount is payable over six years. The cash payable to Mr. Levin, will be expensed over the period from January 13, 2025 to the date of the completion of the Distribution or May 31, 2025, whichever is earlier.

Schedule II
IAC INC. AND SUBSIDIARIES
VALUATION AND QUALIFYING ACCOUNTS

Description	Balance at Beginning of Period	Charges to Earnings		Charges to Other Accounts		Deductions		Balance at End of Period
	(In thousands)
2024
Allowance for credit losses	$7,695	$4,688	(a)	$158		$(5,132)	(b)	$7,409
Deferred tax valuation allowance	$61,569	$1,292	(c)	$(232)	(d)	$—		$62,629
Other reserves	$971							$867
2023
Allowance for credit losses	$7,811	$5,699	(a)	$3		$(5,818)	(b)	$7,695
Deferred tax valuation allowance	$62,955	$(3,005)	(e)	$1,619	(d)	$—		$61,569
Other reserves	$1,188							$971
2022
Allowance for credit losses	$2,985	$8,402	(a)	$—		$(3,576)	(b)	$7,811
Deferred tax valuation allowance	$46,069	$(2,527)	(f)	$19,413	(g)	$—		$62,955
Other reserves	$1,753							$1,188
_________________________________________________________
(a)     Additions to the allowance for credit losses are charged to expense.
(b)    Amount is primarily write-offs of fully reserved accounts receivable, net of recoveries.
(c)    Amount is primarily due to an increase in state and federal net operating losses (“NOLs”), partially offset by a net decrease in unbenefited capital losses.
(d)    Amount primarily relates to currency translation adjustments on foreign NOLs.
(e)    Amount is primarily due to expiring foreign tax credits, a decrease in foreign NOLs and a net decrease in unbenefited capital losses, partially offset by an increase in federal NOLs.
(f)    Amount primarily relates to a decrease in federal NOLs, partially offset by a net increase in unbenefited capital losses.
(g)     Amount primarily relates to a change in judgement on the realizability of foreign NOLs related to Meredith, acquired by Dotdash on December 1, 2021, partially offset by currency translation adjustments on foreign NOLs.